THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.
This document should be read in conjunction with the accompanying Acceptance Forms, which form part of this document.
If you have sold or otherwise transferred all of your CAT Shares or CAT ADSs (other than pursuant to the Offer), please send this document, together with the accompanying documents and the reply-paid envelope as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. If you have sold or otherwise transferred only part of your holding of CAT Shares or CAT ADSs, you should retain these documents. However, the foregoing documents must not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction.
This document has not been approved, disapproved or otherwise recommended by any US federal or state securities commission, including the SEC, nor have any such authorities confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Recommended Cash Offer
by
AstraZeneca UK Limited
for
Cambridge Antibody Technology Group plc

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF CAT, WHICH IS SET OUT IN PART I OF THIS DOCUMENT, WHICH CONTAINS THE RECOMMENDATION OF THE CAT DIRECTORS TO ACCEPT THE OFFER.
TO ACCEPT THE OFFER IN RESPECT OF CERTIFICATED CAT SHARES, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY LLOYDS TSB REGISTRARS NOT LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 21 JUNE 2006. ACCEPTANCES IN RESPECT OF UNCERTIFICATED CAT SHARES SHOULD BE MADE ELECTRONICALLY THROUGH CREST SO THAT THE TTE INSTRUCTION SETTLES NOT LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME) ON 21 JUNE 2006. IF YOU ARE A CREST SPONSORED MEMBER YOU SHOULD REFER TO YOUR CREST SPONSOR AS ONLY YOUR CREST SPONSOR WILL BE ABLE TO SEND THE NECESSARY TTE INSTRUCTION TO CRESTCO.
TO ACCEPT THE OFFER IN RESPECT OF CAT ADSs, THE LETTER OF TRANSMITTAL SHOULD BE COMPLETED, SIGNED AND RETURNED.
THE PROCEDURE FOR ACCEPTING THE OFFER IS SET OUT IN PARAGRAPH 17 OF THE LETTER FROM ASTRAZENECA SET OUT IN PART II OF THIS DOCUMENT AND IN THE ACCEPTANCE FORMS.
Goldman Sachs International, which is authorised and regulated by the Financial Securities Authority, is acting for AstraZeneca and no one else in connection with the Offer and will not be responsible to anyone other than AstraZeneca for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Offer or the contents of this document.
Deutsche Bank, which is authorised by Bundesantalt für Finanzdienstleistungsaufsicht (BaFin) and by the Financial Services Authority for the conduct of UK business, is acting for AstraZeneca and no one else in connection with the Offer and will not be responsible to any other person for providing the protections afforded to customers of Deutsche Bank, or for providing advice in relation to the Offer or any other matters referred to in this document.
Morgan Stanley is acting as financial adviser to CAT and no one else in connection with the Offer and will not be responsible to anyone other than CAT for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Offer or the contents of this document.
Unless otherwise determined by AstraZeneca and permitted by applicable law and regulation, subject to certain exemptions, the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and the Form of Acceptance and any other accompanying document must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction and persons receiving this document, the Form of Acceptance and any other accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.
The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States or any other Loan Note Restricted Jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of any other Loan Note Restricted Jurisdiction.
Any person (including nominees, trustees and custodians) who would, or otherwise intends to, or may have a legal or contractual obligation to, forward this document and/or any related document to any jurisdiction outside the United Kingdom or the United States, should read paragraph 5 of Part B and paragraph 3 of Part C of Appendix I to this document before taking any action.
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of CAT, all “dealings” in any “relevant securities” of CAT (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of CAT, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of CAT by AstraZeneca or CAT, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129; fax +44 (0) 20 7236 7013.

Offer into the United States
If you are a resident of the United States, please read the following:
The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared in accordance with a UK format and style, which differs from the US format and style. In particular, the appendices to this document contain information concerning the Offer required by UK and US disclosure requirements which may be material and which has not been summarised elsewhere in this document. The financial information relating to AstraZeneca PLC referred to in this document has been extracted from the audited consolidated financial statements of AstraZeneca PLC for the financial year ended 31 December 2005 and the unaudited interim financial statements of AstraZeneca PLC for the 3 months ended 31 March 2006, which have been prepared in accordance with IFRS, and the financial information of AstraZeneca referred to in this document has been extracted from the audited financial statements of AstraZeneca for the financial years ended 31 December 2003 and 2004, which have been prepared in accordance with Generally Accepted Accounting Principles in the United Kingdom. In addition, the financial information relating to CAT has been extracted from the relevant audited consolidated financial statements of CAT for the financial years ended 30 September 2003, 2004 and 2005, which have been prepared in accordance with the Generally Accepted Accounting Principles in the United Kingdom and from the unaudited interim financial statements for the 6 months ended 31 March 2006, which have been prepared in accordance with IFRS. Even though they may contain a reconciliation of certain line items to Generally Accepted Accounting Principles in the United States, neither the financial information or statements may be wholly comparable to financial information or statements of US companies or companies whose financial statements are solely prepared in accordance with Generally Accepted Accounting Principles in the United States. In addition, the settlement procedure with respect to the Offer will comply with the rules of the City Code, which differ from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment of consideration.
AstraZeneca, AstraZeneca PLC and CAT are organised under the laws of England and Wales. Some or all of the officers and directors of AstraZeneca, AstraZeneca PLC and CAT, respectively, are residents of countries other than the United States. In addition, a substantial majority of the assets of the AstraZeneca Group and nearly all the assets of CAT are located outside the United States. As a result, it may be difficult for US shareholders of CAT to effect service of process within the United States upon AstraZeneca, AstraZeneca PLC or CAT or their respective officers or directors or to enforce against them a judgement of a US court predicated upon the federal or state securities laws of the United States.
As part of the Offer, CAT Shareholders who are eligible to do so may elect for the Loan Note Alternative. The effect of electing for the Loan Note Alternative should be to allow eligible CAT Shareholders resident in the United Kingdom to defer any taxable gain arising on a disposal of their CAT Shares until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to CAT Shareholders who are US persons or are located in the United States. The Loan Note Alternative is also not available to holders of CAT ADSs.
In accordance with the City Code, normal UK practice and Rule 14e-5 under the Exchange Act, Goldman Sachs International, Deutsche Bank, Morgan Stanley and/or their respective affiliates will continue to act as connected exempt market makers or connected exempt principal traders in CAT Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to a Regulatory Information Service of the UK Listing Authority. This information will also be made available to US holders of CAT Shares and CAT ADSs, if they contact Georgeson Shareholder Communications Ltd. on the Helpline.
In addition, in accordance with normal UK practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, AstraZeneca and its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, CAT Shares outside the United States during the period in which the Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code, the rules of the UKLA and the rules of the London Stock Exchange. This information will be disclosed in the United States through amendments to AstraZeneca’s Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the City Code. Free copies of the Tender Offer Statement are available on the SEC’s website at http://www.sec.gov. The Offer Document will also be available on AstraZeneca PLC’s website at http://www.astrazeneca.com.
This document includes “forward-looking statements” relating to the Offer, AstraZeneca, AstraZeneca PLC and CAT that are subject to risks and uncertainties. Forward-looking statements have been identified by using the words “anticipates”, “believes”, “expects”, “intends” and similar expressions in such statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those contained in forward-looking statements, certain of which are beyond AstraZeneca and AstraZeneca PLC’s control, include, amongst other things: difficulties in integrating CAT, unexpected and greater costs arising out of the offer for CAT or the integration of AstraZeneca and CAT, including the inability to realise anticipated synergies; regulatory conditions being imposed on the acquisition of CAT; the loss or expiration of patents, marketing exclusivity or trade marks by either AstraZeneca or CAT; exchange rate fluctuations; the risk that R&D will not yield new products that achieve commercial success; the impact of competition, price controls and price reductions; taxation risks; the risk of substantial product liability claims; the impact of any failure by third parties to supply materials or services; the risk of delay to new product launches; the difficulties of obtaining and maintaining governmental approvals for products; the risk of failure to observe ongoing regulatory oversight; the risk that new products do not perform as we expect; and the risk of environmental liabilities. For further discussion of factors that could cause actual results to differ from expectations, you should read AstraZeneca PLC’s and CAT’s respective filings and submissions to the SEC, including their most recent respective UK Annual Report and US Annual Report on Form 20-F and other materials furnished to the SEC under Form 6-K.
All subsequent written and oral forward-looking statements attributable to AstraZeneca and AstraZeneca PLC or CAT or persons acting on either of their behalf’s are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this document. None of AstraZeneca, AstraZeneca PLC or CAT intend, or undertake any obligation, to update these forward-looking statements.
This document includes convenience translations of the consideration to be paid by AstraZeneca from pounds sterling or pence into US dollars. All such amounts have been translated at the exchange rate of £1.00 : $1.8911, the buying rate for pounds sterling in New York certified by the New York Federal Reserve Bank for customs purposes on 12 May 2006, the last business day prior to the Announcement. Any US dollar amounts actually paid to holders of CAT ADSs will be determined by the Tender Agent after it converts the pounds sterling proceeds it receives from AstraZeneca into US dollars at the exchange rate obtainable on the spot market in London (net of withholding taxes, if any) on the date such proceeds are received by the Tender Agent from AstraZeneca. CAT Shareholders in the United States shall receive all payments in pounds sterling.
Goldman, Sachs & Co. is acting as dealer manager of the Offer in the United States.

i

TO ACCEPT THE OFFER

1.	If you hold your CAT Shares, or any of them, in certificated form (that is, not in CREST), to accept the Offer in respect of those CAT Shares (and if relevant, to elect for the Loan Note Alternative) complete the Form of Acceptance in accordance with the instructions printed on it and paragraphs 17.1(a) to (e) of the letter from AstraZeneca set out in Part II of this document (see pages 23 to 24) and return the completed Form of Acceptance (together with your share certificate(s) and any other documents of title) by post or by hand (during normal business hours) to Lloyds TSB Registrars at The Causeway, Worthing, West Sussex BN99 6DA or by hand only to Lloyds TSB Registrars at Princess House, 1 Suffolk Lane, London EC4R 0AX as soon as possible and, in any event, so as to be received by Lloyds TSB Registrars not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006.

2.	If you hold your CAT Shares, or any of them, in uncertificated form (that is, in CREST), to accept the Offer in respect of those CAT Shares (and, if relevant, to elect for the Loan Note Alternative) you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006. Further details on the procedures for acceptance of the Offer (and, if relevant, electing for the Loan Note Alternative) if you hold any of your CAT Shares in uncertificated form are set out in paragraph 17.2 of the letter from AstraZeneca in Part II of this document and Parts B and D of Appendix I to this document. If you hold your CAT Shares as a CREST-sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instruction(s) to CRESTCo.

3.	If you hold CAT ADSs, you should complete the Letter of Transmittal in accordance with paragraph 17.3 of the letter from AstraZeneca and return as soon as possible the completed Letter of Transmittal (along with any appropriate documents of title, such as your CAT ADRs) to the Tender Agent, using the enclosed envelope.
SHAREHOLDER HELPLINE
You are advised to read this document carefully.
In the United Kingdom or elsewhere outside the United States: Any questions relating to this document or the completion and return of the Form of Acceptance, please telephone Lloyds TSB Registrars, the receiving agent to the Offer, on 0870 609 2158 (or +44 1903 276 342 if telephoning from outside the UK) between 8:30 am and 5:30 pm Monday to Friday (excluding UK public holidays).
In the United States: Any questions relating to this document or the completion and return of the Letter of Transmittal, please telephone: 1-212-440-9800, if you are a bank or a broker, or 1-866-767-8962 otherwise.
For legal reasons, the Shareholder Helpline will only be able to provide information contained in this document and the Form(s) of Acceptance and will be unable to give advice on the merits of the Offer or to provide financial advice.
Acceptances of the Offer must be received by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006.

ii

Frequently Asked Questions
The following are some of the questions you, as a CAT Shareholder and/or holder of CAT ADSs, may have and the answers to those questions. You are advised to read carefully the remainder of this document and the accompanying Form of Acceptance (in relation to CAT Shares in certificated form) or Letter of Transmittal (in relation to CAT ADSs).

1	Who is offering to buy my shares?
The Offer is being made by AstraZeneca, a private company organised under the laws of England and Wales and a wholly-owned subsidiary of AstraZeneca PLC, a public company also organised under the laws of England and Wales.
AstraZeneca is engaged in the research, development, manufacture and marketing of prescription pharmaceuticals, focusing on gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection therapy areas. AstraZeneca is the principal UK trading entity in the AstraZeneca Group.
For the financial year ended 31 December 2004 AstraZeneca had turnover of approximately £3.3 billion (2003: £2.4 billion), profit before tax of approximately £0.7 billion (2003: £0.2 billion) and net assets of approximately £5.2 billion. These figures were prepared in accordance with Generally Accepted Accounting Principles in the United Kingdom.
AstraZeneca PLC is a major international healthcare business and is one of the world’s leading pharmaceutical companies with a market capitalisation of approximately £44 billion. For the financial year ended 31 December 2005 AstraZeneca PLC had revenues on a consolidated basis of approximately $23.95 billion (2004: $21.43 billion), profit before tax of approximately $6.67 billion (2004: $4.84 billion) and net assets of approximately $13.69 billion. AstraZeneca PLC is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index.
AstraZeneca PLC’s ordinary shares and ADSs are registered with the SEC pursuant to Section 12(b) under the Exchange Act. AstraZeneca PLC’s ordinary shares are admitted to the Official List and traded on the London Stock Exchange, which is the principal trading market for AstraZeneca PLC ordinary shares. AstraZeneca PLC’s ordinary shares also trade on the Stockholm Stock Exchange. AstraZeneca PLC’s ADSs, which are represented by ADRs, are quoted on The New York Stock Exchange (symbol: AZN).
AstraZeneca is also CAT’s single largest shareholder, holding approximately 10.2 million CAT Shares (or approximately 19.2 per cent. of CAT’s issued share capital) and may be considered to be an “affiliate” (as defined under Rule 13e-3(a)(1) under the Exchange Act) of CAT. As a result, the Offer is being treated as a “going-private” transaction under the US federal securities laws.

2	What are the classes and amounts of CAT Securities sought in the Offer?
AstraZeneca is seeking to acquire all of the issued and to be issued CAT Securities other than CAT Shares already held by AstraZeneca, comprised of CAT Shares listed on the London Stock Exchange and CAT ADSs quoted on NASDAQ.

3	What would I receive in exchange for my CAT Securities?
AstraZeneca is offering to pay:
for each CAT Share, 1,320 pence in cash
for each CAT ADS, 1,320 pence in cash (equivalent to US$24.96 based on the exchange rate as at 12 May 2006, the last business day prior to the Announcement).
See question 16 for more details.

4	How do I accept the Offer?
If you hold your CAT Shares in certificated form (that is, not in CREST), complete the Form of Acceptance in accordance with the instructions printed on it and paragraphs 17.1(a) to (e) of the letter from AstraZeneca set out in Part II of this document (see pages 23 to 24) and return the completed Form of Acceptance (together with your share certificate(s) and any other documents of title) by post or by hand (during normal business hours) to Lloyds TSB Registrars at The Causeway, Worthing, West Sussex, BN99 6DA or by hand only to Lloyds TSB Registrars at Princess House, 1 Suffolk Lane, London EC4R 0AX

as soon as possible and, in any event, so as to be received by Lloyds TSB Registrars not later than 3.00 p.m. (London time), 10.00 am (New York City time) on 21 June 2006.
If you hold your CAT Shares through CREST please refer to paragraph 17.2 on pages 24-25 of the letter from AstraZeneca.
If you are a holder of CAT ADSs, to accept the Offer, you must deliver your CAT ADRs evidencing your CAT ADSs, together with a completed Letter of Transmittal, to the Tender Agent not later than the time and date on which the Offer expires (see question 8 below).
If your CAT ADSs are held in a “street name” in the United States, your nominee can, upon instruction from you, tender them through the applicable book entry transfer system. In addition, in the case of CAT ADSs, if you cannot obtain any document or instrument that is required to be delivered by the expiration of the Offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 17.3 of the letter from AstraZeneca and paragraph 18 of Part C of Appendix I to this document.

5	How does the Offer compare with recent prices of CAT Shares and CAT ADSs?
The Offer for CAT Shares represents a premium of:

•	66.9 per cent. to the Closing Price of 791 pence per CAT Share on the London Stock Exchange and 68.2 per cent. to the closing price of CAT ADSs on NASDAQ of US$14.84 per CAT ADS, in each case on 12 May 2006, (being the last business day prior to the date of the Announcement); and

•	88.0 per cent. to the average price of 702 pence per CAT Share on the London Stock Exchange and 98.7 per cent. to the average price of US$12.56 per CAT ADS on NASDAQ during the last 12 months prior to 12 May 2006.
See paragraph 3 of Appendix V to this document for the variation in the prices of CAT Shares and CAT ADSs over the six months prior to the date of this document.

6	Do the CAT Directors support the Offer?
Yes. The CAT Directors, who have been so advised by Morgan Stanley, consider the terms of the Offer to be fair and reasonable. In providing advice to the CAT Directors, Morgan Stanley has taken into account the commercial assessments of the CAT Directors.
The CAT Directors are unanimously recommending that holders of CAT Securities accept the Offer, as they have undertaken to do in respect of 190,569 CAT Shares held by them.
For additional information about the factors that CAT’s Board considered to make the determination to recommend unanimously the Offer and why they consider the Offer to be fair, you should read paragraph 3 of Part III — “Special Factors” of this document.

7	Does AstraZeneca have the financial resources to make payment?
Yes. The Offer will be financed from AstraZeneca’s cash resources. The Offer is not conditional upon any financing arrangements. As a result, AstraZeneca’s financial statements are not considered to be material to your decision about whether or not to tender your CAT Securities and, therefore, have not been included herein. See paragraph 8 of Appendix V to this document.

8	How long do I have to accept the Offer?
You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006, to accept the Offer or withdraw your acceptance, unless the Initial Offer Period is extended. If you are a holder of CAT ADSs and you cannot deliver everything that is required in order to make a valid tender of CAT ADSs by that time, you may be able to use a Guaranteed Delivery Procedure, which is described later in this document. See paragraph 17.3 of the letter from AstraZeneca and paragraph 18 of Part C of Appendix I to this document.
You may also accept the Offer during the Subsequent Offer Period, which will commence immediately upon the close of the Initial Offer Period. However, during the Subsequent Offer Period, you will not be able to withdraw your CAT Securities tendered except in the limited circumstances described in paragraph 3 of Part B of Appendix I. The Subsequent Offer Period, once commenced, will remain open for at least

14 days, but it may be extended beyond that time by AstraZeneca until a further specified date, not beyond three months from the date the Offer is declared unconditional.

9	Until what date and time can I withdraw my acceptance?
The Initial Offer Period for acceptances and withdrawals is the period from the date of this document until the time and date (not being before 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 June 2006 and not, except with the consent of the Panel, being after 1.00 p.m. (London time), 8.00 a.m. (New York City time), on 22 July 2006) on which all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses.
AstraZeneca will commence a Subsequent Offer Period (within the meaning of Rule 14d-11 under the Exchange Act) after the close of the Initial Offer Period and, unless the Offer has lapsed, the Subsequent Offer Period will start as soon as the Initial Offer Period terminates.
You can withdraw your acceptance during the Initial Offer Period but not during any Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I.

10	Can the Offer be extended and under what circumstances?
If all of the Conditions have not been either satisfied, fulfilled or, to the extent permitted, waived by AstraZeneca by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006, AstraZeneca may choose, but shall not be obliged, to extend the Initial Offer Period. AstraZeneca may also be required to extend the Initial Offer Period under applicable UK and US securities laws if it changes the Offer in any material respect. The Initial Offer Period for acceptances and withdrawals cannot be extended beyond 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 22 July 2006 without the consent of the Panel.
Once all the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived by AstraZeneca, it will close the Initial Offer Period and will commence a Subsequent Offer Period of at least 14 days. See paragraph 1 of Part B of Appendix I to this document.

11	How will I be notified if the Offer is extended?
If AstraZeneca extends the Offer, it will make a public announcement of the extension not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the next business day after the date on which the Offer was scheduled to expire. See paragraph 2 of Part B of Appendix I to this document.
Unless the Offer has lapsed, AstraZeneca will also announce by not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the business day following the end of the Initial Offer Period if the Offer has become or is being declared unconditional and if so, there will be a Subsequent Offer Period. The Subsequent Offer Period will remain open for at least 14 days but AstraZeneca may extend it beyond that time until a further specified date, but will not extend beyond three months from the date the Offer is declared unconditional in all respects.

12	What are the most significant conditions to the Offer?
There are two material conditions to the Offer:

•	unless it has received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the CAT Shares (including CAT Shares represented by CAT ADSs) to which the Offer relates, AstraZeneca is not obliged to purchase any CAT Shares and/or CAT ADSs. This percentage may be reduced at the discretion of AstraZeneca, subject to certain limits. At least five US business days prior to any reduction, AstraZeneca will announce that it may do this by public announcement including an advertisement in a newspaper with general circulation in the United States; and

•	the Offer will be subject to a condition of receipt of favourable responses from the OFT and, if relevant, the European Commission. In addition, the Offer will also lapse if, before it is declared unconditional, the OFT has referred the Offer to the UK Competition Commission or the European Commission has initiated proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 (i.e., the European Commission has commenced a review of the Offer).
See Part A of Appendix I to this document.

13	How do I withdraw my acceptance?
To withdraw an acceptance in relation to the Offer for CAT Shares or CAT ADSs, you must deliver a written notice of withdrawal with the required information to Lloyds TSB Registrars or the Tender Agent, as applicable, while you still have the right to withdraw your acceptance in respect of the CAT Shares or CAT ADSs. However, after the expiration of the Initial Offer Period and during the Subsequent Offer Period, you will not have withdrawal rights except in certain limited circumstances. See paragraph 3 of Part B of Appendix I to this document.

14	What will happen to CAT if the Offer is successful and will the Offer be followed by compulsory acquisition?
If the Offer becomes or is declared unconditional, and sufficient acceptances under the Offer are received, AstraZeneca intends to procure that CAT make applications to cancel the listing of CAT Shares from the Official List and to cancel admission to trading in CAT Shares on the London Stock Exchange’s market for listed securities. AstraZeneca also intends to procure that CAT apply for de-listing of the CAT ADSs from NASDAQ. Such de-listings would significantly reduce the liquidity and marketability of any CAT Shares or CAT ADSs not assented to the Offer at that time. AstraZeneca may also request that CAT terminate the existing deposit agreement through which the ADS programme is operated. In addition, if the number of holders of CAT Securities in the United States falls below 300 (calculated in accordance with Rule 12g3-2(a) under the Exchange Act), AstraZeneca intends to procure that CAT file a Form 15 with the SEC to request that its registration under the Exchange Act is terminated or suspended.
If AstraZeneca receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of CAT Shares to which the Offer relates, AstraZeneca intends to exercise its rights pursuant to the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted on the same terms as the Offer.
It is anticipated that cancellation of listing on the Official List and admission to trading on the London Stock Exchange will take effect no earlier than 20 business days after either (i) the date on which AstraZeneca has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire issued share capital carrying 75 per cent. of the voting rights of CAT or (ii) the first date of issue of compulsory acquisition notices under Schedule 2 of the Interim Regulations. AstraZeneca will notify CAT Shareholders when the required 75 per cent. has been attained (or the compulsory acquisition notices have been served) and confirm that the notice period has commenced and the anticipated date of cancellation.
It is also intended that, following the Offer becoming or being declared unconditional, CAT will be re-registered as a private company under the relevant provisions of the Companies Act.

15	If I decide not to accept, how will the Offer affect my securities?
In the event that the minimum acceptance condition (discussed above) is not satisfied or waived, AstraZeneca is not obligated to purchase any of the CAT Securities tendered. In such an instance, CAT will remain an independent company with its existing market listing and quotation and you will retain the same rights as a shareholder or ADS holder as you currently have.
If the Offer becomes or is declared unconditional by AstraZeneca, and sufficient acceptances under the Offer are received, but there are not sufficient acceptances to invoke the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted, you are likely to be a minority shareholder in CAT with a limited (if any) ability to influence the decision on any matters that are subject to shareholder approval, including the appointment of directors, the acquisition or disposition of substantial assets, the issuance of ordinary shares or other equity securities and the payment of dividends on the CAT Securities.
As noted above, in the circumstances where it is able to do so, AstraZeneca intends to procure that the CAT Shares are delisted from the London Stock Exchange and the CAT ADSs are de-listed from NASDAQ. Such de-listings would significantly reduce the liquidity and marketability of any CAT Shares or CAT ADSs not assented to the Offer at that time. AstraZeneca may also request that CAT terminate the existing deposit agreement through which the ADS programme is operated. In addition, should the relevant thresholds be met, AstraZeneca intends to procure that CAT file a Form 15 with the SEC to request that its registration under the Exchange Act is terminated or suspended.

As a result of the foregoing, in the event that you are a minority Shareholder in CAT, it is likely that you will be unable to realise significant proceeds from the sale, transfer or other disposition of your CAT Securities.
However, under English law, CAT Shareholders retain certain procedural protections in the event that AstraZeneca acquires 90 per cent. of the total outstanding CAT Shares in issue. In particular, under certain circumstances, the minority CAT shareholders may require AstraZeneca to acquire their CAT Shares following the close of the Offer, and upon such acquisition or upon compulsory acquisition by AstraZeneca, such minority CAT shareholders may request an English court to require AstraZeneca to acquire their CAT Shares on terms different to those of the Offer; however, the court will not require AstraZeneca to pay consideration of a higher value than that available under the Offer, unless the CAT Shareholder can show that the consideration available under the Offer would be unfair.
In the context of the Offer, there are no appraisal rights available under the US federal securities law or state law since CAT is not incorporated in any state of the United States.
16  Can I choose the currency of the cash that I receive?
If you accept the Offer for CAT Shares, you will receive the price for your shares in pounds sterling.
If you accept the Offer for CAT ADSs, you will receive the price for your ADSs in US dollars unless you specifically elect to receive it in pounds sterling.
If you are to receive US dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the Offer will be converted by the Tender Agent, net of fees and expenses, into US dollars at the exchange rate obtainable on the spot market in London on the date the cash consideration is received by the Tender Agent for delivery in respect of your CAT ADSs.
See paragraph 19 of the letter from AstraZeneca and paragraph 18 of Part C of Appendix I to this document.
17  Will I have to pay any fees or commissions?
If you are the registered owner of your CAT Shares and/or CAT ADSs and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your CAT Shares and/or CAT ADSs through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
18  Will I be taxed on the cash that I receive?
For UK tax purposes, a UK resident holder of CAT Securities who accepts the Offer and elects for the cash consideration will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional.
For US federal income tax purposes, a US holder of CAT Securities will generally recognise a capital gain or loss on the exchange of CAT Shares or CAT ADSs in an amount equal to the difference between the US holder’s of CAT Securities tax basis in its CAT Shares or CAT ADSs and the offer consideration valued in US dollars. A US holder of CAT Securities may also recognise an exchange gain or loss due to currency fluctuations.
Further information regarding the application of both UK and US tax laws to holders of CAT Securities who accept the Offer is set out in paragraph 15 of the letter from AstraZeneca.
19  Is there an alternative to cash consideration for my CAT Securities?
As part of the Offer, CAT Shareholders who are eligible to do so may elect to receive some or all of their consideration in Loan Notes. For UK tax purposes, the effect of electing for the Loan Note Alternative should be to allow eligible CAT Shareholders to defer the taxation of any gain arising on a disposal of their CAT Shares until such time as the Loan Notes are redeemed or (where permitted) transferred. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to CAT Shareholders who are US persons or persons resident in any other Loan Note Restricted Jurisdiction. The Loan Note Alternative is also not available to holders of CAT ADSs.

20  Who can answer questions I might have about the Offer?
If you have any questions about procedures for acceptance of the Offer, you should contact the Helpline on one of the following numbers:

•	From the United Kingdom: 0870 609 2158

•	From the United States: Banks and brokers (1-212-440-9800) and all others (1-866-767-8962)

•	From other countries: +44 1903 276 342

Part I
Letter from the Chairman of CAT

Cambridge Antibody Technology
Milstein Building • Granta Park
Cambridge • CB1 6GH • UK

Tel: +44 (0) 1223 471 471
Fax: +44 (0) 1223 471 472
E-mail: info@cambridgeantibody.com
Web: www.cambridgeantibody.com

Directors:	Roles
Dr. Paul Nicholson	Non-Executive Chairman
Peter Chambré	Chief Executive Officer
John Aston	Chief Financial Officer
Diane Mellett	General Counsel
Dr. John Brown	Non-Executive Director
Prof. Christopher Marshall	Non-Executive Director
Dr. Peter Ringrose	Non-Executive Director
Ake Stavling	Non-Executive Director
Dr. John Stocker	Non-Executive Director
23 May 2006
To: holders of CAT Shares and CAT ADSs and, for information only, to participants in the CAT Share Schemes
Dear Shareholder or ADS holder,
RECOMMENDED OFFER BY ASTRAZENECA UK LIMITED (“ASTRAZENECA”) FOR
CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC (“CAT”)
1   Introduction
On 15 May 2006, the Boards of AstraZeneca and CAT announced that they had reached agreement on the terms of a recommended cash offer for the entire issued and to be issued ordinary share capital of CAT, excluding AstraZeneca’s existing shareholding in CAT.
I am now writing to you to explain the background to the Offer and the reasons why the CAT Directors are unanimously recommending that you accept the Offer, as they have undertaken to do in respect of their own beneficial holdings of, in aggregate, 190,569 CAT Shares representing approximately 0.36 per cent. of the existing share capital of CAT.
2   Summary Terms of the Offer
Under the Offer, which is on the terms and subject to the conditions set out in this document and in the Acceptance Forms, holders of CAT Securities will be entitled to receive:
for each CAT Share, 1,320 pence in cash
for each CAT ADS, 1,320 pence in cash
The terms of the Offer value the entire existing issued share capital of CAT, excluding AstraZeneca’s existing shareholding in CAT, at approximately £567 million and the entire issued share capital of CAT at approximately £702 million.
The Offer represents a premium of approximately 66.9 per cent. to the closing mid-market price of CAT’s Shares on the London Stock Exchange of 791 pence per share and 68.2 per cent. to the closing

Cambridge Antibody Technology Group plc
Registered Office: Milstein Building • Granta Park
Cambridge • CB1 6GH • UK
Registered in England No. 3234033

mid-market quotation of CAT’s ADSs on NASDAQ of US$14.84 per ADS, each on 12 May 2006 (being the last dealing day prior to the date of the Announcement) and a premium of 88.0 per cent. to CAT’s average price of 702 pence per share and a premium of 98.7 per cent. to CAT’s average price of US$12.56 per ADS over the last twelve months prior to the date of the Announcement. The Offer represents a price for each CAT ADS of 1,320 pence in cash, equivalent to US$24.96 per ADS (based on the exchange rate as at 12 May 2006, being the last business day prior to the Announcement).
3   Loan Note Alternative
As an alternative to all or some of the cash consideration of 1,320 pence per CAT Share, holders of CAT Securities (other than any holders of CAT Securities in any Loan Note Restricted Jurisdiction, which includes the United States) who validly accept the Offer will be able to elect to receive Loan Notes issued by AstraZeneca on the following basis:
for each £1 of cash consideration
£1 nominal value of Loan Notes
The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects. The Loan Note Alternative will remain open for acceptance until the Offer closes.
A summary of terms of the Loan Note Alternative is set out in the letter from AstraZeneca and further details of the Loan Notes are set out in Appendix II to this document.
4   Information on CAT
CAT is a biopharmaceutical company, aiming to bring improvements to seriously ill patients’ lives through its leading position in the discovery and development of human therapeutic antibodies. CAT has excellent proprietary technology for rapidly isolating human monoclonal antibodies using Phage Display and Ribosome Display systems. CAT has extensive phage antibody libraries, currently incorporating more than 100 billion distinct antibodies. These libraries form the basis for CAT’s strategy to develop a portfolio of antibody-based drugs.
CAT seeks to develop products independently and in collaboration with partners. CAT also seeks to license its technologies to enable others to develop new medicines.
HUMIRA®, licensed to Abbott, is the first CAT-derived human monoclonal antibody to be approved for marketing. It was isolated and optimised in collaboration with Abbott and has been approved for marketing as a treatment for rheumatoid arthritis (“RA”) in 57 countries, and for psoriatic arthritis and early RA in some European countries. HUMIRA generated $1.4 billion of Abbott’s reported revenue for 2005.
CAT has three human therapeutic product candidates in clinical development: CAT-354 for severe asthma, GC-1008 for idiopathic pulmonary fibrosis in collaboration with Genzyme and CAT-3888 for a number of B-cell malignancies.
There are six CAT-derived human monoclonal antibodies licensed to partners at various stages of clinical development: ABT-874 (Abbott), LymphoStat-Btm, HGS-ETR1, HGS-ETR2, ABthraxtm (all Human Genome Sciences) and MYO-029 (Wyeth).
CAT is based near Cambridge, UK, with a new site in Palo Alto, USA and currently employs around 300 people. CAT Shares are listed on the Official List and traded on the London Stock Exchange (GB0001662252) and CAT ADSs are quoted on NASDAQ (CUSIPUS1321481079).
5   CAT current trading
On 22 May 2006, CAT announced its trading results for the six months ended 31 March 2006. A copy of the results is included in Part 2 of Appendix IV to this document. The CAT Board considers that CAT’s business continues to perform in line with the CAT Board’s expectations.
6   Background to and reasons for recommending the Offer
In November 2004, AstraZeneca and CAT entered into a Collaboration and Licence Agreement jointly to discover and develop human monoclonal antibodies and AstraZeneca subscribed for shares in CAT, which currently represent approximately 19.2 per cent. of CAT’s issued share capital. Further details of CAT’s relationship with AstraZeneca are set out in paragraphs 1 and 2 of Part III of this document.

Discussions between CAT and AstraZeneca commenced in January 2006 as to the basis on which the relationship between the parties might be extended. Further details of the negotiations which took place between CAT and AstraZeneca in the context of the Offer are set out in paragraph 1 of Part III of this document.
Details of the factors taken into consideration by the CAT Board in recommending the Offer to holders of CAT Securities are set out in paragraph 3 of Part III of this document. To summarise, however, the CAT Board took into account, amongst other things, the following considerations:

•	The progress of the collaboration
The CAT Board believes the excellent progress of the strategic alliance with AstraZeneca demonstrates the logic for combining the capabilities of both CAT and AstraZeneca.

•	The Offer price
The proposal by AstraZeneca offers definitive value and is at a substantial premium to both the closing mid-market price of CAT Shares on the London Stock Exchange and the closing mid-market quotation of CAT ADSs on NASDAQ on 12 May 2006 (the last dealing day prior to the date of the Announcement) and over the last 12 months prior to the date of the Announcement.

•	AstraZeneca’s strategic plans for CAT
The CAT Board believes that by enabling the resources of AstraZeneca to be committed to realising the full potential of CAT’s technologies and capabilities, there is the opportunity to develop a global leadership position in biological therapeutics and a major pipeline of new biological medicines for the benefit of patients. The CAT Directors understand from AstraZeneca that AstraZeneca is making the Offer with the intention that CAT will become central to AstraZeneca’s plans to establish a major international presence in the research and development of biological therapeutics. The CAT Board believes the Offer represents the next logical step in the successful development of CAT.

•	Fairness of the Offer
The CAT Board considers the Offer to be fair to the holders of CAT Securities to whom the Offer is being made. Morgan Stanley has delivered a written opinion, dated 14 May 2006, to the CAT Board that, as of such date and based upon and subject to the various considerations set out in its opinion, the terms of the Offer were fair and reasonable. In providing its opinion, Morgan Stanley took into account the commercial assessment of the CAT Directors. A summary of the Morgan Stanley opinion is included in Part III of this document and the full text of its opinion, which sets out assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is set out in Annex A to Part III of this document. Holders of CAT Securities should read the opinion carefully and in its entirety.
Further details of the CAT Directors’ reasons for recommending the Offer are set out in paragraph 3 of Part III of this document.
7   Management, employees and locations
AstraZeneca has confirmed that, following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all management and employees of CAT will be fully safeguarded. AstraZeneca has indicated that the integration of CAT is central to its plans to create a major research and development (“R&D”) capability to deliver biological therapeutics and that this new organisation will be led from CAT’s Cambridge headquarters. AstraZeneca has further confirmed that it has no current intention to change the location of CAT’s other place of business in Palo Alto, California. The CAT Board is very excited about this next opportunity for the employees of CAT who have made such an important contribution to the success of CAT to date.
Further details of AstraZeneca’s strategic plans for CAT and, in particular, in relation to employees of the CAT Group are set out in paragraphs 8 and 9 of Part II of this document.
The opinion of Catalyst, which is the Company’s employee representative forum, in respect of the Offer, is set out in Appendix III to this document.
8   CAT Share Schemes
The Offer will extend to any CAT Shares unconditionally allotted or issued pursuant to the CAT Share Schemes while the Offer remains open for acceptance (or such earlier date as AstraZeneca may, subject to the rules of the Code, decide). It is also intended that appropriate proposals will be made to participants in CAT Share Schemes as soon as practicable upon the Offer becoming or being declared unconditional.
9   Irrevocable undertakings
AstraZeneca has received irrevocable undertakings to accept the Offer from each of the CAT Directors, in respect of 190,569 CAT Shares in aggregate, representing approximately 0.36 per cent. of the existing issued share capital of CAT. All of these undertakings will remain binding notwithstanding a higher competing offer.
10  Break Fees
Pursuant to a break fee agreement dated 14 May 2006 (the “Break Fee Agreement”), CAT has agreed to pay a sum to AstraZeneca of £5 million if either (i) the CAT Directors change the terms of or withdraw their recommendation of the Offer or (ii) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional any person (other than AstraZeneca or a person acting in concert (as defined in the City Code) with AstraZeneca) announces an intention to make a competing offer, however effected, to acquire the entire issued share capital of CAT (other than CAT Shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer (or any other competing offer) becomes or is declared wholly unconditional. AstraZeneca has agreed to pay a sum to CAT of £2.5 million if AstraZeneca invokes the OFT Condition or if the Offer lapses by reason of the referral of the Offer by the OFT to the Competition Commission, unless the failure to satisfy the OFT Condition, or the referral to the Competition Commission, as appropriate, arises from the failure of CAT to use its reasonable endeavours to assist in the satisfaction of the OFT Condition (including the provision of necessary information or assistance to the OFT).
11  Taxation
Your attention is drawn to paragraph 15 of Part II of this document headed Taxation. If you are in any doubt as to your tax position or are subject to taxation in any jurisdiction other than the United Kingdom or the United States, you should consult an appropriate professional adviser immediately.
12  Action to be taken to accept the Offer
Your attention is drawn to the letter from AstraZeneca, the Appendices to this document and the accompanying Form of Acceptance or (if you are a holder of CAT ADSs) Letter of Transmittal. The procedure for acceptance of the Offer in relation to CAT Shares is set out in paragraph 17 of the letter from AstraZeneca in Part II of this document and in the Form of Acceptance or (if you are a holder of CAT ADSs) the Letter of Transmittal.
A separate step-by-step guide on how to fill in your Form of Acceptance has been enclosed with this document.
If you hold your CAT Shares, or any of them, in certificated form (that is, not in CREST), to accept the Offer in respect of those CAT Shares (and, if relevant, to elect for the Loan Note Alternative) you should complete, sign and return the Form of Acceptance (together with your share certificates and any other documents of title) as soon as possible and, in any event, so as to be received by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006. Further details on the procedures for acceptance of the Offer (and, if relevant, electing for the Loan Note Alternative) if you hold any of your CAT Shares in certificated form are set out in paragraphs 17.1(a) to (e) of the letter from AstraZeneca in Part II of this document, Parts B and C of Appendix I to this document and in the accompanying Form of Acceptance. A reply-paid envelope for use in the United Kingdom only is enclosed for your convenience and may be used by holders of CAT Shares in certificated form in the United Kingdom for returning their Forms of Acceptance.
If you require further assistance on how to complete the Form of Acceptance, please call the Helpline. Please note that the Helpline will be unable to advise you on whether or not to accept the Offer or whether you should elect for the Loan Note Alternative.
Your decision as to whether or not to accept to receive cash or Loan Notes will depend on your individual circumstances, including your tax position. Paragraphs 15.1 and 15.2 of Part II to this document set out certain implications of acceptance of the Offer in relation to United Kingdom and United States taxation. If you are in any doubt about the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000, if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.
If you are a holder of CAT ADSs, in order to accept the Offer you should complete the Letter of Transmittal in accordance with paragraph 17.3 of the letter from AstraZeneca.
13  Recommendation
The CAT Board, which has been so advised by Morgan Stanley, considers the terms of the Offer to be fair and reasonable. A summary of the factors which the CAT Board considered in its recommendation and determination of fairness are summarised in paragraph 3 of Part III of this document. In providing its advice to the CAT Board, Morgan Stanley has taken into account the commercial assessments of the CAT Directors. A summary of Morgan Stanley’s fairness opinion dated 14 May 2006 is set out in paragraph 3 of Part III of this document and the full text of this opinion is set out in Annex A to Part III of this document.
Accordingly, the CAT Directors unanimously recommend that holders of CAT Securities accept the Offer, as they have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings of, in aggregate, 190,569 CAT Shares, representing approximately 0.36 per cent. of the issued share capital of CAT.
Yours faithfully
Dr. Paul Nicholson
Chairman

Part II
Letter from AstraZeneca
23 May 2006

To:	CAT Shareholders and to the holders of CAT ADSs and, for information only, to participants in the CAT Share Schemes
Dear CAT Shareholder or ADS holder,
RECOMMENDED CASH OFFER BY ASTRAZENECA UK LIMITED (“ASTRAZENECA”) FOR CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC (“CAT”)

1	Introduction
On 15 May 2006, the AstraZeneca Board and the CAT Board announced that they had reached agreement on the terms of a recommended cash offer for the entire issued and to be issued ordinary share capital of CAT not already held by AstraZeneca. The Offer is being made by AstraZeneca. The Offer and this document are subject to the applicable requirements of both the City Code and the Exchange Act, subject to customary exemptions granted by the SEC in relation to the Offer.
Your attention is drawn to the letter of recommendation from the Chairman of CAT in Part I of this document, which sets out the reasons why the CAT Board, which has been so advised by Morgan Stanley, considers the terms of the Offer to be fair and reasonable and unanimously recommends that all holders of CAT Securities accept the Offer, as the CAT Directors have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings of, in aggregate, 190,569 CAT Shares, representing approximately 0.36 per cent. of the existing issued share capital of CAT.
In providing advice to the CAT Board, Morgan Stanley has taken into account the commercial assessments of the CAT Directors.

2	Summary of the Offer
AstraZeneca offers to acquire (on the terms and subject to the conditions set out in this document and in the Acceptance Forms) the entire issued and to be issued share capital of CAT for cash. Under the terms of the Offer, holders of CAT Securities will receive:

for each CAT Share	1,320 pence in cash
for each CAT ADS	1,320 pence in cash
The terms of the Offer value the entire existing issued share capital of CAT, excluding AstraZeneca’s existing shareholding in CAT, at approximately £567 million and the entire issued share capital of CAT at approximately £702 million.
The Offer represents a premium of approximately 66.9 per cent. to the Closing Price of 791 pence per CAT Share and 68.2 per cent. to the Closing Price of CAT’s ADSs on NASDAQ of US$14.84 per ADS, each on 12 May 2006 (being the last dealing day prior to the date of the Announcement) and a premium of 88.0 per cent. to CAT’s average price of 702 pence per share and a premium of 98.7 per cent. to CAT’s average price of US$12.56 per ADS over the last twelve months prior to the date of the Announcement. The Offer represents a price for each CAT ADS of 1,320 pence in cash, equivalent to US$24.96 per ADS (based on the exchange rate as at 12 May 2006).
CAT Shares and CAT ADSs will be acquired by AstraZeneca under the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights attaching now or hereafter attaching thereto including, without limitation, the right to receive all dividends and other distributions (if any) announced, declared, made or paid on or after the date of the Announcement.

AstraZeneca UK Limited 15 Stanhope Gate London W1K 1LN	Tel: +44 20 7304 5000 Fax: +44 20 7304 5151 www.astrazeneca.com	AstraZeneca UK Limited is a subsidiary of AstraZeneca PLC Registered in England No. 03674842 Registered Office 15 Stanhope Gate, London W1K 1LN

The Offer (including the Loan Note Alternative) will be subject to the conditions and further terms set out or referred to in Appendix I to this document and in the Acceptance Forms.

3	Loan Note Alternative
Holders of CAT Securities (other than any holders of CAT Securities in any of the United States, Canada, Australia or Japan or any other Loan Note Restricted Jurisdiction) who validly accept the Offer will be able to elect to receive Loan Notes instead of some or all of the cash to which they would otherwise become entitled under the terms of the Offer. The Loan Note Alternative is being made available on the following basis:
For each £1 of cash consideration                    £1 nominal value of Loan Notes
The Loan Notes will be issued by AstraZeneca, credited as fully paid, in amounts and integral multiples of £1 and the balance of any entitlement that is not a whole multiple of £1 will be disregarded and not issued.
The Loan Notes will bear interest at 0.75 per cent. below six month Sterling LIBOR (as more particularly set out in Appendix II to this document) to be determined on the first Business Day of each interest period. The first interest period will commence on the day after that on which the Offer becomes or is declared unconditional in all respects. Interest will be payable by half-yearly instalments in arrears (less any tax) on 30 June and 31 December in each year or, if such a day is not a Business Day, on the immediately preceding Business Day. The first payment of interest will be made on 29 December 2006 (the “First Payment Date”).
On the First Payment Date, interest will be paid in respect of the period from (and including) the date of issue of the relevant Loan Notes to (but excluding) the First Payment Date. The Loan Notes will be redeemable in whole or in part for cash at par at the option of Noteholders on the first 30 June or 31 December date which falls more than six months after the date of issue of the Loan Notes and subsequently on each interest payment date.
Unless AstraZeneca decides otherwise, no Loan Notes will be issued by AstraZeneca unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, the aggregate nominal value of all Loan Notes to be issued as a result of valid elections for the Loan Note Alternative exceeds £2 million. If such aggregate is less than £2 million, any such election shall, unless AstraZeneca decides otherwise, be void and, provided the acceptance of the Offer is otherwise valid, the relevant CAT Shareholders will be deemed to have accepted the offer for cash. AstraZeneca will have the right to redeem all of the Loan Notes if the aggregate nominal value of outstanding Loan Notes is equal to or less than £2 million or if fewer than 25 per cent. of the Loan Notes issued in connection with the Offer remain outstanding at any time during their term. If not previously redeemed, the final redemption date will be 30 June 2011. Any Loan Notes outstanding on the final redemption date will be redeemed at par (together with accrued interest) on that date. The Loan Notes will not be transferable (save for in certain restricted circumstances), and no application will be made for them to be listed on, or dealt on, any stock exchange or other trading facility.
The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law and will be unsecured obligations of AstraZeneca.
Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance. The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional.
Goldman Sachs International, financial adviser to AstraZeneca, has advised that based on market conditions on 19 May 2006 (the last practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of each £1 nominal of Loan Notes would have been approximately 99.5 pence.
Further details of the Loan Notes are set out in Appendix II of this document.
CAT Shareholders and holders of CAT ADSs who are not resident in the United Kingdom should refer to paragraph 15.2 below and paragraph 5 of Part B of Appendix I.

4	Irrevocable Undertakings
AstraZeneca has received irrevocable undertakings to accept the Offer from each of the CAT Directors, in respect of 190,569 CAT Shares in aggregate, representing approximately 0.36 per cent. of the existing issued share capital of CAT. All of these undertakings will remain binding notwithstanding a higher competing offer.

5	Background to and reasons for the Offer
In late 2004, AstraZeneca and CAT entered into a Collaboration and Licence Agreement jointly to discover and develop human monoclonal antibodies and AstraZeneca subscribed for shares in CAT which currently represent approximately 19.2 per cent. of CAT’s issued share capital.
Building on the success of the collaboration, and recognising the increasing importance of biotechnology in medical research, AstraZeneca is now making this Offer with the aim that CAT will become central to the AstraZeneca Group’s plans to establish a major international presence in the research and development of biological therapeutics. The AstraZeneca Group’s science base already possesses discovery and development capabilities for new biological medicines, which will be combined with those of CAT and expanded through further investment. This enhanced research capability, combined with the AstraZeneca Group’s global development, marketing and sales resources, establishes an international platform capable of delivering new medicines in the AstraZeneca Group’s prioritised disease areas, embracing both monoclonal antibodies and novel biological entities, at a more rapid pace than could be achieved through the existing alliance. CAT has a number of licensing agreements in place with third parties and AstraZeneca intends to honour all existing licensing agreements following the Offer.
CAT’s capabilities, when combined with the AstraZeneca Group’s global development and marketing expertise, will deliver an expanded pipeline of novel biological therapeutics to address unmet medical needs of patients in the AstraZeneca Group’s targeted disease areas. The AstraZeneca Group’s ability to bring additional resources and capabilities to CAT will allow it to develop CAT’s technology platform beyond its current capability and across a number of therapeutic areas including respiratory & inflammation, oncology & infection, neuroscience, cardiovascular and gastrointestinal. The acquisition of CAT also provides the AstraZeneca Group with several other substantial assets in addition to CAT’s current scientific capabilities. These include a royalty stream on the sales of HUMIRA, potential milestones and royalties on CAT’s other licensed products and access to CAT’s proprietary pipeline (including CAT-3888 in Phase II and CAT-354 in Phase I), which will be integrated into the AstraZeneca Group’s development portfolio. In addition, CAT had a balance of net cash and liquid resources of approximately £162 million as at 31 March 2006.
The AstraZeneca Group now intends to create a major R&D capability to deliver biological therapeutics, and the integration of CAT is central to these plans. The new organisation will be led from CAT’s Cambridge headquarters and will be distinct from, but complementary to, the AstraZeneca Group’s small molecule capability.

6	Information on the CAT Group and CAT current trading
CAT is a biopharmaceutical company, aiming to bring improvements to seriously ill patients’ lives through its leading position in the discovery and development of human therapeutic antibodies. CAT has excellent proprietary technology for rapidly isolating human monoclonal antibodies using Phage Display and Ribosome Display systems. CAT has extensive phage antibody libraries, currently incorporating more than 100 billion distinct antibodies. These libraries form the basis for CAT’s strategy to develop a portfolio of antibody-based drugs.
CAT seeks to develop products independently and in collaboration with partners. CAT also seeks to licence its technologies to enable others to develop new medicines.
HUMIRA, licensed to Abbott, is the first CAT-derived human monoclonal antibody to be approved for marketing. It was isolated and optimised in collaboration with Abbott and has been approved for marketing as a treatment for rheumatoid arthritis in 57 countries, and for psoriatic arthritis and rheumatoid arthritis in some European countries. HUMIRA generated $1.4 billion of Abbott’s reported revenue for 2005.
CAT has three human therapeutic product candidates in clinical development: CAT-354 for severe asthma, GC-1008 for idiopathic pulmonary fibrosis in collaboration with Genzyme and CAT-3888 for a number of B-cell malignancies.
There are six CAT-derived human monoclonal antibodies licensed to partners at various stages of clinical development: ABT-874 (Abbott), LymphoStat-Btm, HGS-ETR1, HGS-ETR2, ABthraxtm (all Human Genome Sciences) and MYO-029 (Wyeth).

CAT is based near Cambridge, UK, with a new site in Palo Alto, USA and currently employs around 300 people. CAT Shares are listed on the Official List and traded on the London Stock Exchange (GB0001662252) and CAT ADSs are quoted on NASDAQ (CUSIPUS1321481079).
Financial information on the CAT Group is contained in Appendix IV to this document.
On 22 May 2006, CAT announced its trading results for the six months ended 31 March 2006. A copy of the results is included in Part 2 of Appendix IV to this document.

7	Information on the AstraZeneca Group and current trading of AstraZeneca and AstraZeneca PLC
AstraZeneca is engaged in the research, development, manufacture and marketing of prescription pharmaceuticals, focusing on gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection therapy areas. AstraZeneca is a wholly-owned subsidiary of AstraZeneca PLC and the principal UK trading entity in the AstraZeneca Group.
For the financial year ended 31 December 2004, AstraZeneca had turnover of approximately £3.3 billion (2003: £2.4 billion), profit before tax of approximately £0.7 billion (2003: £0.2 billion) and net assets of approximately £5.2 billion.
AstraZeneca PLC is a major international healthcare business and is one of the world’s leading pharmaceutical companies with a market capitalisation of approximately £44 billion. For the financial year ended 31 December 2005, AstraZeneca PLC had turnover on a consolidated basis of approximately $23.95 billion (2004: $21.43 billion), profit before tax of approximately $6.67 billion (2004: $4.84 billion) and net assets of approximately $13.69 billion. AstraZeneca PLC is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index.
In AstraZeneca PLC’s interim results statement for the three months ended 31 March 2006, released on 27 April 2006, David Brennan, Chief Executive Officer, stated:
“The momentum we have generated in our business is evident in the strong first quarter sales growth of 12 per cent. This, coupled with continued cost discipline, has resulted in another strong quarterly earnings performance, with EPS up 40 per cent. This outcome gives us confidence for the remainder of the year, and we have increased our financial targets. We continue to pursue attractive external opportunities to strengthen our business, such as today’s agreement with Abraxis BioScience to co-promote their cancer therapy product ABRAXANE® in the US market.”

8	Management, employees and locations
Part of the rationale for the Offer is the value that AstraZeneca places on the skills, expertise and experience of existing management and employees of CAT. In recognition of this, AstraZeneca will procure that the employees of CAT at the time the Offer closes will, provided they remain in CAT’s employment on the first anniversary of closing and have not resigned or been dismissed by reason of serious misconduct before that date, receive a special retention payment. AstraZeneca has given the CAT Board assurances that, following the closing of the Offer, the existing employment rights, including pension rights, of all management and employees of CAT will be fully safeguarded. AstraZeneca’s plans for CAT do not involve any material change in the conditions of employment of CAT employees. AstraZeneca has no current intention to change the location of CAT’s places of business.

9	The CAT Directors and the effect of the Offer on their interests
Details of the interests of the CAT Directors in CAT Shares are set out in paragraph 5 of Appendix V to this document. The effect of the Offer on such interests does not differ from its effect on the interests of any other holder of CAT Shares or participant in the CAT Share Schemes. It has been agreed in principle that Peter Chambré, the Chief Executive Officer of CAT, will leave CAT following the Offer becoming unconditional in all respects and after having participated in planning for the successful combination of CAT and AstraZeneca.

10	CAT Share Schemes
The Offer will extend to any CAT Shares unconditionally allotted or issued pursuant to the CAT Share Schemes while the Offer remains open for acceptance (or such earlier date as AstraZeneca may, subject to the rules of the Code, decide). It is also intended that appropriate proposals will be made to participants in CAT Share Schemes as soon as practicable upon the Offer becoming or being declared unconditional.

11	Financing of the Offer
AstraZeneca will fund the Offer entirely out of cash resources. Goldman Sachs International, financial adviser to AstraZeneca, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to holders of CAT Securities under the terms of the Offer.

12	Compulsory acquisition and de-listing of CAT Shares
If the Offer becomes or is declared unconditional, and sufficient acceptances under the Offer are received, AstraZeneca intends to procure that CAT make applications to cancel the listing of CAT Shares from the Official List and to cancel admission to trading in CAT Shares on the London Stock Exchange’s market for listed securities. AstraZeneca also intends to procure that CAT apply for de-listing of the CAT ADSs from NASDAQ. Such de-listings would significantly reduce the liquidity and marketability of any CAT Shares or CAT ADSs not assented to the Offer at that time. AstraZeneca may also request that CAT terminate the existing deposit agreement through which the ADS programme is operated. In addition, if the number of holders of CAT Securities in the United States falls below 300 (calculated in accordance with Rule 12g3-2(a) under the Exchange Act), AstraZeneca intends to procure that CAT file a Form 15 with the SEC to request that its reporting obligations under the Exchange Act are terminated or suspended.
If AstraZeneca receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of the CAT Shares to which the Offer relates, AstraZeneca intends to exercise its rights pursuant to the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted on the same terms as the Offer.
It is anticipated that cancellation of listing on the Official List and admission to trading on the London Stock Exchange will take effect no earlier than 20 business days after either (i) the date on which AstraZeneca has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire issued share capital carrying 75 per cent. of the voting rights of CAT or (ii) the first date of issue of compulsory acquisition notices under Schedule 2 of the Interim Regulations. AstraZeneca will notify CAT Shareholders when the required 75 per cent. has been attained (or the compulsory acquisition notices served) and confirm that the notice period has commenced and the anticipated date of cancellation.
It is also intended that, following the Offer becoming or being declared unconditional, CAT will be re-registered as a private company under the relevant provisions of the Companies Act.

13	Exclusivity and Co-operation
CAT has entered into an exclusivity agreement in customary terms with AstraZeneca for the duration of the Offer. In addition, the parties have entered into a co-operation agreement in connection with the implementation of the Offer. See paragraph 2 of Part III of this document for further descriptions of these agreements.

14	Break Fees
Pursuant to the Break Fee Agreement, CAT agreed to pay a sum to AstraZeneca of £5 million if either (i) the CAT Directors change the terms of or withdraw their recommendation of the Offer or (ii) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional any person (other than AstraZeneca or a person acting in concert (as defined in the City Code) with AstraZeneca) announces an intention to make a competing offer, however effected, to acquire the entire issued share capital of CAT (other than CAT Shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer becomes or is declared wholly unconditional. AstraZeneca has agreed to pay a sum to CAT of £2.5 million if AstraZeneca invokes the OFT Condition or if the Offer lapses by reason of the referral of the Offer by the OFT to the Competition Commission, unless the failure to satisfy the OFT Condition, or the referral to the Competition Commission, as the case may be, arises from the failure of CAT to use its reasonable endeavours to assist in the satisfaction of the OFT Condition (including the provision of necessary information or assistance to the OFT).

15	Taxation

15.1	UK Taxation
The following paragraphs, which are intended as a general guide only, are based on current UK legislation and HM Revenue and Customs (“HMRC”) practice. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer, and they relate only to the position of individual and corporate CAT Shareholders who hold their CAT Shares beneficially as an investment, otherwise than under a personal equity plan or an individual savings account (ISA) or as employment related securities, and who are resident or ordinarily resident in the UK for taxation purposes (except in so far as express reference is made to the treatment of non-UK residents). The tax treatment for CAT Shareholders who acquired their CAT Shares through CAT Share Schemes may be different and will be summarised in AstraZeneca’s letter to participants in those schemes. If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser immediately. You are warned that levels and bases of taxation can change.
Cash — UK taxation on chargeable gains
A CAT Shareholder who receives cash in consideration for his CAT Shares will, except to the extent referred to below, make a disposal, or part disposal, of his CAT Shares for the purposes of UK taxation on chargeable gains. Such disposal may, depending on the shareholder’s individual circumstances (including the availability of exemptions, reliefs and allowable losses) give rise to a liability to UK taxation on chargeable gains.
Any chargeable gain on a part disposal of a holding of CAT Shares will be computed on the basis of an apportionment of the allowable cost of the holding by reference to the market value of the holding at the time of disposal.
CAT Shareholders who are neither resident nor (in the case of an individual shareholder) ordinarily resident in the UK for UK tax purposes are not subject to UK tax on chargeable gains on a disposal, or part disposal, of CAT Shares unless such CAT Shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the UK through a branch or agency or, in the case of a corporate shareholder, through a permanent establishment. Such CAT Shareholders may be subject to foreign taxation on any gain under local law.
In the case of a CAT Shareholder which is within the charge to UK corporation tax on a disposal, or part disposal, of its CAT Shares, such CAT Shareholder should be entitled to an indexation allowance in calculating its chargeable gain, if any.
Indexation allowance is only available to other UK taxpayers (not being corporation taxpayers) for periods of ownership before 5 April 1998. “Taper relief” may be available to reduce the amount of the gains subject to UK tax generally by reference to the number of complete years after 5 April 1998, for which such CAT Shareholder has owned the relevant CAT Shares.
If a CAT Shareholder receives Loan Notes as well as cash in consideration for his CAT Shares and the amount of cash received is not material in comparison with the aggregate value of CAT Shares disposed of by that CAT Shareholder, that CAT Shareholder will not be treated as having disposed of the shares in respect of which the cash was received. Instead, subject to paragraph (a) below headed Acquisition of Loan Notes, in the case of an individual CAT Shareholder the cash will be treated as a deduction from the CAT Shareholder’s cost of acquiring the Loan Notes rather than as a part disposal of his CAT Shares or, in the case of corporate shareholders receiving Loan Notes, any chargeable gain or loss calculated as arising on receipt of such cash and Loan Notes will be “held over” as described in the section headed “Disposal of Loan Notes” below. Under current HMRC practice, any cash payment of £3,000 or less or payment which is 5 per cent. or less of the market value of a CAT Shareholder’s holding of CAT Shares will generally be treated as small for these purposes.
Loan Notes

(a)	Acquisition of Loan Notes
To the extent that a CAT Shareholder receives Loan Notes in exchange for his CAT Shares and does not hold (either alone or together with persons connected with him) more than 5 per cent. of, or of any class of, shares in or debentures of CAT, he will not be treated as having made a disposal of his CAT Shares for the purposes of UK tax on chargeable gains. Instead, for individual CAT Shareholders, the Loan Notes will be treated as the same asset as those CAT Shares, acquired at the same time and for the same consideration as those shares.
For corporate shareholders, any gain or loss which would otherwise have arisen on a disposal of those CAT Shares will be calculated as at the time of the disposal of the CAT Shares but will only be brought into account for corporation tax purposes on a subsequent disposal (including redemption) of the Loan Notes.
No application for clearance under Section 138 of the Taxation of Chargeable Gains Act 1992 has been or is being made in respect of the Offer. Accordingly this paragraph (a) and paragraph (b) below headed “Disposal of Loan Notes” may not apply to any CAT Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or any class of, shares in or debentures of CAT. Such CAT Shareholders should contact their tax advisers immediately.

(b)	Disposal of Loan Notes
A subsequent disposal (including redemption) of the Loan Notes may, depending on individual circumstances, give rise to a liability to UK tax on chargeable gains.
For individual shareholders, the Loan Notes should not be qualifying corporate bonds and accordingly an indexation allowance should be applied until April 1998 with taper relief (if available) applying thereafter until disposal, depending on the number of complete years for which CAT Shares/ Loan Notes have been held.
A holder of Loan Notes which is a company within the charge to UK corporation tax in respect of the Loan Notes will generally bring into the charge to corporation tax as income any profits and gains arising from the Loan Notes in each accounting period broadly in accordance with the holder’s accounting treatment under UK generally accepted accounting practice as defined for UK tax purposes.
For corporate shareholders, the Loan Notes will be qualifying corporate bonds and so indexation allowance will not accrue in respect of them. Accordingly, for corporate shareholders, any “held over” chargeable gain or loss which is calculated as at exchange but is only deemed to accrue on the disposal (including redemption) of the Loan Notes should be calculated taking into account a proportion of the allowable cost to the holder of acquiring its CAT Shares based on an apportionment of the allowable cost of its CAT Shares at the time of the exchange between any cash and Loan Notes received. To this should be added (when calculating a chargeable gain but not an allowable loss) indexation allowance on that proportion of the original allowable cost accrued up to the time of the exchange of CAT Shares for Loan Notes. Corporate holders of Loan Notes are also referred to paragraph (c) below.

(c)	Interest on Loan Notes
Interest on the Loan Notes will be paid after deduction of UK income tax at the lower rate (currently 20 per cent.) unless AstraZeneca either has reason to believe that the person beneficially entitled to the interest is within the charge to UK corporation tax, or has been directed by HMRC, in respect of a particular holding of Loan Notes, to make the payment free of deduction or subject to a reduced rate of deduction (by virtue of relief under the provisions of an applicable double tax treaty). A direction under an applicable double tax treaty will only be made following an application in the appropriate manner to the relevant tax authorities by the holder of Loan Notes.
AstraZeneca will not gross up payments of interest on the Loan Notes to compensate for any tax it is required to deduct at source.
Individuals liable to UK income tax at the starting and basic rates will have no further income tax to pay on the interest they receive on their Loan Notes, while individuals liable to UK income tax at the higher rate will have to pay further income tax equal (at current rates) to 25 per cent. of the net interest received. Holders of the Loan Notes who are not subject to UK tax and starting rate taxpayers may be able to claim repayment of the tax withheld from HMRC.
A holder of Loan Notes which is within the charge to UK corporation tax in respect of the Loan Notes will generally bring into the charge to tax as income, interest on (and, as mentioned above, any profits and gains arising from) the Loan Notes in each accounting period broadly in accordance with the holder’s accounting treatment under UK generally accepted accounting practices as defined for UK tax purposes.

(d)	Other direct tax matters
Special tax provisions may apply to CAT Shareholders who have acquired or acquire their CAT Shares by exercising options under CAT Share Schemes, including provisions imposing a charge to income tax. Such CAT Shareholders should contact their personal tax advisers.
Stamp duty and stamp duty reserve tax (“SDRT”)

(a)	Cash
No stamp duty or SDRT will be payable by CAT Shareholders as a result of accepting the Offer.

(b)	Loan Notes
No stamp duty or SDRT will be payable on a transfer or sale of, or on an agreement to transfer, Loan Notes.

15.2	US Taxation
TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF CAT SECURITIES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF CAT SECURITIES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF CAT SECURITIES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CAT SECURITIES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.
The following is a summary of certain material US federal income tax consequences of the disposition of CAT Shares or CAT ADSs by a US Holder (as defined below). that holds the CAT Shares or CAT ADSs as capital assets. The discussion does not cover all aspects of US federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the disposition of CAT Shares or CAT ADSs by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not address tax considerations applicable to investors that own (directly or indirectly) 10 per cent. or more of the voting stock of CAT, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the US federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, investors that hold CAT Shares or CAT ADSs as part of straddles, hedging transactions or conversion transactions for US federal income tax purposes or investors whose functional currency is not the US dollar).
As used herein, the term “US Holder” means a beneficial owner of CAT ADSs or CAT Shares that is, for US federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organised under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to US federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for US federal income tax purposes.
The US federal income tax treatment of a partner in a partnership that holds CAT ADSs or CAT Shares will depend on the status of the partner and the activities of the partnership. US Holders of CAT ADSs or CAT Shares that are partnerships should consult their tax advisers concerning the US federal income tax consequences to their partners of the disposition of CAT ADSs or CAT Shares by the partnership.
The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF US FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL US HOLDERS OF CAT SHARES AND CAT ADSs SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACCEPTING THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

(a)	For US federal income tax purposes, a US Holder of CAT ADSs will be treated as the owner of the corresponding number of CAT Shares held by the Depositary, and references in this paragraph 15.2 CAT Shares refer also to CAT ADSs representing the CAT Shares.

(b)	A US Holder’s tax basis in a CAT Share will generally be its US dollar cost. The US dollar cost of a CAT Share purchased with foreign currency will generally be the US dollar value of the purchase price on the date of purchase or, in the case of CAT Shares traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis US Holder (or an accrual basis US Holder that so elects), on the settlement date for the purchase. Such an election by an accrual basis US Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Subject to the PFIC rules discussed below, upon the sale of CAT Shares, a US Holder generally will recognise capital gain or loss for US federal income tax purposes equal to the difference, if any, between the amount realised on the sale and the US Holder’s adjusted tax basis in the CAT Shares. This capital gain or loss will be a long-term capital gain or loss if the US Holder’s holding period in the CAT Shares exceeds one year.

Any gain or loss will generally be US source. The amount realised on a sale of CAT Shares for an amount in foreign currency will be the US dollar value of this amount on the date of sale. On the settlement date, the US Holder will recognise US source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the US dollar value of the amount received based on the exchange rates in effect on the date of sale and the settlement date. However, in the case of CAT Shares traded on an established securities market that are sold by a cash basis US Holder (or an accrual basis US Holder that so elects), the amount realised will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognised at that time.

(c)	Foreign currency received on the sale of a CAT Share will have a tax basis equal to its US dollar value on the settlement date. Foreign currency that is purchased will generally have a tax basis equal to the US dollar value of the foreign currency on the date of purchase. Any gain or loss recognised on a sale or other disposition of a foreign currency (including its use to purchase shares or upon exchange for US dollars) will be US source ordinary income or loss.

(d)	The tax consequences for a US Holder of CAT Shares could differ adversely from those described above if CAT was a passive foreign investment company (a “PFIC”) for US federal income tax purposes in any year during any portion of which the US Holder held CAT Shares. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75 per cent. of its gross income is “passive income” or (ii) at least 50 per cent. of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. The foreign corporation’s possible status as a PFIC must be determined annually.

AstraZeneca does not have sufficient information to determine with certainty whether CAT is or has been a PFIC. However, CAT’s most recent Annual Report on Form 20-F states: “Although it was a PFIC (as defined below) in 2003, CAT believes that it was not a PFIC for the 2004 and 2005 financial years” (p. 70).

If CAT was a PFIC in any year during which a US Holder owned CAT Shares and the US Holder had not made a mark to market election (as described below), the US Holder will generally be subject to special rules (regardless of whether CAT continued to be a PFIC) with respect to any gain realised on the sale of CAT Shares. Under these rules (a) the gain will be allocated rateably over the US Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which CAT is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

For the years in which CAT ceased to be a PFIC, a US Holder may make an election (a “deemed sale election”) to be treated for US federal income tax purposes as having sold its CAT Shares on the last day of the last taxable year of the Company during which it was a PFIC. A US Holder that makes a deemed sale election will cease to be treated as owning stock in a PFIC. However, gain recognised by a US Holder as a result of making the deemed sale election will be subject to the rules described above.

US Holders can avoid the interest charge if they made a mark to market election with respect to CAT Shares. When a mark to market election is made the US Holders must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the CAT Shares at the close of the taxable year over the US Holder’s adjusted basis in the CAT Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the US Holder’s adjusted basis in the CAT Shares over the fair market value of the CAT Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark to market gains for prior years. Gains from the sale of CAT Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the CAT Shares will be treated as an ordinary loss to the extent of any net mark to market gains for prior years.

US Holders of CAT Shares should consult their tax advisers regarding the potential application of the PFIC regime.

(e)	Payments of the proceeds of the sale of CAT Shares or CAT ADSs, by a US paying agent or other US intermediary will be reported to the IRS and to the US Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the US Holder fails to provide an accurate taxpayer identification number or certification of exempt status. Certain US Holders (including, amongst others, corporations) are not subject to backup withholding. US Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
16  Overseas Shareholders
The attention of holders of CAT Securities who are citizens or residents of jurisdictions outside the United Kingdom or the United States or who are holding CAT Securities for such citizens or residents and any person (including, without limitation, any nominee, custodian or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom or the United States is drawn to paragraph 5 of Part B, to paragraph 3 of Part C and paragraph 3 of Part D of Appendix I to this document and to the relevant provisions of the Form of Acceptance, which should be read before taking any action.
The Offer is not capable of acceptance from or within any Restricted Jurisdiction. Accordingly, acceptors who are unable to give the warranties set out in paragraph 3 of Part C and/or paragraph 3 of Part D of Appendix I to this document may be deemed not to have validly accepted the Offer.
The availability of the Offer to holders of CAT Securities who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.
All holders of CAT Securities (including custodians, nominees or trustees) who would, or otherwise intend to, or may have a legal or contractual obligation to, forward this document and/or the Form of Acceptance and/or any related documents to any jurisdiction outside the United Kingdom or the United States, should read the further details in this regard, which are contained in paragraph 5 of Part B, paragraph 3 of Part C and paragraph 3 of Part D of Appendix I to this document, before taking any action.
Notwithstanding the foregoing, AstraZeneca retains the right to permit the Offer to be accepted or any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

17  Procedure for acceptance of the Offer
This section should be read in conjunction with the Acceptance Forms and Parts B and C of Appendix I to this document. The instructions on the Acceptance Forms are deemed to be part of the terms of the Offer.
17.1 If you hold CAT Shares in certificated form (i.e. if you hold a share certificate)
(a)   Completion of Form of Acceptance
You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold CAT Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation. Further Forms of Acceptance can be obtained from Lloyds TSB Registrars at The Causeway, Worthing, West Sussex, BN99 6DA or by telephoning the Helpline on 0870 609 2158 (if calling from the United Kingdom), 1-212-440-9800, if you are a bank or a broker, or 1-866-767-8962 otherwise (if calling from the United States) or +44 1903 276342 (if calling from elsewhere).
Your completed Form(s) of Acceptance should be given by post or by hand (during normal business hours) to Lloyds TSB Registrars at The Causeway, Worthing, West Sussex, BN99 6DA or by hand only during normal business hours to Lloyds TSB Registrars, Princess House, 1 Suffolk Lane, London EC4R 0AX together with the relevant share certificates, other document(s) of title, letters of indemnity and supporting documents (if any), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006. A reply-paid envelope is enclosed for your convenience.
The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.
Any Form of Acceptance received in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to AstraZeneca or its agents to have been sent from a Restricted Jurisdiction may be rejected as an invalid acceptance of the Offer. For further information for overseas CAT Shareholders, see paragraph 16 of this letter and paragraph 5 of Part B of Appendix I to this document.
The Form of Acceptance is issued only to the addressee(s) and is specific to the unique designated account printed on it. The Form of Acceptance is a personalised form and is not transferable between different accounts. AstraZeneca and Lloyds TSB Registrars accept no liability for any instructions that do not comply with the conditions set out in this document, the Form of Acceptance and accompanying materials.
(b)   To accept the Offer in respect of all your CAT Shares
To accept the Offer in respect of all your CAT Shares, you must complete Box 3A and, if appropriate, Box 3B of the enclosed Form of Acceptance. If appropriate, you should also complete Boxes 5 and/or 6. In all cases, you must complete Box 4 of the enclosed Form of Acceptance in accordance with the instructions printed on the Form of Acceptance.
(c)   To accept the Offer in respect of less than all your CAT Shares in certificated form
To accept the Offer in respect of less than all your CAT Shares, you must insert in Box 3A on the enclosed Form of Acceptance such lesser number of CAT Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in paragraph (b) above in respect of such lesser number of CAT Shares. If you do not insert a number in Box 3A of the Form of Acceptance, or if you insert in Box 3A a number which is greater than the number of CAT that you hold and you have signed Box 4, your acceptance will be deemed to be in respect of all CAT Shares held by you.
(d)   To elect in whole or in part for the Loan Note Alternative
To elect for the Loan Note Alternative in respect of some or all of your CAT Shares, you must complete the Form of Acceptance as set out in paragraph (b) or (c) above, as appropriate, and, in addition, complete Box 3B. The number in Box 3B will indicate the number of CAT Shares for which you wish to receive Loan Notes instead of cash. Such number should not be greater than the number of CAT Shares inserted or deemed to be inserted in Box 4 of the relevant Form of Acceptance.

If the number of CAT Shares inserted in Box 3B is greater than the number inserted or deemed to be inserted in Box 3A, it will be deemed to be an election for the Loan Note Alternative in respect of all CAT Shares in respect of which you have accepted or are deemed to have accepted the Offer.
Unless an exemption under the relevant laws is available, the Loan Note Alternative is not available to CAT Shareholders in the United States and in any other Loan Note Restricted Jurisdiction.
(e)   General Requirements
In all cases, you must sign Box 4 on the relevant Form of Acceptance including, if you are an individual, in the presence of a witness who should also sign in accordance with the instructions printed on it. Any CAT Shareholder which is a company should execute the relevant Form of Acceptance in accordance with the instructions printed on it.
(f)    Share certificates not readily available or lost
Your completed, signed and (if appropriate) witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason, your share certificate(s) and/or other document(s) of title is/are not readily available, you should nevertheless complete, sign and return your completed Form of Acceptance as stated above. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificates and/or other documents of title and such certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter.
If you have lost your share certificate(s) and/or other document(s) of title, you should telephone CAT’s registrars on 0870 702 0000 (if calling from the United Kingdom) or +44 870 889 3175 (if calling from elsewhere) as soon as possible for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Lloyds TSB Registrars at The Causeway, Worthing, West Sussex, BN99 6DA.
17.2 If you hold CAT Shares in uncertificated form (i.e. in CREST)
You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.
If your CAT Shares are in uncertificated form, to accept the Offer you should take (or procure the taking of) the action set out below to transfer CAT Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s) (that is, send a TTE instruction), specifying Lloyds TSB Registrars (in its capacity as a CREST participant under the Escrow Agent’s relevant Participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006. Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) — you should therefore ensure that you time the input of any TTE instructions accordingly.
The input and settlement of a TTE instruction in accordance with this paragraph 17 will (subject to satisfying the requirements set out in Parts B and D of Appendix I to this document) constitute an acceptance of the Offer in respect of the number of CAT Shares so transferred to escrow. If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, AstraZeneca may treat any amount of CAT Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of CAT Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).
If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your Participant ID and the member account ID under which your CAT Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction(s) to CRESTCo in relation to your CAT Shares.
After settlement of a TTE instruction, you will not be able to access CAT Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the

Escrow Agent will transfer CAT Shares concerned to itself in accordance with paragraph 5 of Part D of Appendix I to this document.
You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined below.
You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your CAT Shares to settle prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006. In this connection, you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.
(a)   To accept the Offer in respect of your CAT Shares
To accept the Offer in respect of CAT Shares held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to CRESTCo a Basic Offer TTE instruction in relation to such shares. A Basic Offer TTE instruction to CRESTCo must be properly authenticated in accordance with CRESTCo’s specifications for transfers to escrow and must contain the following details:

(i)	the corporate action ISIN number of CAT Shares. This is GB0001662252;

(ii)	the number of CAT Shares in respect of which you wish to accept the Offer (i.e. the number of CAT Shares to be transferred to escrow);

(iii)	your Participant ID;

(iv)	your member account ID;

(v)	the Participant ID of the Escrow Agent. This is 6RA47;

(vi)	the member account ID of the Escrow Agent for the Offer in its basic terms. This is ASTCAT01 for the cash Offer;

(vii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006;

(viii)	the corporate action number of the Offer which is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

(ix)	input with a standard delivery instruction priority of 80; and

(x)	your contact name and telephone number in the shared note field.
(b)   To elect for the Loan Note Alternative
To elect for the Loan Note Alternative in respect of CAT Shares (including CAT Shares represented by CAT ADSs) held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to CRESTCo an Alternative TTE instruction in relation to such shares by adopting the same procedures as apply in respect of a Basic Offer TTE instruction, but with the following variations:

(i)	in the field relating to the number of CAT Shares (including CAT Shares represented by CAT ADSs) to be transferred to escrow, you should insert the number of CAT Shares (including CAT Shares represented by CAT ADSs) in respect of which you wish to make an election for the Loan Note Alternative; and

(ii)	the member account ID of the Escrow Agent for the Loan Notes is ASTCAT02.
Unless an exemption under the relevant laws is available, the Loan Note Alternative is not available to any holders of CAT Securities in the United States or in any other Loan Note Restricted Jurisdiction.
17.3 If you hold CAT ADSs
The attention of holders of CAT ADSs is drawn to paragraph 18 of Part C of Appendix I to this document and to the relevant provisions of the Letter of Transmittal.

For a holder of CAT ADSs to validly accept the Offer, either:

(a)	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any other required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent at the appropriate address as set out in the Letter of Transmittal and either the CAT ADRs evidencing such CAT ADSs must be received by the Tender Agent at one of such addresses or such CAT ADRs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 18 of Part B of Appendix I to this document (and a Book-Entry Confirmation received by the Tender Agent in accordance with such procedures); or

(b)	such holder must comply with the guaranteed delivery procedures set out in paragraph 18 of Part B of Appendix I to this document.
Acceptances using the guaranteed delivery procedures will not be taken into account in determining whether the Acceptance Condition has been satisfied.
If you hold CAT ADSs and are in any doubt as to the procedure for acceptance, please telephone 1-212-440-9800 for banks and brokers and 1-866-767-8962 for all others.
17.4 If you are the holder of CAT Securities in any form whatsoever
(a)   Validity of acceptances
Without prejudice to Part B of Appendix I to this document and subject to the City Code and the Exchange Act, AstraZeneca reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), CAT ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash or Loan Notes under the Offer will be required to be made until after the acceptance is entirely in order to AstraZeneca’s satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s), CAT ADRs and/or other document(s) of title or indemnities satisfactory to AstraZeneca, acting reasonably, have been received by Lloyds TSB Registrars or the Tender Agent, as appropriate.
(b)    No acknowledgement
No acknowledgement of receipt of Acceptance Form(s), CAT Share certificates, CAT ADR certificates or other documentation in respect or the Offer will be given by, or on behalf of, AstraZeneca.
18  Rights of Withdrawal
Except to the extent of the exemptive relief that has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of holders of CAT Shares and CAT ADSs to withdraw their acceptance of the Offer.
Under the Offer, holders of CAT Shares and CAT ADSs will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraph 3 of Part B of Appendix I to this document). The Subsequent Offer Period must remain open for at least 14 days but may be extended beyond that time until a further specified date or until further notice.
The Offer will be deemed not to have been validly accepted in respect of any CAT Shares or CAT ADSs acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn CAT Shares or CAT ADSs by following one of the procedures described in paragraph 17 of this letter at any time prior to expiry or lapse of the Offer.
It should be noted that by virtue of the conflicting provisions of the City Code and the Exchange Act, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The Acceptance Condition in paragraph 1 of Part A of Appendix I to this document reflects this.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I to this document.
19  Settlement
19.1 Date of Payment
The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.
Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting CAT Shareholders and accepting holders of CAT ADSs (including holders of CAT ADSs that deliver a Notice of Guaranteed Delivery in a timely manner) or their designated agents will be effected in the manner set out below:

(a)	in the case of acceptances received complete in all respects by the end of the Initial Offer Period, within 14 calendar days of such date; or

(b)	in the case of acceptances received complete in all respects after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt.
19.2 CAT Shares held in uncertificated form (that is, in CREST)
Where an acceptance relates to CAT Shares held in uncertificated form, (i) the cash consideration to which an accepting CAT Shareholder is entitled will be paid by means of CREST by AstraZeneca procuring the creation of an assured payment obligation in favour of the accepting CAT Shareholder’s payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements, and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States or other Loan Note Restricted Jurisdictions.
AstraZeneca reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting CAT Shareholder(s), in the manner referred to in paragraph 19.6 below, if, for any reason, it wishes to do so.
19.3 CAT Shares and CAT ADSs held in certificated form
Where an acceptance relates to CAT Shares or CAT ADSs held in certificated form, cheques drawn on a UK clearing bank in pounds sterling or on a New York City bank in US dollars, as appropriate, for the cash due and, where applicable, definitive loan note certificates for the appropriate nominal amount of any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States or any other Loan Note Restricted Jurisdiction and no payments or Loan Note certificates will be despatched to addresses in a Restricted Jurisdiction.
19.4 Lapsing of the Offer
During the Initial Offer Period, if by 21 June 2006 or any later specified closing date (if the Offer is extended) the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse. If the Offer lapses then: (i) in respect of CAT Shares held in certificated form and CAT ADSs, the relevant share certificate(s), CAT ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in Box 1 (or, if applicable, Box 6) of the Form of Acceptance or to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of CAT Shares held in uncertificated form (that is, in CREST), Lloyds TSB Registrars will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant CAT Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of CAT Shares concerned; and (iii) in respect of CAT

ADSs delivered by book-entry transfer into the Tender Agent’s account at a Book-Entry Transfer Facility, CAT ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.
19.5 General
All documents and remittances sent by, to or from holders of CAT Shares and CAT ADSs or their appointed agents will be sent at their own risk.
19.6 Currency of cash consideration
Holders of CAT ADSs are entitled under the terms of the Offer to receive the cash consideration in pounds sterling. The pounds sterling consideration available to holders of CAT ADSs is the same amount per CAT Share as that offered to CAT Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of CAT ADSs will receive consideration converted into US dollars by the Tender Agent, net of fees and expenses at the exchange rate obtainable on the spot market in London on the date the cash consideration is received by the Tender Agent for delivery in respect of the relevant CAT ADSs.
A holder of CAT ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of CAT Shares in respect of which he accepts the Offer. Holders of CAT ADSs may not elect to receive both pounds sterling and US dollars.
If you are a holder of CAT ADSs and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete the Box entitled “Pounds Sterling Payment Election” on the Letter of Transmittal in addition to taking the actions described in paragraph 17.3 above.
The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are received by the Tender Agent. Holders of CAT ADSs should be aware that the US dollar/pound sterling exchange rate which is prevailing on the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are received by the Tender Agent from AstraZeneca. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting holders of CAT ADSs who are treated as having elected to receive their consideration in US dollars. AstraZeneca and its advisers or agents shall not have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.
20  Further information
Your attention is drawn to the further information contained in the appendices which form part of this document, and to the accompanying Acceptance Forms, which should be read in conjunction with this document. The appendices and the Acceptance Forms contain material information which may not be summarised elsewhere.
21  Action to be taken
To accept the Offer:

21.1	if you hold your CAT Shares, or any of them, in certificated form (that is, not in CREST), to accept the Offer in respect of those CAT Shares (and, if relevant, to elect for the Loan Note Alternative) you should complete, sign and return the Form of Acceptance (together with your share certificates and any other documents of title) as soon as possible and, in any event, so as to be received by Lloyds TSB Registrars not later than 3.00 p.m. (London time) on 21 June 2006; or

21.2	if you hold your CAT Shares, or any of them, in uncertificated form (that is, in CREST), to accept the Offer in respect of those CAT Shares (and, if relevant, to elect for the Loan Note Alternative) you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, not later than 3.00 p.m. (London time) on 21 June 2006; or

21.3	if you hold CAT ADSs, to accept the Offer in respect of those ADSs you should complete, sign and return the attached Letter of Transmittal along with your CAT ADSs (together with any documents required by the Letter of Transmittal) as soon as possible and in any event, so as to be received by the Tender Agent not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006.
Yours faithfully
David R. Brennan
AstraZeneca UK Limited

Part III
Special Factors
You are strongly urged to read the entirety of this document but, in particular, this Part III which should be read in conjunction with the “Frequently Asked Questions”, Part I and Part II of this document, since these parts all contain important information that you should consider as part of your decision whether or not to tender your CAT Securities into the Offer.

1	Background of the Offer and Contacts with CAT
Following completion of the successful first year of co-operation between AstraZeneca and CAT under the Collaboration Agreement, and driven by the AstraZeneca Group’s development of its Biological Therapeutics strategy and its desire to expand and extend the scope of the alliance as part of that strategy, AstraZeneca decided to approach CAT to explore potential avenues to change and expand the relationship between the two companies. The management of AstraZeneca developed a strategy to incorporate CAT more fully into the long term plans for its business by acquiring CAT and making it the central component of the AstraZeneca Group’s enlarged future biopharmaceuticals business.
Set out below is a summary of the past contacts and negotiations of AstraZeneca and CAT that led to the Announcement and the commencement of the Offer:
On 23 January 2006, John Patterson (Executive Director Development of AstraZeneca PLC), Jon Symonds (Executive Director and Chief Financial Officer of AstraZeneca PLC) and Jan Lundberg (Executive Vice President, Discovery Research of the AstraZeneca Group) met with Peter Chambré (Chief Executive Officer of CAT) and John Aston (Chief Financial Officer of CAT). The purpose of the meeting was to review and discuss progress and achievements in the first year of the collaboration between the two companies. Both parties agreed that excellent progress was being made. AstraZeneca also outlined its future strategy in biopharmaceuticals. A broad-ranging discussion followed which investigated the role of the collaboration and the potential for its expansion within this strategy, including the introduction of other therapeutic areas and the opportunity to introduce new protein and peptide science. AstraZeneca undertook to propose possible new models for the collaboration at a subsequent meeting. The possibility of AstraZeneca taking a controlling interest in CAT was raised by AstraZeneca at this meeting.
On 27 January 2006, Jon Symonds met with John Aston to discuss possible deal structures whereby AstraZeneca increased its share ownership in CAT.
On 2 March 2006, John Patterson and Jon Symonds met with Peter Chambré and John Aston to discuss potential long-term strategic alliance and business models for the current collaboration. These models included expansion of the scope of AstraZeneca’s work with CAT as a biological therapeutics research centre, a “centre of excellence” or an independent business. The meeting explored the possibilities of each of the different models. The meeting concluded that the “centre of excellence” approach was likely to be the most attractive model from a business perspective. AstraZeneca expected that this approach would be most effective for expanding its biologicals activity, including incorporating elements of its current organisation and pursuing future acquisitions. The meeting recognised that such activity would require ownership by AstraZeneca for this model to be viable. As a result of this discussion, it was agreed that a small group of research and development personnel from both organisations would meet to explore the “centre of excellence” model prior to any discussion of terms of any potential offer.
On 8 March 2006, there was a meeting between Mark Becker, (Business Development Director of AstraZeneca), Tim Watts, (Finance Function of AstraZeneca), and John Aston, where John Aston presented a non-confidential Investor Presentation covering various aspects of CAT’s business.
On 15 March 2006, there was a meeting between Peter Chambré, John Aston, John Patterson and Jon Symonds during which the proposal for AstraZeneca acquiring CAT to be AstraZeneca’s centre of excellence for biological therapeutics was discussed further. Views were shared on the need for a clear vision and identity for CAT post any such acquisition, the maintenance of its culture and the retention and incentivisation of CAT employees.
On 22 March 2006, John Patterson telephoned Peter Chambré to inform him that certain senior executives of AstraZeneca had reviewed the matters that had been discussed in the meeting on 15 March 2006 and the determination by AstraZeneca’s management was that AstraZeneca wished to confirm its interest in acquiring full ownership of CAT. At the conclusion of that telephone conversation, Peter Chambré indicated

that he would inform CAT’s Board of AstraZeneca’s expressed interest on the following day. No indication of price was mentioned.
On 23 and 24 March 2006, the CAT Board considered the strategic rationale for the proposed acquisition and determined that the approach from AstraZeneca should be pursued further. To that end, the decision was taken to appoint financial advisers and a Committee of the CAT Board (the “CAT Offer Committee”) was appointed to deal with certain matters.
On 24 March 2006, Peter Chambré telephoned John Patterson to confirm that the CAT Board had considered AstraZeneca’s expressed interest in acquiring the entire share capital of CAT not owned by AstraZeneca. Peter Chambré confirmed that CAT would give this proposal due consideration and would be appointing financial and legal advisers to assist it in its deliberations. Peter Chambré confirmed that CAT would revert to AstraZeneca when it was ready for further discussions.
On 29 March 2006, an initial meeting took place between Peter Chambré, John Aston and Morgan Stanley where CAT briefed Morgan Stanley in their role as financial adviser and provided background information. A series of meetings and teleconferences followed to discuss the potential transaction, valuation methodologies and how to approach AstraZeneca, culminating with a consultation with the CAT Offer Committee on 6 April 2006 that summarised these views.
On 30 March 2006, the AstraZeneca PLC Board considered the strategic rationale for the proposed acquisition, the financial analysis of the potential transaction and the cultural fit between the two organisations. The AstraZeneca PLC Board agreed in principle that an offer be made for CAT by AstraZeneca PLC, or one of its wholly-owned subsidiaries, and appointed a committee of the Board to deal with all matters relating to pursuing an offer, including the approval of documentation.
On 31 March 2006, Peter Chambré called John Patterson to inform him that CAT would be ready to enter more formal discussions with AstraZeneca during the week commencing 10 April 2006.
On 4 April 2006, a teleconference took place between Pete Chambré and John Patterson, during which CAT confirmed that discussions could be initiated with Alex Duncan (Senior Vice President, Discovery of CAT) and Nigel Burns (Senior Vice President, Strategic Alliances of CAT), to enable AstraZeneca and CAT to consider the possible business operating model and connected matters post completion of an acquisition. It was also agreed that the respective financial advisers, Morgan Stanley (on behalf of CAT) and Goldman Sachs International (on behalf of AstraZeneca) would be permitted to make direct contact with one another to discuss logistics and preparations for further discussions. However, neither Morgan Stanley nor Goldman Sachs International was given authority to negotiate on behalf of their respective clients at this stage. During the conversation, AstraZeneca outlined its due diligence requirements.
On 5 April 2006, Jon Symonds, John Patterson, Mark Becker and Shaun Grady (Assistant General Counsel of AstraZeneca) met with representatives of Goldman Sachs International to discuss a business overview and a potential offer for CAT.
On 6 April 2006, a meeting took place between the CAT Offer Committee and Morgan Stanley at which Morgan Stanley and the CAT management team discussed their initial views on a potential transaction, CAT’s valuation and how to negotiate with AstraZeneca. The CAT Offer Committee authorised Peter Chambré and John Aston to negotiate with AstraZeneca on CAT’s behalf.
On 7 April 2006, a meeting took place between Alex Duncan and Nigel Burns of CAT with Rodger McMillan (Global Vice-President, Respiratory and Inflammation of AstraZeneca), Claude Bertrand (Vice-President, Respiratory and Inflammation Research and Biologics of AstraZeneca) and John Stageman (Vice-President, Emerging Products of AstraZeneca). At this meeting, the potential operating model for CAT and the proposal that CAT form the central component for the AstraZeneca Group’s biological therapeutics business strategy were discussed.
Also on 7 April 2006, a meeting took place between Jon Symonds, Shaun Grady, Tim Watts and representatives of Goldman Sachs International to discuss valuation of CAT, including an analysis of precedent transactions, and valuation arguments likely to be raised by CAT.
On 9 April 2006, Jon Symonds and John Patterson met with Peter Chambré and John Aston to discuss potential terms of an offer. In the meeting, it was recognised that there were significant differences between AstraZeneca and CAT with respect to the basis of valuation for an offer. As a result, the meeting concluded with both AstraZeneca and CAT agreeing to consult their respective Boards of Directors and financial advisers before talking again. This was the first meeting at which there was any discussion of an offer price for CAT Securities.
On 11 April 2006, there was a meeting between Jon Symonds, John Patterson, Mark Becker, Shaun Grady, Tim Watts and representatives of Goldman Sachs International to compare and reconcile competing valuations of the component parts of CAT and the comparability of selected precedent transactions.
On 12 April 2006, John Patterson had a telephone conversation with Peter Chambré, when they discussed the differences between their respective positions. John Patterson indicated that he would revert following further discussions with others in AstraZeneca.
On 26 April 2006, at a regularly scheduled meeting of the AstraZeneca PLC Board, the directors discussed (i) the value of the strategic opportunity that the acquisition of CAT would provide and (ii) the analysis prepared by the finance team at AstraZeneca of the basis of, and reconciliations between, the differences in the valuations that had been discussed between AstraZeneca and CAT. The AstraZeneca PLC Directors believed that an acquisition of CAT would be strategically important and value-creating for AstraZeneca and its shareholders. The AstraZeneca PLC Board therefore authorised further discussions with CAT on the basis of a revised valuation range which, taking the above factors into account, the AstraZeneca PLC Board felt would be sufficiently attractive to persuade the CAT Board to waive AstraZeneca’s standstill commitment and recommend the offer as being fair and reasonable to the unaffiliated CAT Shareholders. The AstraZeneca PLC Board also endorsed the need for a thorough integration plan addressing employee retention and other issues.
On 27 April 2006, John Patterson telephoned Peter Chambré to request a further meeting.
On 3 May 2006, a meeting took place between John Patterson, Jon Symonds, Peter Chambré and John Aston during which the parties discussed the basis of their respective views on valuation. After substantial rounds of negotiation, the parties agreed in principle an offer of 1,320 pence per share from AstraZeneca to CAT’s Shareholders. On this basis Peter Chambré and John Aston agreed to recommend this offer to CAT’s Board on 4 May 2006 for their consideration. It was further agreed between the parties that any potential offer would be subject to completion of due diligence and agreement of other customary contractual matters.
On 4 May 2006, Peter Chambré informed the CAT Board of the proposed 1,320 pence per CAT Share offer from AstraZeneca. The Board resolved that AstraZeneca be permitted to carry out due diligence investigations of CAT and authorised the management team to work towards a transaction at the proposed offer price, subject to final terms and conditions and other contractual matters.
On 4 May 2006, Peter Chambré called Jon Symonds to confirm that CAT’s Board had agreed in principle to recommend AstraZeneca’s proposed offer, subject to agreeing final terms and conditions and other contractual matters.
On 5 May 2006, a meeting took place between Peter Chambré, John Aston, Diane Mellett (Director and General Counsel of CAT) and Justin Hoskins (Company Secretary of CAT) together with John Patterson, Jon Symonds, Rodger McMillan, Shaun Grady, Claude Bertrand and Roger Lloyd (AstraZeneca Global Licensing). The meeting principally focused on due diligence, documentation and logistical matters. It was agreed that the objective would be for all related work streams to progress and result in announcement of a recommended offer following approval by AstraZeneca’s and CAT’s respective Boards of Directors on or by 16 May 2006.
On 8 May 2006, John Patterson, Hamish Cameron (AstraZeneca Research and Development) and Lynn Tetrault (Human Resources Vice-President, Development of AstraZeneca) met with Peter Chambré to discuss operational and human resources matters relating to the proposed offer.
On 8 May 2006, CAT and AstraZeneca signed a confidentiality agreement prior to the due diligence exercise commencing. Following the execution of the confidentiality agreement, members of AstraZeneca’s and CAT’s legal and patent departments met, together with external legal counsel, for an overview of certain intellectual property and contractual arrangements of CAT.
During 10 and 11 May 2006, AstraZeneca engaged in a focussed, due diligence exercise with respect to CAT. In addition, a series of management discussions took place between certain senior representatives and advisers of AstraZeneca and CAT. Meetings between certain other senior representatives of AstraZeneca and CAT also occurred, primarily focusing on developing CAT’s business and operating model and its governance and management structure, assuming the proposed offer were successful. AstraZeneca and CAT also began to develop plans for communications with employees and other key stakeholders.
On 10 May 2006, David Brennan (Executive Director and Chief Executive Officer of AstraZeneca PLC) spoke with Paul Nicholson (Chairman of CAT) by telephone, during which each confirmed his support for the proposed transaction.
From 8 May 2006 until 14 May 2006 inclusive, the legal and financial advisers to AstraZeneca and CAT negotiated the terms of various agreements relating to the proposed offer and finalised the documentation relating to the Announcement.
On 13 May 2006, Jon Symonds wrote to the CAT Board formally setting out the terms of the offer that AstraZeneca intended to make, upon and subject to finalisation of all outstanding matters and approval by the AstraZeneca Board and AstraZeneca PLC Board.
On 14 May 2006, the CAT Board met to consider the proposal from AstraZeneca. Morgan Stanley delivered a written opinion to the CAT Board that, as of such date and based upon and subject to the various considerations set out in the opinion, the terms of the Offer were fair and reasonable. After due and careful consideration, the CAT Board agreed to recommend the Offer to the holders of CAT Securities.
Also on 14 May 2006, the AstraZeneca PLC Board and the AstraZeneca Board each met to approve the terms and conditions of the Offer.
On 15 May 2006, AstraZeneca announced the Offer.
From 15 May 2006 until the date of this document, AstraZeneca, CAT and their respective legal and financial advisers had such meetings, telephone conversations and other communications as were deemed necessary and advisable to prepare the Offer Document and the other Offer-related materials to send to the holders of CAT’s Securities.

2	Agreements with AstraZeneca and its affiliates
Subscription Agreement
On 21 November 2004, AstraZeneca entered into a subscription agreement with CAT (the “Subscription Agreement”) pursuant to which AstraZeneca agreed to subscribe for a total of 10,217,983 CAT Shares. The issue of these CAT Shares was conditional, amongst other things, upon CAT obtaining the approval of its shareholders to the disapplication of their statutory pre-emption rights in relation to these CAT Shares, which occurred on 16 December 2004.
Under the Subscription Agreement, AstraZeneca subscribed in cash for 10,217,983 CAT Shares at a price of £7.34 per share for a total investment of £75 million and agreed, amongst other things and subject to certain exceptions, not to increase its percentage holding of CAT Shares (when aggregated with any holding of its affiliates) above 19.9 per cent. of CAT’s issued ordinary share capital for a period of 36 months (the “Restricted Period”). AstraZeneca also agreed, subject to certain exceptions, during the Restricted Period not to make (or act as a concert party to) an offer to acquire any shares in the capital of CAT under the Code unless the offer was recommended by a majority of the CAT Board.
Collaboration Agreement
In connection with the subscription under the Subscription Agreement, AstraZeneca also entered into a collaboration and license agreement (the “Collaboration Agreement”) with CAT on 21 November 2004. The Collaboration Agreement and the Subscription Agreement were inter-conditional. Pursuant to the Collaboration Agreement, CAT and AstraZeneca formed a strategic alliance for the joint discovery and development of human monoclonal antibody therapeutics, principally in the field of inflammatory disorders, including respiratory diseases. The alliance includes a five year discovery initiation phase, during which the parties have agreed jointly to initiate a minimum of 25 discovery programmes. The committed joint research investment is a minimum of US$175 million during this phase, which the parties have agreed to fund equally. Under this agreement, AstraZeneca obtained the rights to opt-in to, and develop jointly, CAT discovery programmes existing at the date of the agreement and also certain future CAT discovery programmes that CAT independently initiates. In addition, CAT retained the right to co-promote products resulting from these programmes in the United States. CAT agreed to be principally responsible for antibody discovery, manufacturing process development and the supply of material for exploratory clinical trials. AstraZeneca agreed to be principally responsible for translational biology, clinical development programmes, regulatory filings and commercialisation.
Break Fee Agreement
Pursuant to the Break Fee Agreement, CAT agreed to pay a sum to AstraZeneca of £5 million if either (i) the CAT Directors change the terms of or withdraw their recommendation of the Offer or (ii) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional any person (other than AstraZeneca or a person acting in concert (as defined in the City Code) with AstraZeneca) announces an intention to make a competing offer however effected, to acquire the entire issued share capital of CAT (other than CAT Shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer becomes or is declared wholly unconditional.
AstraZeneca has agreed to pay a sum to CAT of £2.5 million if AstraZeneca invokes the OFT Condition to the Offer or if the Offer lapses by reason of the referral of the Offer by the OFT to the Competition Commission, unless the failure to satisfy the OFT Condition, or the referral to the Competition Commission, as the case may be, arises from the failure of CAT to use its reasonable endeavours to assist in the satisfaction of the OFT Condition (including the provision of necessary information or assistance to the OFT).
Under the Break Fee Agreement, CAT unconditionally and irrevocably released AstraZeneca from its obligations under the Subscription Agreement and waived all rights it had, subject to AstraZeneca or any member of the AstraZeneca Group formally announcing the Offer before 19 May 2006.
Irrevocable Undertakings
As set out earlier in this Part II of this document, on 14 May 2006, each of the CAT Directors irrevocably undertook to AstraZeneca to accept the Offer in respect of, in aggregate, 190,569 CAT Shares, representing approximately 0.36 per cent. of CAT’s entire issued share capital. Those undertakings will remain binding even if there were a higher competing offer. See paragraph 4 of Appendix V for further information about the irrevocable undertakings.
Co-operation Agreement
CAT and AstraZeneca entered into a co-operation agreement dated 14 May 2006 (the “Co-operation Agreement”), whereby CAT agreed, amongst other things, subject to the CAT Directors continuing to recommend the Offer: (i) to take all such action it is reasonably able to take to procure the obtaining of the clearances and consents referred to in, and the fulfilment of the conditions set out in, the Announcement; (ii) to take no action which may be prejudicial to the obtaining of such clearances and consents; (iii) to notify AstraZeneca of any matter or circumstance reasonably likely to result in any of the conditions to which the Offer will be subject (as set out in the Announcement) to be unfulfilled or incapable of fulfilment; (iv) to agree to any extension of certain time limits set out in the City Code or the Exchange Act as are deemed reasonably desirable by AstraZeneca; (v) to consult with AstraZeneca prior to making certain public announcements; and (vi) to provide information for the purposes of preparing an offer document.
CAT and AstraZeneca also agreed to use their respective reasonable endeavours to ensure the satisfaction of the OFT Condition as soon as practicable after the Announcement. In addition, AstraZeneca undertook that it would procure that certain determinations of CAT’s Remuneration Committee would be honoured.
Exclusivity Agreement
Pursuant to an exclusivity agreement executed on 14 May 2006 (the “Exclusivity Agreement”), CAT has undertaken, amongst other things, from the date of execution of the Exclusivity Agreement to the completion date of the Offer (the “Exclusivity Period”) that: (i) it shall not, and shall procure that members of its group shall not, make any initial or further approach to, entertain any approach from, or enter into or continue negotiations with, any person with a view to a transaction taking place which would in the reasonable opinion of CAT preclude or materially restrict or delay the Offer; (ii) it shall notify AstraZeneca PLC immediately in writing if it is required, in the context of the Offer, to provide any information to a bona fide competing offeror under Rule 20.2 of the City Code; and (iii) AstraZeneca PLC shall have an exclusive right to negotiate the Offer during the Exclusivity Period; provided that, these undertakings will not apply to any action or omission which is required by virtue of the fiduciary duties of the CAT Directors or under the provisions of the City Code or required by law or any regulatory body, by the

Listing Rules, Disclosure Rules or Prospectus Rules made by the FSA under Part VI of the Financial Services and Markets Act 2000 or any rules and regulations of the FSA or the London Stock Exchange (or any other stock exchange on which CAT’s Shares are listed or quoted).

3	Fairness of the Offer
The offer is treated as a “going-private” transaction under, the rules and regulations of the Exchange Act which require AstraZeneca PLC and AstraZeneca (together, the “AstraZeneca Entities”) and CAT to state their beliefs as to the fairness of the Offer to unaffiliated shareholders of CAT (collectively, the “Public Shareholders”).
AstraZeneca PLC and AstraZeneca
The AstraZeneca Entities believe that the Offer is substantively and procedurally fair to the Public Shareholders. In reaching their determination that the Offer is fair to the Public Shareholders, the AstraZeneca Entities considered the following factors:
Offer Price
The Offer premium described below represents the value that the AstraZeneca Entities ascribe to the expectation that CAT’s capabilities, when combined with AstraZeneca’s global development and marketing expertise, will deliver an expanded pipeline of novel biological therapeutics to address unmet medical needs of patients in AstraZeneca’s targeted disease areas. AstraZeneca expects that its ability to bring additional resources and capabilities to CAT will allow it to develop CAT’s technology platform beyond its current capability and across a number of therapeutic areas including respiratory & inflammation, oncology & infection, neuroscience, cardiovascular and gastrointestinal. The value of this strategic opportunity is reflected in the price of the Offer of 1,320 per CAT Share and CAT ADS, and may not be relevant or applicable or of the same amount for other parties who are potential acquirers of CAT or if CAT were to remain independent. The price of the Offer also reflects the value of several other substantial assets beyond CAT’s current scientific capabilities. These include a royalty stream on the sales of HUMIRA, potential milestones and royalties on CAT’s other licensed products and access to CAT’s proprietary pipeline (including CAT-3888 in Phase II and CAT-354 in Phase I), which will be integrated into AstraZeneca’s development portfolio.
The Offer represents a premium of approximately 66.9 per cent. to the Closing Price of 791 pence per CAT Share and 68.2 per cent. to the Closing Price of CAT’s ADSs of US$14.84 per ADS, each on 12 May 2006 (being the last dealing day prior to the date of the Announcement).
The Offer represents a premium of 88.0 per cent. to CAT’s average share price of 702 pence per share and a premium of 98.7 per cent. to CAT’s average ADS price of US$12.56 per ADS over the last twelve months prior to the date of the Announcement.
Procedural
The terms of the Offer were agreed between the AstraZeneca Entities and CAT in arms-length negotiations and each party’s respective Board of Directors made its own independent determinations about the merits and fairness of the Offer. Although AstraZeneca holds 19.2 per cent. of CAT’s issued share capital, it has no representation on the CAT Board. In addition, the CAT Board has retained separate legal and financial advisers to counsel them in respect of the transaction and has also obtained a fairness opinion from Morgan Stanley.
As part of the Subscription Agreement entered into by AstraZeneca and CAT in November 2004, AstraZeneca agreed not to increase its percentage holding of CAT Shares (when aggregated with any holding of its affiliates) above 19.9 per cent. of CAT’s issued ordinary share capital for a period of 36 months. Also, during that period, AstraZeneca agreed not to make (or act as a concert party to) an offer to acquire any shares in the capital of CAT under the City Code. Pursuant to the Subscription Agreement, the only way AstraZeneca could increase its ownership above 19.9 per cent. before November 2007 would be if a majority of the CAT Board recommended acceptance of the offer or if a third party announced its firm intention to make an offer for CAT. As stated earlier in this document, the Offer has been unanimously recommended by CAT’s Board.
CAT Shareholders retain certain procedural protections in the event that AstraZeneca acquires 90 per cent. of total outstanding CAT Shares in issue to invoke the compulsory acquisition procedures of the Interim

Regulations. In particular, under certain circumstances, the minority CAT Shareholders may require AstraZeneca to acquire their CAT Shares following the close of the Offer, and upon such acquisition or upon compulsory acquisition by AstraZeneca, a minority CAT Shareholder may request an English court to require AstraZeneca to acquire their CAT Shares on terms different to those of the Offer; however, the court will not require AstraZeneca to pay consideration of a higher value than that available under the Offer, unless the CAT Shareholder can show that the consideration available under the Offer would be unfair.
Minimum Acceptance Condition
The Offer is conditional on AstraZeneca receiving valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the CAT Shares (including CAT Shares represented by CAT ADSs) to which the Offer relates. However, such condition is subject to waiver by AstraZeneca.
Additional matters
In view of its many considerations, the Boards of the AstraZeneca Entities did not find it practical to, and did not, quantify or otherwise assign weighting to the specific factors considered. In addition, individual directors may have ranked the specific factors in differing orders of importance.
In evaluating the fairness of the Offer to the Public Shareholders, the AstraZeneca Entities did not consider the net book value of CAT because net book value is not considered to be a material factor relevant to acquisitions of biotechnology companies or to the trading prices of such companies’ equity securities. The AstraZeneca Entities did not consider liquidation value in determining the fairness of the Offer because CAT will continue to operate as a subsidiary of AstraZeneca after completion of the Offer. In addition, the AstraZeneca Entities did not consider any other firm offers made by any unaffiliated third parties with respect to any tender offer, merger, consolidation, sale of assets or other sales of CAT, as they were not aware of any such offers.
The AstraZeneca Entities neither sought nor obtained a fairness opinion or appraisal from Goldman Sachs International or any other third party adviser in connection with the Offer.
Neither of the AstraZeneca Entities have made any provisions to grant the Public Shareholders access to their corporate files or obtain any counsel of appraisal services and do not have any intention of doing so in the future.
The AstraZeneca Entities’ views as to the fairness of the Offer to the Public Shareholders should not be construed as a recommendation to any holder of CAT Securities as to whether such holder should tender such securities in connection with the Offer.
CAT
The CAT Board considered the following factors in connection with its recommendation of the Offer and its determination that the Offer is fair to the holders of CAT Securities to whom the Offer is being made:
Offer Price. The CAT Board concluded, based on CAT’s negotiations with AstraZeneca, that the Offer represented the highest price which AstraZeneca would be willing to pay in acquiring the CAT Securities at this time.
Arm’s-Length Negotiations. The CAT Board considered the fact that the Offer is the result of arm’s-length negotiations between AstraZeneca and the CAT Board. None of the CAT Directors are or have been employed by or affiliated with AstraZeneca (except in respect of Ake Stavling who was an executive director of AstraZeneca PLC until 2003 and, other than Ake Stavling’s pension entitlements from the AstraZeneca Group, the only connection Ake Stavling currently has with AstraZeneca is in relation to his holdings of shares in AstraZeneca PLC, details of which are disclosed in paragraph 5(c) of Appendix V to this document). All CAT’s non-executive directors have unanimously recommended that holders of CAT Shares and CAT ADSs accept the Offer.
Strategic Alternatives. The CAT Board considered, for the reasons for the Offer given by AstraZeneca in paragraph 5 of Part II of this document, that AstraZeneca would be able to ascribe more value to CAT’s core technologies than other potential purchasers of CAT. This consideration, in addition to the percentage of outstanding CAT Shares already held by AstraZeneca, led the CAT Board to conclude that AstraZeneca was the most likely potential acquirer to ascribe the highest value to CAT. It was the view of the CAT Board that AstraZeneca would not have offered a price at the level it has, had CAT been soliciting other possible offers during the course of those negotiations.

Market Price and Premium. The CAT Board considered the historical market prices and recent trading activity of the CAT Shares, including the fact that the proposed consideration of 1,320 pence per share or ADS in cash to be received by holders of CAT Securities under the Offer represents a premium of approximately 66.9 per cent. to the closing market price of CAT Shares on 12 May 2006, the last trading day prior to the Announcement and a premium of 88.0 per cent. to the average price of 702 pence per CAT Share over the 12 months prior to the Announcement.
Likelihood of a Higher Trading Price. The CAT Board also considered the historically volatile nature of CAT’s ordinary share price and analysts’ projections of the trading range for CAT Shares. The CAT Board determined that, while it was possible that at some time in the long-term future CAT Shares could trade in excess of the Offer price, that prospect was highly uncertain and subject to a risk, which cannot be discounted, that the trading price could remain below the Offer price. In reaching this conclusion, the CAT Board also considered the fact that, even if the trading price for CAT Shares were to rise above 1,320 pence for a period of time, the liquidity and historical trading volume of CAT Shares would not necessarily permit all CAT Shareholders to sell CAT Shares at that price, whereas the Offer would provide immediate liquidity for all CAT Shareholders at 1,320 pence per share. Accordingly, the CAT Board determined that the relative certainty of capturing enhanced value through the Offer could be of significant benefit to CAT Shareholders as compared with the possibility that at some undetermined future date the CAT Shares might trade at a comparable or higher level.
Historical and Projected Financial Performance and Related Risks and Uncertainties. The CAT Board considered CAT’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of CAT’s product pipeline if it were to remain a listed company. The CAT Board considered that for success to be achieved from the current pipeline would require a number of early stage candidates advancing successfully through pre-clinical and clinical trials and launching into the market and was, therefore, subject to significant risks and uncertainties. The CAT Board also noted that, while CAT had sufficient capital resources to fund its development in the near-term, the potential high costs of future clinical trials may require CAT to seek additional funds from the capital markets. The potential success (or otherwise) of CAT’s future capital markets transactions would be subject to market conditions and therefore may prevent CAT from funding these clinical trials. The CAT Board noted that CAT did not expect to achieve full year profitability in the short or medium terms and that profitability was highly dependent on the successful clinical development of CAT’s product pipeline. Because of the risk and uncertainties associated with CAT’s future prospects, the CAT Board concluded that this detriment was not quantifiable and also concluded that obtaining a cash premium of the level offered by AstraZeneca for the CAT Securities now was preferable to the holders of CAT Securities having an uncertain potential future return.
Timing of Completion/ Cash Offer. The CAT Board considered the anticipated timetable for the Offer, including the date by which AstraZeneca anticipates that it will be in a position to declare the Offer unconditional in all respects. The CAT Board also considered that the Offer was all-cash. The CAT Board considered that the Offer could allow holders of CAT Securities to receive consideration under the Offer promptly. The CAT Board also considered the fact that AstraZeneca is to fund the Offer entirely out of its cash resources.
Terms and Conditions of the Offer and Related Other Agreements with AstraZeneca. The CAT Board also considered the terms and conditions of the Offer, including the requirement by AstraZeneca that CAT gave certain exclusivity commitments to AstraZeneca (details of which are summarised in paragraph 2 of this Part III). In addition, the CAT Board considered, on the basis of AstraZeneca’s negotiating stance, that the agreement by CAT to pay AstraZeneca a break fee of £5.0 million in certain circumstances as described above was a pre-requisite to AstraZeneca making the Offer.
Opinion of financial adviser. The CAT Board considered the opinion of Morgan Stanley, dated 14 May 2006, that, as of such date and based upon and subject to the various considerations set out in its opinion, the terms of the Offer were fair and reasonable, as well as the 14 May 2006 presentation made by Morgan Stanley to the CAT Board relating to the financial analyses performed by Morgan Stanley in connection with its opinion. In providing its opinion, Morgan Stanley took into account the commercial assessments of the CAT Directors.
In connection with the CAT Board’s consideration of the Morgan Stanley opinion, it took note of the fact that Morgan Stanley will receive two payments, the first payable following the release of the Announcement and the second contingent on the closing of the Offer, details of which are set out at the end of this paragraph 3. The full text of the opinion of Morgan Stanley, dated 14 May 2006, which sets out assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A to this Part III. Holders of CAT Securities should read the opinion carefully and in its entirety. Morgan Stanley provided its opinion for the information and assistance of the CAT Board in connection with its consideration of the Offer. Morgan Stanley expressed no opinion or recommendation as to whether or not holders of CAT Securities should accept the Offer. A summary of Morgan Stanley’s fairness opinion is set out below, describing, amongst other things, the findings and recommendations, the basis for arriving at the findings and recommendations and instructions from CAT.
In addition to the matters mentioned above, the CAT Board considered the present economic environment, the likelihood of consummation of the Offer and other relevant facts and circumstances pertaining to the proposed transaction. The CAT Board also considered, as potential negative factors, that: (i) after the Offer, the holders of CAT Securities would not be able to participate in any resulting long-term benefits, including potential advancements in CAT’s product pipeline; (ii) potential disruption to CAT’s business might result from entertaining the Offer; (iii) the perceptions of the holders of CAT Securities, customers and employees concerning the Offer were uncertain; and (iv) the cash consideration to be received by holders of CAT Securities will be taxable. However, the CAT Board determined that these negative factors were substantially outweighed by the positive factors discussed above. The CAT Board did not consider in more detail the net book value or the liquidation value of CAT during its deliberation process, on the basis that the net book value and liquidation value methodologies would result in lower valuations than those which the CAT Board was already considering.
The description of factors set out above is not intended to be exhaustive but summarises the primary factors, in no particular order, considered by the CAT Board. In view of its many considerations, the CAT Board did not find it practical to, and did not, quantify or otherwise assign weighting to the specific factors considered. In addition, individual members of the CAT Board may have ranked the specific factors in differing orders of importance. After reviewing all these considerations collectively the CAT Board unanimously recommended to the holders of CAT Securities to accept the Offer.
Opinion of Morgan Stanley & Co. Limited
Pursuant to an engagement letter effective 14 May 2006, CAT engaged Morgan Stanley as its exclusive financial adviser in connection with a possible sale of all or a majority of the issued share capital of CAT to AstraZeneca by way of, amongst other things, a takeover offer. Under this engagement, CAT asked Morgan Stanley to provide its opinion on 14 May 2006 as to whether the terms of the Offer are fair and reasonable. CAT selected Morgan Stanley to act as its financial adviser based on Morgan Stanley’s qualifications, expertise and reputation as well as its knowledge of the business and affairs of CAT.
At a meeting of the CAT Board on 14 May 2006, Morgan Stanley rendered its oral opinion (subsequently confirmed in writing), that, as of 14 May 2006, based on and subject to the assumptions and other considerations set out therein, the terms of the Offer were fair and reasonable.
The full text of the written opinion of Morgan Stanley, dated as of 14 May 2006, is attached as Annex A to Part III of this document. Morgan Stanley’s opinion sets out, amongst other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Holders of CAT Securities should read the entire opinion carefully.
Morgan Stanley’s opinion is addressed and directed to the CAT Board only and addresses only whether the terms of the Offer are fair and reasonable. It does not address any other aspects of the Offer and does not constitute a recommendation or opinion by Morgan Stanley as to whether any holder of CAT Securities should tender its CAT Securities into the Offer. This summary does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with rendering its opinion, and is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion, Morgan Stanley, amongst other things:

i)	reviewed certain publicly available financial statements and other information of CAT;

ii)	reviewed certain internal financial statements and other financial and operating data concerning CAT prepared by CAT’s management;

iii)	reviewed certain financial projections prepared by CAT’s management;

iv)	discussed the past and current operations and financial condition and the prospects of CAT with its senior executives;

v)	reviewed the reported prices and trading activity for CAT’s Shares;

vi)	compared CAT’s financial performance and the prices and trading activity of its ordinary shares with that of certain other comparable publicly-traded companies and their shares;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations with AstraZeneca’s financial and legal advisers;

ix)	reviewed a draft of the Announcement dated 13 May 2006; and

x)	reviewed such other information as it deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgements of CAT’s future financial performance. In addition, Morgan Stanley assumed that the Offer will be consummated in accordance with the terms set out in the draft announcement of AstraZeneca’s firm intention to make the offer dated 13 May 2006, without any waiver, amendment or delay of any terms or conditions. In providing its opinion, Morgan Stanley took into account the commercial assessments of the CAT Directors.
Morgan Stanley is a financial adviser only and relied upon, without independent verification, the assessment of CAT and its legal, tax and regulatory advisers with respect to legal, tax and regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of CAT’s assets or liabilities, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as at, the date of the opinion.
In arriving at its opinion, Morgan Stanley was not authorised to solicit, and did not solicit, interest from any party with respect to the acquisition of CAT or any of its assets.
The following sets out a summary of the analyses performed and utilised by Morgan Stanley in connection with its opinion of 14 May 2006. The following summary does not purport to be a complete description of the financial analyses performed by Morgan Stanley. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses.
Research Analyst Share Price Targets
Morgan Stanley reviewed available research analyst price targets for CAT Shares from 7 November 2005 through 11 May 2006. Morgan Stanley noted that the range of low and high price targets of CAT Shares was 627 pence and 925 pence. Morgan Stanley also reviewed the value attributed to any CAT identified products or cash within the research analyst price target estimation.
The following table presents the details of this analysis:

Research Analyst	Date	Price Target

		(pence)
Canaccord	9-Feb-06	925
Merrill Lynch	13-Feb-06	890
Charles Stanley	6-Feb-06	870
Lehman Brothers	7-Mar-06	867
Credit Suisse	2-May-06	860
ING	6-Dec-05	738
Goldman Sachs	7-Nov-05	627
Morgan Stanley initially consulted with the CAT Offer Committee on 6 April 2006 and provided a preliminary view on two issues: (i) possible negotiating strategy with AstraZeneca including data to support arguments related to value and (ii) initial views on values for CAT which commenced the broader process of preparing a formal valuation analysis presentation to the full CAT Board. At this initial stage, CAT had not received an indication of value from AstraZeneca. In their discussions, Morgan Stanley’s initial analysis also identified the extent to which research analysts’ valuations differed from price targets published by the research analysts. The range of low and high research analyst valuations of CAT Shares was 627 pence to 992 pence.
The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for CAT Shares and these estimates are subject to uncertainties, including the future financial performance of CAT and future financial market conditions.
Historical Share Price Analysis
Morgan Stanley reviewed the historical price performance of CAT Shares from 12 May 2003 through 11 May 2006. Morgan Stanley noted that the range of low and high prices of CAT Shares during the 52 week period ending 11 May 2006 was 551 pence and 850 pence. Morgan Stanley also noted the proposed Offer price of 1,320 pence per CAT Share.
The following table presents the results of this analysis:

Time Period	Price per Share

(pence)
3-Year High	850
3-Year Low	406
1-Year High	850
1-Year Low	551
Last 3-Month Volume Weighted Average	765
Last 12-Month Volume Weighted Average	705
Implied Premium Analysis
Morgan Stanley analysed the proposed Offer price of 1,320 pence to derive the premium over the closing price of CAT Shares on the London Stock Exchange as of 11 May 2006 and over the one-year high as of that date. Morgan Stanley also analysed premiums over the volume weighted average closing prices of CAT Shares on the London Stock Exchange for selected periods ending 11 May 2006. This analysis assumed the Offer price of 1,320 pence per CAT Share.
The following table presents the results of this analysis:

		Implied Premium
Time Period	Price per Share	of Offer Price

	(pence)
11-May 2006	813	62%
1-Year High	850	55%
Last 3-Month Volume Weighted Average	765	73%
Last 12-Month Volume Weighted Average	705	87%
Selected Transaction Analysis
The selected transaction analysis compared the price paid in certain recent precedent transactions to the unaffected market price of the target company prior to launch of an offer. Morgan Stanley selected certain acquisitions of biotechnology companies since 2003, which shared certain dynamics with a potential transaction involving CAT. These dynamics included the stage of development of the target, nature of the target’s business and the relationship between the acquirer and the target prior to the transaction.
The transactions reviewed are listed below:

•	Pfizer Inc’s acquisition of Vicuron Pharmaceuticals Inc

•	Pfizer Inc’s acquisition of Esperion Therapeutics Inc

•	Amgen Inc’s acquisition of Abgenix Inc

•	Eli Lilly & Company’s acquisition of Applied Molecular Evolution Inc

•	GlaxoSmithKline plc’s acquisition of Corixa Corporation

•	Amgen Inc’s acquisition of Tularik Inc

•	Shire Pharmaceuticals plc’s acquisition of Transkaryotic Therapies Inc

•	Novartis AG’s acquisition of Chiron Corporation

•	UCB SA’s acquisition of Celltech Group plc
For each of the selected transactions, Morgan Stanley calculated and compared the premiums represented by the per share consideration in relation to the closing price of the target’s shares compared to the unaffected share price prior to the announcement of the transaction.
The following table presents the results of this analysis:

Premium of the Offer Price of
1,320 pence to:

11 May 2006
			Closing Price	Last 3 Month Volume
			of 813 pence	Weighted Average of
Premium	Range	Average	per share	765 pence per share

Biotechnology Transactions	28%-84%	49%	62%	73%
Morgan Stanley’s preliminary analysis included a similar universe of precedent transactions where the average premium was also 49 per cent., but the final analysis excluded certain transactions that were not considered appropriate due to the length of time that had elapsed since a particular transaction and because of Morgan Stanley’s more detailed understanding of the nature of CAT’s business.
Selected UK Precedent Transactions: Morgan Stanley reviewed certain UK public cash transactions greater than £500 million over a twelve-month period ending 11 May 2006. The transactions reviewed are listed below:

•	Dubai Ports World’s acquisition of Peninsular and Oriental Steam Navigation (“P&O”)

•	Sabre Holdings Corporation’s acquisition of Lastminute.com plc

•	Cie de Saint Gobain’s SA acquisition of BPB plc

•	Deutsche Post AG’s acquisition of EXEL plc

•	Pendragon plc’s acquisition of Reg Vardy plc

•	Charterhouse Capital Partners LLP’s acquisition of PHS Group plc

•	Talisman Energy Inc’s acquisition of Paladin Resources plc

•	Telefonica SA’s acquisition of O2 plc

•	Persimmon plc’s acquisition of Westbury plc

•	Violet Acquisition Ltd’s acquisition of Somerfield plc

•	Peel Port Investments Limited’s (Whittaker Group) acquisition of Mersey Docks and Harbour Company

•	Glazer Family Trust’s acquisition of Manchester United Plc
For each of the selected transactions, Morgan Stanley calculated and compared the premiums represented by the per share consideration in relation to the closing price of the target’s ordinary shares compared to the unaffected share price prior to the announcement of the transaction.
The following table presents the results of this analysis:

Premium of the Offer Price of
1,320 pence to:

11 May 2006
			Closing Price	Last 3 Month Volume
			of 813 pence	Weighted Average of
Premium	Range	Average	per share	765 pence per share

UK Cash Transactions over £500 million	17%-71%	36%	62%	73%
Morgan Stanley also noted the 27.3 per cent. premium paid by AstraZeneca for its acquisition of a 19.9 per cent. stake in CAT in November 2004. The premium paid, corresponding to a share price of 734 pence at the time of the acquisition of the stake, is calculated based on the average of CAT’s closing share price on the five days prior to the announcement date of 22 November 2004.

Morgan Stanley noted that none of the precedent transactions was identical to the Offer and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgements concerning differences in industry and individual company dynamics, stock market valuation parameters, the passage of time, financial and operating characteristics and various other factors that would necessarily affect the premia offered to holders of CAT Securities in the Offer as compared to the premium offered in precedent transactions. Mathematical analysis (for example, determining the average) is not in itself a meaningful method of using comparable transaction data.
Discounted Cash Flow Analysis
Morgan Stanley performed discounted cash flow analyses to determine a range of present values for CAT based on financial information provided by the management of CAT and current securities analyst estimates. Morgan Stanley’s valuation approach centered around two methodologies:

•	“Market Attributable Valuation” representing the marketed and pipeline products currently recognised by the market including royalty streams from HUMIRA, certain advanced clinical stage pipeline products (partnered and proprietary), cash, cash equivalents and marketable securities; and

•	“Full Valuation on a Standalone Basis” — In addition to the value described above, this methodology also aims to ascribe value to the earlier-stage pipeline candidates and to CAT’s proprietary discovery technology platform.
Market Attributable Valuation — Values in a range of 899 pence to 1,026 pence per CAT Share

•	Morgan Stanley performed a discounted cash flow analysis on the approved products and for certain clinical pipeline products, based on the following assumptions:

•	Securities analyst estimates of sales for HUMIRA and other pipeline products

•	Industry standard and company provided clinical attrition rates based on the type of product analysed

•	12.5 per cent. discount rate for CAT’s proprietary products and the licensee’s discount rate in a range of 8.0 per cent. to 12.5 per cent. for products on which CAT receives a royalty stream. The discount rates utilised in this analysis were based upon an analysis of the weighted average cost of capital of CAT and its licensees, other comparable companies and securities analyst estimates

•	The discount period used was 20 years after the launch of the product, or if shorter, the length of time from launch of the product to the expiration of the license agreement

•	The range of values provided included a sensitivity analysis related to HUMIRA forecasted growth for the period between 2010 and 2018. The DCF value range of 899 pence to 1,026 pence per CAT Share was based on a (10 per cent.) to 3 per cent. HUMIRA compound annual growth rate for the 2010 to 2018 period. In its preliminary analysis, Morgan Stanley provided a spot valuation of 1,026 pence per CAT Share based on a 3 per cent. HUMIRA compound annual growth rate in the period from 2010 to 2018

•	Cash and cash equivalents were valued at par and marketable securities at the market value of the underlying, where available
Full Valuation on a Standalone Basis — Values in a range of 1,139 pence — 1,346 pence per CAT share. In addition to the Market Attributable Valuation, Morgan Stanley performed two additional analyses including (i) a discounted cash flow analysis of the early-stage pipeline candidates not currently recognised by the market and (ii) a valuation of CAT’s proprietary discovery technology platform.
Early-stage pipeline candidates: Morgan Stanley performed a discounted cash flow analysis of the early-stage pipeline candidates employing a methodology similar to the approach used in the Market Attributable Valuation, based on the following assumptions:

•	Securities analyst estimates of peak sales for pipeline products or similar products where available

•	Industry standard and company provided clinical attrition rates based on the type of product analysed

•	12.5 per cent. discount rate for CAT’s proprietary products and the licensee’s discount rate in a range of 8 per cent. to 12.5 per cent. for products on which CAT receives a royalty stream. The discount rates utilised in this analysis were based upon an analysis of the weighted average cost of capital of CAT and its licensees, other comparable companies and securities analyst estimates

•	The discount period used was 20 years after the launch of the product, or if shorter, the length of time from launch of the product to the expiration of the license agreement

Platform Technology Valuation: Morgan Stanley performed a valuation aiming to ascribe the value attributable to CAT’s proprietary discovery technology platform based on three different methodologies:

•	Discounted Cash Flow (“DCF”) / Throughput Model: Morgan Stanley performed a discounted cash flow analysis based on the following assumptions:

•	Estimated a DCF value of a discovery lead based on industry standard peak sales, economics, attrition rates and 20 year product life (for products in the AstraZeneca collaboration, economics of that agreement applied)

•	Based on management guidance, attempted to determine the productivity of CAT’s “discovery engine” and the number of discovery leads generated annually

•	12.5 per cent. discount rate for CAT proprietary candidates and 8 per cent. discount rate for AstraZeneca partnered candidates

•	Comparable Company Trading: Morgan Stanley also reviewed comparable companies trading for listed companies whose value was largely attributable to their technology platforms and not to the clinical pipeline. The companies reviewed include:

•	MorphoSys AG

•	Galapagos NV

•	Precedent Transactions: Morgan Stanley considered certain precedent transactions where the value of the technology platform was understood to be a key strategic driver for the acquisition. The transactions reviewed include:

•	Merck & Co Inc.’s acquisition of Rosetta Inpharmatics Inc

•	Eli Lilly & Company’s acquisition of Applied Molecular Evolution Inc

•	Takeda Pharmaceuticals Co Ltd.’s acquisition of Syrrx Inc

•	Johnson & Johnson’s acquisition of TransForm Pharmaceuticals Inc

•	Merck & Co Inc.’s acquisition of GlycoFi Inc
The ranges for the purposes of Morgan Stanley’s 14 May 2006 opinion were based on the HUMIRA sensitivity described above and an additional range of values for the Platform Valuation based on the triangulation of the three methods described above. Morgan Stanley’s preliminary analysis provided only a spot estimate of 1,308 pence per CAT Share for the Full Valuation / Standalone Value.
Prior to receiving any indication of value from AstraZeneca, Morgan Stanley’s preliminary analysis had included estimates of a potential maximum price per CAT Share that AstraZeneca could, in theory, pay, primarily as a support for the upcoming negotiations. This analysis was based on a number of assumptions without verification or consultation with AstraZeneca including: (i) that AstraZeneca’s valuation approach was similar to the DCF methodology highlighted above and (ii) preliminary estimates of potential synergies and tax benefits to AstraZeneca that would not be achievable by CAT on its own. The preliminary analysis yielded a maximum theoretical value to AstraZeneca of 1,465 pence per CAT Share.
Future Share Price Analysis
Morgan Stanley’s preliminary analysis also considered an upside and downside scenario under the Discounted Cash Flow/ Market Attributable Valuation analysis to provide a range of potential share prices in 2009 discounted back to 2006, but Morgan Stanley did not consider this analysis in connection with its opinion as it was not deemed as additive to the other methodologies employed and described above. The analysis provided a valuation range of 605 pence to 1,235 pence per CAT Share in 2006.

In connection with the review of the Offer by the CAT Board, Morgan Stanley performed a variety of financial and comparative analyses for the purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analysis described above must be considered as a whole and that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Morgan Stanley with respect to the actual value of CAT or the CAT Shares, or the prices at which such shares might trade at any time. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters. Many of these assumptions are beyond the control of Morgan Stanley or CAT. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favourable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of whether the terms of the Offer are fair and reasonable and in connection with the delivery of its opinion to the CAT Board. These analyses do not purport to be appraisals or to reflect the prices at which CAT Shares might actually trade.
The price of the Offer was determined through arm’s-length negotiations between CAT and AstraZeneca and was approved by the CAT Board. Morgan Stanley provided advice to CAT during these negotiations. Morgan Stanley did not, however, recommend any specific offer price to CAT or that any specific offer price constituted the only appropriate consideration for the Offer.
Morgan Stanley’s opinion and its presentation to the CAT Board was one of many factors taken into consideration by the CAT Board in deciding to recommend that holders of CAT Securities accept the Offer. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the CAT Board with respect to the Offer price or of whether the CAT Board would have been willing to agree to a different Offer price.
The CAT Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognised investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of CAT, AstraZeneca PLC or any other company or any currency or commodity that may be involved in the Offer. In the past, Morgan Stanley and its affiliates have provided financial advisory services to CAT and AstraZeneca PLC and have received fees for the rendering of these services. In addition, Morgan Stanley may also seek to provide similar services to CAT, AstraZeneca PLC and their respective affiliates in the future and would receive fees for the rendering of these services.
Under the terms of its engagement letter, CAT agreed to pay Morgan Stanley a fee of £2.25 million, the payment of a substantial portion of which is contingent upon completion of the Offer. CAT has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, CAT has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

4	Effects of the Offer on Holders of CAT Securities
Lack of participation in future growth of CAT
If the Offer is declared unconditional in all respects, since the Offer is an all-cash offer, any holder of CAT Securities that accepts the Offer will not have the ability to participate in the future earnings, profits and growth of CAT and will not have the rights to vote on any corporate or shareholder matters. In addition, as described below, if AstraZeneca receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of CAT Shares (including shares underlying CAT ADSs) to which the Offer relates, AstraZeneca intends to exercise its rights under UK law to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted. As a result, although you may have not accepted the Offer in respect of some or all of your holding of CAT Securities, under certain circumstances, you still may not be able to participate in the future earnings, profits and growth of CAT or have the right to vote on any corporate or shareholder matters. In particular, under such circumstances, AstraZeneca will have a 100 percent interest in the net book value and net earnings of CAT. For further details about the most current published book value of CAT please see the financial statements of CAT set out in Appendix IV to this document.
To the extent that the Offer becomes or is declared unconditional in all respects by AstraZeneca, and sufficient acceptances under the Offer are received, but there are not sufficient acceptances to invoke the compulsory acquisition procedures of UK law described above, you are likely to be a minority shareholder in CAT with a limited (if any) ability to influence the decision on any matters that are subject to shareholder approval, including the appointment of directors, the acquisition or disposition of substantial assets, the issuance of ordinary shares or other equity securities and the payment of dividends on the CAT Securities. As a result, it is likely that you will be unable to realise significant proceeds from the sale, transfer or other disposition of your CAT Securities.
Absence of market for, and quotation of, the CAT Securities
If the Offer becomes or is declared unconditional in all respects, and sufficient acceptances under the Offer are received, AstraZeneca intends to procure that CAT make applications to cancel the listing of CAT Shares from the Official List and to cancel admission to trading in CAT Shares on the London Stock Exchange’s market for listed securities. AstraZeneca also intends to procure that CAT apply for de-listing of the CAT ADSs from NASDAQ. Such de-listings would significantly reduce the liquidity and marketability of any CAT Shares or CAT ADSs not assented to the Offer at that time. In addition, in the event that the CAT Shares are de-listed from the London Stock Exchange or that there are not a sufficient number of CAT ADSs trading on NASDAQ, NASDAQ may seek to terminate or suspend CAT’s quotation and de-list it from the exchange. AstraZeneca may also request that CAT terminate the existing deposit agreement through which the ADS programme is operated.
If AstraZeneca receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of CAT Shares to which the Offer relates, AstraZeneca intends to exercise its rights pursuant to the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily the remaining CAT Shares in respect of which the Offer has not been accepted on the same terms as the Offer.
It is anticipated that cancellation of listing on the Official List and admission to trading on the London Stock Exchange will take effect no earlier than 20 business days after either (i) the date on which AstraZeneca has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire issued share capital carrying 75 per cent. of the voting rights of CAT or (ii) the first date of issue of compulsory acquisition notices under Schedule 2 of the Interim Regulations. AstraZeneca will notify CAT Shareholders when the required 75 per cent. has been attained and confirm that the notice period has commenced and the anticipated date of cancellation.
It is also intended that, following the Offer becoming or being declared unconditional, CAT will be re-registered as a private company under the relevant provisions of the Companies Act.
Margin regulations
CAT ADSs are currently “margin securities” under the regulations of the Board of Governors of the US Federal Reserve System (the “Federal Reserve Board”), which has the effect, amongst other things, of allowing brokers to extend credit on the collateral of the CAT ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that following completion of the Offer, the CAT ADSs may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and, as a result, could no longer be used as collateral for loans made by brokers.
De-registration under the Exchange Act and availability of public information in the United Kingdom
The CAT ADSs and the CAT Shares (not for trading but in connection with the listing of the CAT ADSs) are currently registered under the Exchange Act. Registration of such CAT ADSs and CAT Shares may be terminated or suspended upon application of CAT to the SEC if CAT ADSs are neither quoted on an inter-dealer quotation system (i.e. NASDAQ) nor held by 300 or more beneficial owners in the United States.
Termination or suspension of registration of CAT ADSs and CAT Shares under the Exchange Act would substantially reduce the information required to be furnished by CAT to holders of CAT ADSs and to the SEC and would make certain provisions of the Exchange Act no longer applicable to CAT. For example, CAT would no longer be required to file an annual report on Form 20-F or make submissions of material information on Form 6-K. Furthermore, it would not be required to file any financial statements with the SEC and would not be required to reconcile its financial statements to generally accepted accounting principles in the United States. In addition, if registration of the CAT Securities were terminated or suspended, the CAT ADSs would no longer be eligible for quotation on NASDAQ.
If the requirements of the relevant rules and regulations under the Exchange Act are satisfied and the Offer is declared unconditional, in all respects with sufficient number of CAT Securities tendered into the Offer, AstraZeneca intends to procure that CAT file a Form 15 to terminate or suspend its registration under the Exchange Act.
If CAT Shares continue to be listed on the Official List following the Offer becoming or being declared unconditional, holders of CAT Shares who have not accepted the Offer will continue to receive the same financial and other information from CAT that it is presently required by the Listing Rules to send to such holders. If CAT Shares are no longer listed on the Official List following the Offer, CAT would no longer be required by those rules to make publicly available such financial and other information.
Effect of the Offer on CAT Share Schemes
The Offer will extend to any CAT Shares unconditionally allotted or issued pursuant to the CAT Share Schemes while the Offer remains open for acceptance (or such earlier date as AstraZeneca may, subject to the rules of the Code, decide). It is also intended that appropriate proposals will be made to participants in CAT Share Schemes as soon as practicable upon the Offer becoming or being declared unconditional.
Appraisal Rights
If AstraZeneca does not obtain sufficient acceptances for it to invoke the provisions of paragraph 2 of Schedule 2 of the Interim Regulations to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs), but does acquire 90 per cent. of the total CAT Shares (including the CAT Shares already owned by AstraZeneca), a minority CAT Shareholder may require AstraZeneca to acquire his CAT Shares at the price to which he would be entitled under the terms of the Offer (pursuant to paragraph 4 of Schedule 2 of the Interim Regulations). This right can be exercised until the date three months after the last date on which the Offer can be accepted, or if later, three months after a notice from AstraZeneca informing minority CAT Shareholders of this right. If AstraZeneca seeks to acquire compulsorily the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted, or if a minority CAT Shareholder seeks to require AstraZeneca to acquire his CAT Shares as described above, the CAT Shareholder may apply to an English court for an order under paragraph 6 of Schedule 2 of the Interim Regulations that AstraZeneca shall not be entitled to acquire his CAT Shares, or that the acquisition take place on terms different from those available under the Offer. However, the court will not require AstraZeneca to pay consideration of a higher value than that available under the Offer unless the CAT Shareholder can show that the consideration available under the Offer would be unfair.
In the context of the Offer, there are no appraisal rights available under the US federal securities law or the state law of the United States since CAT is not incorporated in any state of the United States.

5.	Potential conflict of interest and related party transactions; other matters
By virtue of certain arrangements with and interests in CAT, the AstraZeneca Group and certain of the CAT Directors have various interests in the Offer that may be in addition to, or different from, the interests of the holders of CAT Securities generally. Certain agreements, arrangements or undertakings between the

Company and such persons are described in paragraph 2 of this Part III and in paragraphs 4, 5, 6 and 7 of Appendix V to this document.
Although the CAT Board obtained an opinion as to the fairness and reasonableness of the terms of the Offer from Morgan Stanley, the non-executive directors of CAT did not retain any separate unaffiliated representative to act solely on behalf of the Public Shareholders for the purposes of negotiating the Offer or preparing a report or opinion as to fairness. Each of the CAT Directors who are not employees of CAT recommend that holders of CAT Securities accept the Offer. In addition, CAT has not made any provision in connection with the Offer (other than as required by law or the City Code) to grant the Public Shareholders access to the corporate files of CAT or to obtain counsel or appraisal services at the expense of CAT.

Annex A to Part III
Opinion of Morgan Stanley to CAT Board

[Morgan Stanley Logo]	Morgan Stanley & Co. Limited
25 Cabot Square
Canary Wharf
London E14 4QA
tel   +44 (0)20 7425 8000
fax  +44 (0)20 7425 8990
telex  8812564
14 May 2006
Board of Directors
Cambridge Antibody Technology Group plc
Milstein Building
Granta Park
Cambridge
CB1 6GH
Gentlemen,
We understand that the boards of Cambridge Antibody Technology Group plc (“CAT”) and AstraZeneca UK Limited (“AstraZeneca”), a wholly-owned subsidiary of AstraZeneca PLC, have agreed the terms of a recommended cash offer to be made by AstraZeneca to acquire the entire issued and to be issued share capital of CAT not otherwise held by AstraZeneca (the “Offer”). We understand that AstraZeneca owns approximately 19.2% of the issued share capital of CAT.
The Offer values each ordinary share of 10 pence each in the share capital of CAT at 1,320 pence in cash and will be subject to the conditions and further terms set out in the announcement to be made pursuant to Rule 2.5 of the City Code on Takeovers and Mergers (the “Announcement”) and the full terms and conditions to be set out in the offer document to be despatched by AstraZeneca.
You have asked for our opinion as to whether the terms of the Offer are fair and reasonable.
For the purposes of our advice in this letter, we have:

i)	reviewed certain publicly available financial statements and other information of CAT;

ii)	reviewed certain internal financial statements and other financial and operating data concerning CAT prepared by CAT’s management;

iii)	reviewed certain financial projections prepared by CAT’s management;

iv)	discussed the past and current operations and financial condition and the prospects of CAT with its senior executives;

v)	reviewed the reported prices and trading activity for CAT’s ordinary shares;

vi)	compared CAT’s financial performance and the prices and trading activity of its ordinary shares with that of certain other comparable publicly-traded companies and their shares;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations with AstraZeneca’s financial and legal advisers;

ix)	reviewed a draft of the Announcement dated 13 May 2006; and

x)	reviewed such other information as we have deemed appropriate.
Registered in England and Wales, No. 2164628.
Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA
Authorised and Regulated by the Financial Services Authority

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this advice. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of CAT’s future financial performance. In addition, we have assumed that the Offer will be consummated in accordance with the terms set out in the draft Announcement dated 13 May 2006, without any waiver, amendment or delay of any terms or conditions. In providing our opinion herein, we have taken into account the commercial assessments of the Directors of CAT.
We are financial advisers only and have relied upon, without independent verification, the assessment of CAT and its legal, tax and regulatory advisers with respect to legal, tax and regulatory matters. We have not made any independent valuation or appraisal of CAT’s assets or liabilities, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as at, the date of this letter.
In arriving at our opinion, we were not authorised to solicit, and did not solicit, interest from any party with respect to the acquisition of CAT or any of its assets.
We have acted as financial adviser to the Board of Directors of CAT in connection with the Offer and will receive a fee for our services. In the past, we have provided financial advisory services to CAT. Morgan Stanley may also seek to provide such services to CAT, AstraZeneca and their respective affiliates in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of CAT, AstraZeneca or any other company or any currency or commodity that may be involved in the Offer.
It is understood that this letter is for the information of the Board of Directors of CAT and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing CAT is required to make with the Securities and Exchange Commission in connection with the Offer if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to whether or not CAT’s shareholders should accept the Offer.
Based upon and subject to the foregoing, we are of the opinion as at the date of this letter that the terms of the Offer are fair and reasonable.

Yours faithfully,

MORGAN STANLEY & CO. LIMITED

By:	/s/ Laura Howard

Name: Laura Howard
Title: Managing Director

APPENDIX I
Conditions to, and Further Terms of, the Offer
Part A — Conditions to the Offer
The Offer is subject to the following conditions:

1	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. London time, 10.00 a.m. New York City time on 21 June 2006 (or such later time(s) and/or date(s) as AstraZeneca may, subject to the rules of the Code and in accordance with the Exchange Act, decide) in respect of not less than 90 per cent. (or such lesser percentage as AstraZeneca may decide) of the CAT Shares (including CAT Shares represented by CAT ADSs) to which the Offer relates, provided that this condition will not be satisfied unless AstraZeneca and/or any member of the AstraZeneca Group shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) CAT Shares (including CAT Shares represented by CAT ADSs) carrying in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of CAT. For the purposes of this condition:

1.1	CAT Shares (including CAT Shares represented by CAT ADSs) which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue;

1.2	the expression “CAT Shares (including CAT Shares represented by CAT ADSs) to which the Offer relates” shall be construed in accordance with Schedule 2 of the Interim Regulations; and

1.3	valid acceptances shall be deemed to have been received in respect of CAT Shares (including CAT Shares represented by CAT ADSs) which are treated for the purposes of paragraph 2(15) of Schedule 2 of the Interim Regulations as having been acquired or contracted to be acquired by AstraZeneca by virtue of acceptances of the Offer;

provided that unless AstraZeneca otherwise determines, this condition 1 shall be capable of being satisfied only at a time when all of the other conditions 2 to 10 inclusive have either been satisfied, fulfilled or, to the extent permitted, waived;

2	subject to condition 3 below:

2.1	the OFT indicating in terms reasonably satisfactory to AstraZeneca that it does not believe that the proposed acquisition of CAT by AstraZeneca (the “Transaction”) creates a relevant merger situation within the meaning of section 23 of the EA; or

2.2	the OFT indicating in terms reasonably satisfactory to AstraZeneca that it has decided not to refer the Transaction or any part of it to the CC; or

2.3	the period for considering any merger notice given to the OFT under section 96 of the EA by AstraZeneca having expired without any such reference being made, provided that section 100(1)(a), (d) and (f) of the EA do not apply in relation to such merger notice;

3	if a request to the European Commission is made by the competent authorities of one or more Member States under the Regulation in relation to the Transaction or any part of it and is accepted by the European Commission:

3.1	the European Commission issuing a decision pursuant to Article 6(1)(b) of the Regulation in terms reasonably satisfactory to AstraZeneca declaring that the Transaction or, if applicable, the relevant part of the Transaction, is compatible with the common market; and

3.2	to the extent the OFT retains jurisdiction over any part of the Transaction, one of the conditions set out in conditions 2.1 to 2.3 above being satisfied in relation to each such part of the Transaction;

4	to the extent that the Offer constitutes a concentration or is otherwise subject to merger control filing, notification or approval in any jurisdiction not mentioned in conditions 2 or 3 above or the approval of the competent agency in that jurisdiction is required before AstraZeneca can acquire shares pursuant to the Offer, the receipt of evidence, in a form and substance satisfactory to AstraZeneca, that in relation to the Offer and the acquisition of any shares in, or control of, CAT by AstraZeneca or any member of the Wider AstraZeneca Group, all applicable filings and notifications have been made, all applicable waiting and/or other relevant time periods have expired, lapsed or been terminated and any required approvals have been obtained, unconditionally or, if subject to conditions, on terms satisfactory to AstraZeneca;

5	no central bank, government or governmental, quasi governmental, supranational, statutory, regulatory or investigative body, trade agency, court, professional association, or any other such body or person in any jurisdiction (each a “Third Party”) having given notice of a decision to take, institute or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken, or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision or order which would:

5.1	make the Offer, its implementation or the acquisition or proposed acquisition of any CAT Shares (including CAT Shares represented by CAT ADSs) by AstraZeneca void, unenforceable or illegal, or restrict, prohibit or delay to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge or require material amendment of, the Offer or the acquisition of any CAT Shares by AstraZeneca;

5.2	result in a material delay in the ability of AstraZeneca, or render it unable, to acquire some or all of the CAT Shares or require a divestiture by AstraZeneca or any member of the Wider AstraZeneca Group of any shares in CAT;

5.3	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by AstraZeneca or any member of the Wider AstraZeneca Group or by any member of the Wider CAT Group, in any such case of all or any part of their respective businesses, assets or properties, or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own their respective assets or properties or any part of them, to an extent in any such case which is material in the context of the Offer;

5.4	impose any material limitation on, or result in a material delay in, the ability of AstraZeneca or any member of the Wider AstraZeneca Group to acquire or to hold or to exercise effectively, directly or indirectly, all rights of ownership of shares, loans or other securities (or the equivalent) in, or to exercise management control over, CAT or the ability of any member of the Wider CAT Group or AstraZeneca to hold or exercise effectively any rights of ownership of shares, loans or other securities in, or to exercise management control over, any member of the Wider CAT Group;

5.5	save pursuant to the Offer or Part XIIIA of the Act, require any member of the Wider AstraZeneca Group or of the Wider CAT Group to acquire, or offer to acquire, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider CAT Group owned by any third party;

5.6	result in any member of the Wider CAT Group ceasing to be able to carry on business under any name which it presently does so, the consequences of which would be material in the context of the Wider CAT Group taken as a whole;

5.7	otherwise adversely affect the business, assets, liabilities or profits of any member of the Wider AstraZeneca Group or of the Wider CAT Group, to an extent in any such case which is material in the context of the Wider AstraZeneca Group or the Wider CAT Group, as the case may be, taken as a whole;

           and all applicable waiting and other time periods during which any such Third Party could take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise so intervene having expired, lapsed or been terminated;

6	all necessary material notifications and filings having been made in connection with the Offer and all statutory and regulatory obligations in connection with the Offer in any jurisdiction having been complied with and all material authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals (“Authorisations”) deemed reasonably necessary or appropriate by AstraZeneca in any jurisdiction for, or in respect of, the Offer and the acquisition or the proposed acquisition of the CAT Shares by AstraZeneca or any member of the AstraZeneca Group having been obtained in terms reasonably satisfactory to AstraZeneca from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider AstraZeneca Group or the Wider CAT Group has entered into contractual arrangements, all or any applicable waiting and other time periods having expired, lapsed or been terminated (as appropriate) and all such Authorisations (together with all material Authorisations deemed reasonably necessary or appropriate to carry on the business of any member of the Wider CAT Group) remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and there being no notice of any intention to revoke, suspend, restrict, amend or not to renew any such Authorisations;

7	save as disclosed in writing to any member of the AstraZeneca Group or its advisers by or on behalf of CAT prior to the date of the Announcement or save as publicly announced by CAT prior to the date of the Announcement, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider CAT Group is a party or by or to which any such member or any of its assets is or may be bound or be subject, which as a consequence of the Offer or the acquisition or the proposed acquisition by AstraZeneca or any member of the Wider AstraZeneca Group of any shares or other securities (or the equivalent) in CAT or because of a change in the control or management of any member of the Wider CAT Group or otherwise, would result, in any case to an extent which is material in the context of the Wider CAT Group taken as a whole, in:

7.1	any monies borrowed by, or any other indebtedness, actual or contingent, of, any member of the Wider CAT Group being or becoming repayable, or being capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

7.2	the creation or enforcement of any mortgage, charge or other security interest, over the whole or any part of the business, property or assets of any member of the Wider CAT Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

7.3	any such arrangement, agreement, lease, licence, permit or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

7.4	any assets or interests of any member of the Wider CAT Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

7.5	any such member of the Wider CAT Group ceasing to be able to carry on business under any name under which it presently does so;

7.6	the value or financial or trading position or profits of CAT or any member of the Wider CAT Group being prejudiced or adversely affected; or

7.7	the creation of any liability (actual or contingent) by any member of the Wider CAT Group;

8	save as disclosed in the Annual Report, publicly announced through a Regulatory Information Service prior to the date of the Announcement or disclosed in writing to any member of the AstraZeneca Group or its advisers by or on behalf of CAT prior to the date of the Announcement, no member of the Wider CAT Group having since 30 September 2005:

8.1	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between CAT and wholly owned subsidiaries of CAT and save for the issue of CAT Shares pursuant to or in connection with rights granted under, or the grant of rights under, the CAT Share Schemes);

8.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of CAT to CAT or any of its wholly owned subsidiaries;

8.3	other than pursuant to the Offer (and save for transactions between CAT and its wholly-owned subsidiaries or other than in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings that is material in the context of the CAT Group taken as a whole or any change in its share or loan capital;

8.4	(save for transactions between CAT and its wholly-owned subsidiaries or other than in the ordinary course of business) disposed of, or transferred, mortgaged or created any security interest over any asset or any right, title or interest in any asset that is material in the context of the CAT Group taken as a whole or authorised, proposed or announced any intention to do so;

8.5	(save for transactions between CAT and its wholly-owned subsidiaries) issued, authorised or proposed or announced an intention to authorise or propose, the issue of any debentures or (save for transactions between CAT and its wholly-owned subsidiaries or transactions under existing credit arrangements or in the ordinary course of business) incurred any indebtedness or contingent liability which is material in the context of the CAT Group as a whole;

8.6	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or is reasonably likely to involve an obligation of such a nature or magnitude which is, in any such case, or which is or is likely to be restrictive on the business of any member of the Wider CAT Group, which is, in any such case, material in the context of the Wider CAT Group;

8.7	entered into or varied to a material extent or authorised, proposed or announced its intention to enter into or vary to a material extent the terms of, or make any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any service agreement with any director or, save for salary increases, bonuses or variations of terms in the ordinary course, senior executive of CAT;

8.8	purchased, redeemed or repaid or announced a proposal to purchase, redeem or repay any of its own shares or other securities (or the equivalent) or reduced or made any other change to or proposed the reduction or other change to any part of its share capital, save for any shares allotted in connection with the CAT Share Schemes or as between CAT and wholly owned subsidiaries of CAT;

8.9	waived, compromised or settled any claim which is material in the context of the CAT Group as a whole otherwise than in the ordinary course of business;

8.10	terminated or varied the terms of any agreement or arrangement between any member of the CAT Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the CAT Group taken as a whole;

8.11	(save as disclosed on publicly available registers) made any alteration to its memorandum or articles of association;

8.12	made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

8.13	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of any business which is material in the context of the CAT Group as a whole;

8.14	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any action or proceedings or other steps instituted against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction; or

8.15	entered into any agreement, arrangement or commitment or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this condition 8;

9	since 30 September 2005, save as disclosed in the Annual Report, or save as disclosed in writing to any member of the AstraZeneca Group or its advisers by or on behalf of CAT or except as publicly announced by CAT (by the delivery of an announcement to a Regulatory Information Service), in each case prior to the date of the Announcement, there having been:

9.1	no adverse change in the business, assets, financial or trading position or profits of any member of the Wider CAT Group which is material in the context of the Wider CAT Group taken as a whole;

9.2	no litigation, arbitration proceedings, prosecution or other legal proceedings having been announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider CAT Group and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider CAT Group having been threatened, announced or instituted or remaining outstanding, against or in respect of any member of the Wider CAT Group and which in any such case might reasonably be expected to have a material adverse effect on the Wider CAT Group taken as a whole; and

9.3	no contingent or other liability having arisen or become apparent to any member of the Wider AstraZeneca Group which might reasonably be expected to adversely affect any member of the Wider CAT Group and which in any such case is material in the context of the Wider CAT Group taken as a whole; and

10	save as publicly announced by the delivery of an announcement to a Regulatory Information Service prior to the date of the Announcement or as otherwise disclosed in the Annual Report or in writing to any member of the AstraZeneca Group or its advisers by or on behalf of CAT prior to the date of the Announcement, AstraZeneca not having discovered:

10.1	that the financial, business or other information concerning the Wider CAT Group publicly announced or disclosed at any time by or on behalf of any member of the Wider CAT Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which is, in any case, material in the context of the Wider CAT Group;

10.2	that any member of the Wider CAT Group is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise, which is material in the context of the Wider CAT Group taken as a whole;

10.3	that any past or present member of the Wider CAT Group has failed to comply in any material respect with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Third Party with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any material liability (whether actual or contingent) or cost on the part of any member of the Wider CAT Group and which is material. in any such case, in the context of the Wider CAT Group taken as a whole; or

10.4	there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider CAT Group under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction, in each case to an extent which is material in the context of the Wider CAT Group taken as a whole.

For the purposes of this Appendix:
“CC” means the Competition Commission
“EA” means the Enterprise Act 2002
“Regulation” means Article 22 of Council Regulation (EC) 139/2004
“Wider AstraZeneca Group” means AstraZeneca PLC and its subsidiary undertakings, associated undertakings and any other undertakings in which AstraZeneca PLC and such undertakings (aggregating their interests) have a substantial interest; and
“Wider CAT Group” means CAT and its subsidiary undertakings, associated undertakings and any other undertakings in which CAT and such undertakings (aggregating their interests) have a substantial interest.

For these purposes, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Act, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Act, and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.
AstraZeneca reserves the right to waive, in whole or in part, all or any of the above conditions 2 to 10 (inclusive).
If AstraZeneca is required by the Panel to make an offer for CAT Shares under the provisions of Rule 9 of the Code, AstraZeneca may make such alterations to any of the above conditions, including condition 1 above, and terms of the Offer as are necessary to comply with the provisions of that Rule.
The Offer will lapse unless all the above conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by AstraZeneca to be or remain satisfied, by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006 (or in each case such later date as AstraZeneca may determine, in accordance with the City Code and the Exchange Act). AstraZeneca shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of conditions 2 to 10 (inclusive) by a date earlier than the latest date for the fulfilment of that condition notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.
The Offer will lapse (unless otherwise agreed with the Panel) if, before the later of the first closing date of the Offer and the date when the Offer becomes or is declared unconditional as to acceptances:

(a)	the OFT has referred the Offer to the Competition Commission; or

(b)	the European Commission has initiated proceedings under Article 6(1)(c) of the Regulation.
If the Offer lapses, the Offer will cease to be capable of further acceptance and accepting CAT Shareholders and AstraZeneca shall cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

Part B — Further Terms of the Offer
Except where the context requires otherwise, any reference in Parts B, C or D of this Appendix I, Appendix V and in the Acceptance Forms to:

(a)	the “Offer” will include the Loan Note Alternative and any other election available under the Offer and any revision, variation, renewal or extension thereof;

(b)	the “Offer becoming unconditional” will include the Offer being or becoming or being declared unconditional in all respects;

(c)	the Offer being or becoming or being declared “unconditional” will be construed as the Offer being or becoming or being declared unconditional in all respects;

(d)	the “Offer Document” will mean this document and any other document containing the Offer; and

(e)	“acting in concert with AstraZeneca” will mean any such person acting or deemed to be acting in concert with AstraZeneca for the purposes of the City Code and/or the Offer.
The following Further Terms apply, unless the context requires otherwise, to the Offer.
1    Acceptance Period

1.1	The Offer will be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006.

1.2	Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel that is in accordance with the Exchange Act) following the date written notice of the revision is despatched to holders of CAT Securities. Except with the consent of the Panel, no revision of the Offer may be made or posted to holders of CAT Securities after 8 July 2006, the date 14 calendar days before the last date on which the Offer can become unconditional.

1.3	The Offer, whether revised or not, will not (except with the consent of the Panel and the SEC) be capable of becoming unconditional after midnight (London time) or 7.00 p.m. (New York City time), on 22 July 2006 (or any other time and/or date beyond which AstraZeneca has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement), nor of being kept open for acceptances after that time and/or date unless the Offer has previously become unconditional, provided that AstraZeneca reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the consent of the Panel, AstraZeneca may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of CAT Shares (including CAT Shares represented by CAT ADSs) made after 1.00 p.m. (London time), 08.00 a.m. (New York City time), on 22 July 2006 (or any other time(s) and/or date(s) beyond which AstraZeneca has stated that the Offer will not be extended (and has not, where permitted, withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as AstraZeneca, with the permission of the Panel, may determine).

1.4	If the Offer becomes unconditional it will remain open for acceptance for the Subsequent Offer Period which shall be not less than 14 calendar days from the expiry of the Initial Offer Period. If the Offer has become unconditional and it is stated by or on behalf of AstraZeneca that the Offer will remain open until further notice, then not less than 14 calendar days’ notice in writing will be given to those holders of CAT Securities who have not accepted the Offer prior to the closing of the Subsequent Offer Period.

1.5	If a competitive situation arises after AstraZeneca has made a “no extension” statement and/or a “no increase” statement (as referred to in the City Code) in connection with the Offer, AstraZeneca may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and be free to revise and/or extend the Offer provided in each circumstance it complies with the requirements of the City Code and the Exchange Act and, in particular, that:

(a)	it announces the withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible and in any event within four Business Days of the date of the firm announcement of the competing offer or other competitive situation;

(b)	it notifies holders of CAT Securities to that effect in writing at the earliest opportunity or, in the case of holders of CAT Securities with registered addresses outside the United Kingdom or whom AstraZeneca knows to be nominees, custodians or trustees holding CAT Shares (including CAT Shares represented by CAT ADSs) for such persons, by announcement in the United Kingdom and the United States at the earliest opportunity; and

(c)	any holders of CAT Securities who accepted the Offer after the date of the “no extension” or “no increase” statement is given a right of withdrawal in accordance with paragraph 3.3 of this Part B. AstraZeneca may, if it has reserved the right to do so, choose not to be bound by a “no increase” or “no extension” statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or form of the consideration or otherwise) which is recommended for acceptance by the CAT Board, or in other circumstances permitted by the Panel.

1.6	For the purposes of determining whether the Acceptance Condition has been satisfied, AstraZeneca will not be bound (unless otherwise required by the Panel) to take into account any CAT Shares (including CAT Shares represented by CAT ADSs) which have been issued or unconditionally allotted or which arise as the result of the exercise of subscription or conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue, subscription or conversion has been received before that time by AstraZeneca or Lloyds TSB Registrars on behalf of AstraZeneca at one of the addresses specified in paragraph 3.1 (in the case of CAT Shares) or the Tender Agent at the relevant address set out in the Letter of Transmittal (in the case of CAT ADSs). Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient to constitute written notice for this purpose.

1.7	In accordance with applicable SEC guidance, at least five US business days prior to any reduction in the percentage of CAT Shares (including CAT Shares represented by CAT ADSs) required to satisfy the Acceptance Condition, AstraZeneca will announce that it is to exercise the right so to reduce such percentage. The announcement will be made through a press release designed to inform holders of CAT Securities in the United Kingdom, United States and elsewhere. Such announcement will state the level to which the percentage required to satisfy the Acceptance Condition may be reduced, that such a reduction is possible but that AstraZeneca need not declare its actual intentions until it is required to do so under the City Code and will contain language advising holders of CAT Securities to withdraw their CAT Shares (including CAT Shares represented by CAT ADSs) if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. AstraZeneca will not make such an announcement unless it believes that there is a significant possibility that sufficient CAT Shares (including CAT Shares represented by CAT ADSs) will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of CAT Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Offer has become unconditional (which may be at a level of acceptances lower than 90 per cent.) or be prepared to withdraw their acceptances promptly following an announcement by AstraZeneca of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of CAT Shares (including CAT Shares represented by CAT ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional until the expiry of at least five US business days thereafter. Holders of CAT Securities will be able to accept the Offer for at least five US business days after the reduction of the Acceptance Condition.
2   Announcements

2.1	Without prejudice to paragraph 3.1 below, by 8.00 a.m. (London time) in the United Kingdom and by 8.00 a.m. (New York City time) in the United States on the Business Day (the “relevant day”) following the day on which the Offer is due to expire, or becomes unconditional, or is revised or is extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), AstraZeneca will make an appropriate announcement in the United Kingdom and the United States and simultaneously inform a Regulatory Information Service and the Dow Jones News Service of the position. Such announcement will also state:

(a)	the number of CAT Shares (including CAT Shares represented by CAT ADSs) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting in concert with AstraZeneca or in respect of the CAT Shares (including CAT Shares represented by CAT ADSs) which were subject to an irrevocable commitment or a letter of intent procured by AstraZeneca or any of its associates).

(b)	details of any relevant securities of CAT in which AstraZeneca or any person acting in concert with it has an interest or in respect of which he has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, will also be stated;

(c)	details of any relevant securities of CAT in respect of which AstraZeneca or any of its associates has an outstanding irrevocable commitment or letter of intent; and

(d)	details of any relevant securities of CAT which AstraZeneca or any person acting in concert with it has borrowed or lent, save for any borrowed shares which have been either on-lent or sold,

and will in each case specify the percentages of the CAT Shares (including the CAT Shares represented by CAT ADSs) represented by these figures. Any such announcement shall include a prominent statement of the total number of CAT Shares (including CAT Shares represented by CAT ADSs) which may count towards the satisfaction of the Acceptance Condition and the percentage of CAT Shares (including CAT Shares represented by CAT ADSs) represented by this figure. Any decision to extend the time and/or date by which the Acceptance Condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) in the United Kingdom and by 8.00 a.m. (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree). The announcement will also state the next expiry time and date unless the Offer is unconditional, in which case it may instead state that the Offer will remain open until further notice. In computing the number of CAT Shares and CAT ADSs represented by acceptances and/or purchases, there may be included or excluded for announcement purposes, subject to paragraph 6.5 below, acceptances and purchases not in all respects in order or subject to verification provided that such acceptances or purchases shall not be included unless they could be counted towards fulfilling the acceptance condition in accordance with paragraph 6.5 below.

2.2	In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of AstraZeneca include the release of an announcement by public relations consultants or by Goldman Sachs International or Goldman, Sachs & Co. on behalf of AstraZeneca to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to a Regulatory Information Service and the Dow Jones News Service. An announcement made otherwise than to a Regulatory Information Service will be notified simultaneously to a Regulatory Information Service and the Dow Jones News Service (unless the Panel otherwise agrees).

Without limiting the manner in which AstraZeneca may choose to make any public statement and subject to AstraZeneca’s obligations under applicable law, including the City Code and the Exchange Act, AstraZeneca will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

2.3	Unless otherwise agreed with the Panel and the SEC, AstraZeneca will only make an announcement that the Acceptance Condition has been satisfied, if all other Conditions are also satisfied, fulfilled or to the extent permitted, waived.
3    Rights of withdrawal

3.1	If AstraZeneca, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time), 10.30 a.m. (New York City time), on the relevant day (as defined in paragraph 2.1 of this Part B) (or such later time and/or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2.1 of this Part B, an accepting holder of CAT Securities may (unless the Panel otherwise agrees) immediately after that time withdraw his acceptance of the Offer by written notice signed by the accepting holder of CAT Securities (or his agent duly appointed in writing and evidence of whose appointment, in a form reasonably satisfactory to AstraZeneca, is produced with the notice) given by post or by hand (during normal business hours) to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA or by hand only during normal business hours to Lloyds TSB Registrars, Princess House, 1 Suffolk Lane, London EC4R 0AX or to the Tender Agent. Alternatively, in the case of CAT Shares or ADSs held in uncertificated form, withdrawals can also be effected in the manner set out in paragraph 3.8 of this Part B. Subject to paragraph 1.3 of this Part B, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by AstraZeneca confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2.1 of this Part B. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1.4 of this Part B will run from the date of that confirmation and compliance.

3.2	If by 3.00 p.m. (London time) in the United Kingdom and by 10.00 a.m. (New York City time) in the United States on 12 July 2006 (or such later time and/or date as the Panel agree) the Offer has not become unconditional, an accepting holder of CAT Securities may withdraw his acceptance at any time thereafter in the manner referred to in paragraph 3.1 above (or, in the case of CAT Shares (including CAT Shares represented by CAT ADSs)) held in uncertificated form, in the manner set out in paragraph 3.8 of this Part B), before the earlier of:

(a)	the time that the Offer becomes unconditional; and

(b)	the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1.3 of this Part B.

3.3	If a “no extension” and/or “no increase” statement is withdrawn in accordance with paragraph 1.5 of this Part B, any acceptance made by a CAT Shareholder after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3.1 above for a period of eight calendar days following the date on which the notice of the withdrawal is posted to CAT Shareholders.

3.4	An accepting holder of CAT Securities may withdraw his acceptance of the Offer pursuant to the procedures set out below at any time during the Initial Offer Period. Save as set out in paragraphs 3.1 to 3.3 above, CAT Securities in respect of which valid acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and CAT Securities in respect of which valid acceptances have been received during the Subsequent Offer Period, may not be withdrawn.

3.5	Except as provided by this paragraph 3, acceptances of the Offer will be irrevocable.

3.6	In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting holders of CAT Securities or his/their agent(s) duly appointed in writing (evidence of whose appointment satisfactory to AstraZeneca is produced with the notice). Telex, email, facsimile or other electronic transmissions or copies will not be sufficient to constitute written notice. No notice which is post-marked in, or otherwise appears to AstraZeneca or its agents to have been sent from, a Restricted Jurisdiction, will be treated as valid.

3.7	To be effective, a written notice of withdrawal must be received on a timely basis by the party (either Lloyds TSB Registrars or the Tender Agent) to whom the acceptance was originally sent at their respective address and must specify the name of the person who has tendered the CAT Shares or CAT ADSs, the number of CAT Shares or CAT ADSs to be withdrawn and (if CAT ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn.

3.8	In the case of CAT Shares held in uncertificated form, if withdrawals are permitted pursuant to paragraphs 3.1 to 3.4 above, an accepting holder of CAT Shares may withdraw his acceptance through CREST by sending (or, if a CREST personal member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

(a)	the corporate action ISIN number of CAT Shares. This is GB0001662252;

(b)	the number of CAT Shares in uncertificated form to be withdrawn;

(c)	the member account ID of the accepting holder of CAT Shares;

(d)	the Participant ID of the accepting holder of CAT Shares;

(e)	the Participant ID of the Escrow Agent. This is 6RA47;

(f)	the member account ID of the Escrow Agent. This is ASTCAT01 for the cash Offer and ASTCAT02 for the Loan Note Alternative;

(g)	the CREST Transaction ID of the Electronic Acceptance to be withdrawn to be inserted at the beginning of the shared note field;

(h)	input with standard delivery instruction priority of 80;

(i)	the intended settlement date for the withdrawal;

(j)	the corporate action number for the Offer, which is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

(k)	the name and contact telephone number of the accepting holder of CAT Shares inserted into the shared note field.

Any such withdrawal will be conditional upon Lloyds TSB Registrars verifying that the withdrawal request is validly made. Accordingly, Lloyds TSB Registrars will, on behalf of AstraZeneca, reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

3.9	Immediately (or within such longer period, not exceeding 14 days, as the Panel may permit) upon a holder of CAT Securities validly withdrawing his acceptance in respect of CAT Shares held in uncertificated form, Lloyds TSB Registrars will give TFE instructions to CRESTCo to transfer all CAT Shares held in escrow balances, and in relation to which it is the Escrow Agent for the purposes of the Offer, to the original available balances of the holder of CAT Securities concerned and, in respect of CAT Shares held in certificated form, Lloyds TSB Registrars will return by post (or by such other method as may be approved by the Panel) all share certificates and/or other documents of title to the holder of CAT Securities concerned.

3.10	The CAT Shares in respect of which acceptances have been properly withdrawn in accordance with this paragraph 3 may subsequently be re-assented to the Offer by following one of the procedures described in paragraph 17 of the letter from AstraZeneca set out in Part II of this document, at any time while the Offer remains open for acceptance.

3.11	Any holder of CAT Shares withdrawing his acceptance of the Offer pursuant to this paragraph 3 shall be deemed also to have withdrawn any election made under the Loan Note Alternative.

3.12	In respect of CAT ADSs, if CAT ADRs have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such CAT ADRs, the serial numbers shown on such CAT ADRs must be submitted and, unless the CAT ADSs evidenced by such CAT ADRs have been delivered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If CAT ADSs evidenced by CAT ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 18.3 of Part C, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn CAT ADSs and must otherwise comply with such Book-Entry Transfer Facility’s procedures.

3.13	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by AstraZeneca, acting reasonably, whose determination (except as required by the Panel) will be final and binding. None of AstraZeneca, CAT, Goldman Sachs International, Goldman, Sachs & Co., the Tender Agent, Lloyds TSB Registrars or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph.
4    Revised Offer

4.1	Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as Goldman Sachs International may consider appropriate) an improvement (or no diminution) in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, or in the overall value received by a holder of CAT Securities (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4.3, 4.4 and 5 of this Part B, be made available to any holder of CAT Securities who has validly accepted the Offer in its original or any previously revised form(s) and who has not validly withdrawn such acceptance (a “Previous Acceptor”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject to paragraphs 4.3, 4.4 and 5 of this Part B, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to AstraZeneca or any of AstraZeneca’s directors, authorised representatives and agents as his attorney and/or agent (“attorney”):

(a)	to accept any such revised Offer on behalf of such Previous Acceptor;

(b)	if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney in his absolute discretion thinks fit; and

(c)	to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance and/or election, the attorney and/or agent will take into account the nature of any previous acceptance and/or election made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant. In particular, in the case of Previous Acceptors who have elected for the Loan Note Alternative, such attorney and/or agent shall (if the revised Offer entitles the holders of CAT Securities who accept it to elect for a revised Loan Note Alternative) to the extent possible and/or practicable, subject to paragraphs 4.3 and 4.4 of this Part B, make such elections and/or acceptances so that the consideration under the revised Offer will be provided in Loan Notes in respect of the same number of CAT Shares and CAT ADSs (including the CAT Shares evidenced thereby) as is set out or deemed to be set out in Box 3B of Acceptance Forms previously executed by him or on his behalf.

4.2	AstraZeneca reserves the right (subject to paragraphs 3 and 4.1 above) to treat an executed Acceptance Form relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer (and, where applicable, a valid election for the alternative form(s) of consideration). Such acceptance will constitute an authority in the terms of paragraph 4.1 above, mutatis mutandis, on behalf of the relevant holder of CAT Securities.

4.3	The deemed acceptances referred to in this paragraph 4 shall not apply and the authorities conferred by this paragraph 4 shall not be exercised by AstraZeneca or any of AstraZeneca’s directors, authorised representatives and agents if, as a result thereof, the Previous Acceptor would (on such basis as Goldman Sachs International may consider appropriate) thereby receive, under or in consequence of the Offer and/or any alternative pursuant thereto as revised or otherwise, less in aggregate consideration under the revised Offer than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf, having regard to any previous acceptance or election originally made by him, unless the Previous Acceptor has previously otherwise agreed in writing. The authorities conferred by this paragraph 4 shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4.3.

4.4	The deemed acceptances referred to in this paragraph 4 will not apply and the authorities conferred by this paragraph will be ineffective to the extent that a Previous Acceptor in respect of the CAT Shares or CAT ADSs (including the CAT Shares evidenced thereby) held in certificated form, shall lodge with Lloyds TSB Registrars or the Tender Agent (as the case may be), within 14 days of the posting of the document pursuant to which the revised Offer referred to in paragraph 4.1 above is made available to holders of CAT Securities, a Form of Acceptance (in the case of CAT Shares), Letter of Transmittal (in the case of CAT ADSs) or some other form in which he validly elects (to the extent possible) to receive the consideration receivable by him under the revised Offer in some other manner, or (ii) in respect of CAT Shares held in uncertificated form, sends (or, if a CREST personal member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each such ESA instruction must, in order for it to be valid and settle, include the following details:

(a)	the number of CAT Shares in respect of which the changed election is made;

(b)	the Participant ID of the Previous Acceptor;

(c)	the member account ID of the Previous Acceptor;

(d)	the corporate action ISIN number of CAT Shares. This is GB0001662252;

(e)	the CREST Transaction ID of the Electronic Acceptance in respect of which an election is to be changed to be inserted at the beginning of the shared note field;

(f)	the intended settlement date for the changed election;

(g)	the Participant ID of the Escrow Agent. This is 6RA47; and

(h)	the corporate action number for the Offer which is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST,

and in order that the designated change of election can be effected must include:

(i)	the Participant ID of the Escrow Agent. This is 6RA47;

(j)	the member account ID of the Escrow Agent relevant to the new election ASTCAT01 for the cash Offer and ASTCAT02 for the loan Note Offer;

(k)	input with standard delivery instruction priority 80; and

(l)	the name and contact telephone number of the Previous Acceptor inserted into the shared note field.

Any such change of election will be conditional upon Lloyds TSB Registrars verifying that the request is validly made. Accordingly, Lloyds TSB Registrars will, on behalf of AstraZeneca, reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

4.5	If AstraZeneca makes a material change in the terms of the Offer or if it waives a material condition of the Offer, AstraZeneca will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes, but generally will be no less than five US business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to holders of CAT Securities. Any reduction in the percentage of CAT Shares required to satisfy the acceptance condition will be accomplished and announced in the manner described in paragraph 1.7 of this Part B and not in accordance with this paragraph.

5	Overseas Holders of CAT Securities

5.1	The making of the Offer (including the Loan Note Alternative) in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the United Kingdom and the United States or to custodians, nominees of or trustees for such persons, may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer (or the Loan Note Alternative) to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required and compliance with other necessary formalities. Any such Overseas Shareholder will be responsible for the payment of any issue, transfer or other taxes due in that jurisdiction of whomsoever payable and AstraZeneca and Goldman Sachs International and any person acting on their behalf shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes as such person may be required to pay. If you are an Overseas Shareholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

5.2	Unless otherwise determined by AstraZeneca, the Offer is not capable of acceptance by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone and the internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, or from within any Restricted Jurisdiction.

5.3	Copies of this document, the Acceptance Forms and any related Offer Document(s) must not be mailed or otherwise distributed or sent in or into any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from a Restricted Jurisdiction or use any such instrumentality for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the mails or any such other instrumentality of any Restricted Jurisdiction for any purpose directly or indirectly related to the acceptance of the Offer. Envelopes containing the Acceptance Forms or other documents relating to the Offer must not be post-marked in, or otherwise dispatched from, a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to paragraph 6.2 of Part C of this Appendix I or for the return of the Acceptance Forms and (in relation to CAT Shares in certificated form) any CAT share certificate(s) and/or other document(s) of title.

5.4	Subject as provided below, a holder of CAT Securities will be deemed NOT to have accepted the Offer if:

(a)	he puts “NO” in Box 5 of the Acceptance Form and thereby does not make the representations and warranties set out in paragraph 3 of Part C of this Appendix I;

(b)	Box 1 of the Acceptance Form contains an address in a Restricted Jurisdiction and he does not insert in Box 6 of the Acceptance Form the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph 5 and applicable laws;

(c)	he inserts in Box 2 of the Acceptance Form a telephone number in a Restricted Jurisdiction for use in the event of queries;

(d)	an Acceptance Form received from him is received in an envelope postmarked in, or otherwise appears to AstraZeneca or its receiving agents to have been sent from a Restricted Jurisdiction; or

(e)	(in respect of uncertificated CAT Shares) he makes a Restricted Escrow Transfer (as defined in paragraph 5.6 below) pursuant to paragraph 5.5 below unless he also makes a related Restricted ESA Instruction (as defined in paragraph 5.6 below) which is accepted by Lloyds TSB Registrars.

AstraZeneca reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 3 of Part C of this Appendix I could have been truthfully given by the relevant holder of CAT Securities and, if such investigation is made and as a result AstraZeneca determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

5.5	If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Acceptance Form or any related offer document in, into or from a Restricted Jurisdiction or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, email, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, such jurisdictions in connection with such forwarding, such person should:

(a)	inform the recipient of such fact;

(b)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(c)	draw the attention of the recipient to this paragraph 5.

5.6	If a holder of CAT Securities is holding CAT Shares in uncertificated form is unable to give the representations and warranties set out in paragraph 3 of Part D of this Appendix I, but nevertheless can produce evidence satisfactory to AstraZeneca that he is able to accept the Offer in compliance with all legal and regulatory requirements and without AstraZeneca or its agents being in breach of any such requirements, he may only purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(a)	a valid TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(b)	one or more valid ESA instructions (a “Restricted ESA Instruction”) which specify the form of consideration which he wishes to receive (consistent with the alternatives offered under the Offer).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction(s) settle in CREST and AstraZeneca decides in its absolute discretion to exercise its right to waive, vary or modify the terms of the Offer related to Overseas Shareholders to the extent required to permit such acceptance to be made in each case during the acceptance period set out in paragraph 1 of this Part B of this Appendix I. If AstraZeneca decides to permit such acceptance to be made, Lloyds TSB Registrars will on behalf of AstraZeneca accept the purported acceptance as an Electronic Acceptance on the terms of this document as so waived, varied or modified by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Lloyds TSB Registrars will on behalf of AstraZeneca reject the purported acceptance by transmitting in CREST a receiving agent reject AEAD) message.

Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

(a)	the corporate action ISIN number of the CAT Shares (including CAT Shares represented by CAT ADSs). This is GB0001662252;

(b)	the number of CAT Shares in uncertificated form in respect of which the accepting holders of CAT Securities wishes to accept the Offer (i.e. the number of CAT Shares in uncertificated form to be transferred to an escrow balance);

(c)	the Participant ID of the accepting holder of CAT Shares;

(d)	the member account ID of the accepting holder of CAT Shares;

(e)	the Participant ID of the Escrow Agent. This is 6RA47;

(f)	the member account ID of the Escrow Agent specific to a Restricted Escrow Transfer. This is RESTRICT;

(g)	the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) in the United Kingdom and by 10.00 a.m. (New York City time) in the United States on 21 June 2006;

(h)	the corporate action number for the Offer which is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

(i)	input with standard delivery instruction priority of 80; and

(j)	the contact name and telephone number of the accepting holder of CAT Securities inserted in the shared note field.

Each Restricted ESA Instruction must, in order for it to be valid and settle include the following details:

(a)	the corporate action ISIN number of CAT Shares. This is GB0001662252;

(b)	the number of CAT Shares in uncertificated form relevant to that Restricted ESA Instruction;

(c)	the Participant ID of the accepting holder of CAT Securities;

(d)	the member ID of the accepting holder of CAT Securities;

(e)	the Participant ID of the Escrow Agent. This is 6RA47;

(f)	the member account ID of the Escrow Agent set out in the Restricted Escrow Transfer. This is RESTRICT;

(g)	the member account ID of the Escrow Agent relevant to the form of consideration required in respect of the Offer. This is ASTCAT01 for the cash Offer and ASTCAT02 for the Loan Note Alternative;

(h)	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates to be inserted at the beginning of the shared note field;

(i)	the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) in the United Kingdom and by 10.00 a.m. (New York City time) in the United States on 21 June 2006;

(j)	the corporate action number for the Offer; and

(k)	input with standard delivery instruction priority of 80.

5.7	Notwithstanding anything to the contrary contained in this document or the Acceptance Forms, AstraZeneca may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 5) in a Restricted Jurisdiction or in any other jurisdiction pursuant to an exemption under, or in accordance with, applicable law in such jurisdictions and, in this connection, the provisions of paragraph 3 of Part C and paragraph 3 of Part D of this Appendix I will be varied accordingly.

5.8	The provisions of this paragraph 5 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 5 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific holder(s) of CAT Securities or on a general basis by AstraZeneca in its absolute discretion.

5.9	The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States and the relevant clearances have not been, and will not be, obtained from the regulatory authority of any province or territory of Canada. In addition, no prospectus in relation to the Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under such relevant laws is available, the Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from the United States or any other Loan Note Restricted Jurisdiction or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the benefit of any US person or resident of any other Loan Note Restricted Jurisdiction or any other such jurisdiction. If, in respect of a Form of Acceptance from any CAT Shareholder, the holder is unable to make the representations and warranties set out in paragraph 3 of Part C and paragraph 3 of Part D of this Appendix I, AstraZeneca reserves the right, in its absolute discretion, to ignore any election in that Form of Acceptance to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

6	General

6.1	Except with the consent of the Panel, the Offer will lapse unless all conditions relating to the Offer have been fulfilled or, (if capable of waiver) waived or, where appropriate, have been determined by AstraZeneca to be, and continue to be, satisfied by 1.00 p.m. (London time), 8.00 a.m. (New York City time), on 22 July 2006, or such later date as AstraZeneca, with the consent of the Panel and the SEC, may decide.

6.2	If the Offer lapses or is withdrawn, it will cease to be capable of further acceptance and accepting holders of CAT Securities, AstraZeneca, Goldman Sachs International, Goldman, Sachs & Co., Lloyds TSB Registrars and the Tender Agent will cease to be bound by Acceptance Forms submitted before the time the Offer lapses or is withdrawn.

6.3	If sufficient acceptances under the Offer are received and/or sufficient CAT Shares (including CAT Shares represented by CAT ADSs) are otherwise acquired and in either case AstraZeneca acquires sufficient voting rights carried by such CAT Shares, AstraZeneca intends to apply the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily any outstanding CAT Shares (including CAT Shares represented by CAT ADSs). In respect of CAT ADSs validly tendered pursuant to a Letter of Transmittal, AstraZeneca shall, insofar as it may determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire such CAT ADSs and the CAT Shares represented by such CAT ADSs. Furthermore, AstraZeneca intends to procure that CAT makes application to cancel the listing of CAT Shares on the Official List and to cancel admission to trading in the CAT Shares on the London Stock Exchange’s market for listed securities. It is anticipated that the cancellation of listing on the Official List and admission to trading on the London Stock Exchange will take effect no earlier than 20 business days after either (i) the date on which AstraZeneca has, by virtue of its shareholdings and acceptances of the Offer, acquired or agreed to acquire issued share capital carrying 75 per cent. of the voting rights of CAT or (ii) the first date of issue of compulsory acquisition notices under Schedule 2 of the Interim Regulations. AstraZeneca also intends to procure that CAT applies for de-listing of the CAT ADSs from NASDAQ. AstraZeneca may also request that CAT terminate the existing deposit agreement through which the ADS programme is operated.

The cancellation of listing and admission to trading of the CAT Shares (including CAT Shares represented by CAT ADSs) would significantly reduce the liquidity and marketability of any of CAT Shares (including CAT Shares represented by CAT ADSs) not assented to the Offer.

Lastly, if the Offer is declared unconditional with sufficient number of acceptances having been received by AstraZeneca, should the number of holders of CAT Securities in the United States fall below 300 (calculated in accordance with Rule 12g3-2(a) under the Exchange Act), AstraZeneca intends to procure that CAT file a Form 15 with the SEC to request that its reporting obligations and regulation under the Exchange Act are terminated or suspended.

6.4	Except with the consent of the Panel and the SEC, settlement of the consideration to which any holder of CAT Securities is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which AstraZeneca may otherwise be, or claim to be, entitled as against such holder of CAT Securities and will be effected:

(a)	in the case of acceptances received, complete in all respects (including the relevant transfer to escrow or (as applicable) receipt of relevant share certificate(s), CAT ADRs and/or other documents of title or indemnities satisfactory to AstraZeneca), by the date on which the Offer becomes or is declared unconditional, within 14 calendar days of such date; or

(b)	in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 calendar days of such receipt.

All cash payments (other than payments made by means of CREST or through DTC) will be made by cheque drawn on a branch of a UK clearing bank or a New York City bank. Unless otherwise determined by AstraZeneca, no consideration will be sent to any address in a Restricted Jurisdiction.

6.5	Notwithstanding the right reserved by AstraZeneca to treat a Form of Acceptance or Letter of Transmittal as valid (even though not entirely in order or not accompanied by the relevant CAT Share certificate(s), CAT ADRs and/or other documents of title or indemnities reasonably satisfactory to AstraZeneca, or not accompanied by the relevant transfer to escrow), except as otherwise agreed with the Panel:

(a)	an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it and CAT Shares falling within Note 8 on Rule 10 of the City Code will not be counted towards fulfilling the Acceptance Condition;

(b)	a purchase of CAT Shares (including CAT Shares represented by CAT ADSs) by AstraZeneca or its nominee(s) (or, if relevant, any person acting in concert with AstraZeneca, or its nominee(s)) will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

(c)	the Offer will not become unconditional unless Lloyds TSB Registrars has issued a certificate to AstraZeneca or AstraZeneca’s agents stating the number of CAT Shares and CAT ADSs in respect of which acceptances have been received which comply with sub-paragraph (a) above and the number of CAT Shares and CAT ADSs otherwise acquired, whether before or during the Offer Period, which comply with sub-paragraph (b) above. Goldman Sachs International will send a copy of such certificate to the Panel and to Morgan Stanley as soon as possible after it is issued.

6.6	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Forms, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into and form part of the Acceptance Forms.

6.7	All references in this document and in the Acceptance Forms to 21 June 2006 will (except in the definition of Offer Period and where the context otherwise requires) be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

6.8	References in paragraph 5 of this Part B and in Part C of this Appendix I to a holder of CAT Securities will include references to the person or persons executing a Form of Acceptance or Letter of Transmittal and in the event of more than one person executing a Form of Acceptance or Letter of Transmittal, such paragraphs will apply to them jointly and severally.

6.9	Any omission to despatch this document, the Form of Acceptance or Letter of Transmittal, any other documents relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

6.10	AstraZeneca reserves the right to treat acceptances of the Offer as valid if received by or on behalf of AstraZeneca at any place or places determined by AstraZeneca otherwise than as set out in this document or the Acceptance Forms.

6.11	No acknowledgement of receipt of any Form of Acceptance or Letter of Transmittal, transfer by means of CREST or DTC, share certificate(s) or other document(s) of title will be given by, or on behalf of AstraZeneca. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, holders of CAT Securities (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

6.12	The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Acceptance Forms or any related documents may not be despatched or who may not receive any such documents and such persons may inspect or collect copies of these documents from Lloyds TSB Registrars (in the case of CAT Shares) and the Tender Agent or Georgeson Shareholder Communications Ltd. (in the case of CAT ADSs) at the relevant addresses set out in paragraph 3.1 of this Part B.

6.13	AstraZeneca reserves the right to notify any matter including the making of the Offer to all or any holder of CAT Securities with a registered address outside the United Kingdom and the United States or whom AstraZeneca knows to be a custodian, trustee or nominee holding CAT Shares (including CAT Shares represented by CAT ADSs) for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States, by announcement in the United Kingdom to the London Stock Exchange and in the United States to the Dow Jones News Service or in any other appropriate manner, or by paid advertisement in a daily newspaper published and circulated in the United Kingdom and the United States or in the London Gazette, in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such holder(s) of CAT Securities to receive or see such notice, and all references in this document to notice in writing by or on behalf of AstraZeneca will be construed accordingly.

6.14	The Offer is made at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 23 May 2006 and is capable of acceptance from and after that time. Copies of this document, the Form of Acceptance and any related documents are available from Lloyds TSB Registrars the Tender Agent and Georgeson Shareholder Communications Ltd. at the addresses set out in paragraph 3.1 of this Part B from that time.

6.15	Save in respect of the Acceptance Condition, AstraZeneca shall not invoke any condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to AstraZeneca in the context of the Offer.

6.16	If the Offer does not become unconditional:

(a)	in respect of CAT Shares held in certificated form and CAT ADSs, the Form of Acceptance, the Letter of Transmittal, relevant share certificates, CAT ADRs and/or other documents of title will be returned by post (or such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing or being withdrawn to the person or agent whose name and address outside a Restricted Jurisdiction set out in the relevant box in the Form of Acceptance or Letter of Transmittal (as applicable) or, if none is set out, to the first-named holder at his registered address outside a Restricted Jurisdiction (no such documents will be sent to an address in a Restricted Jurisdiction);

(b)	in respect of CAT Shares held in uncertificated form, Lloyds TSB Registrars will, immediately after the lapsing or withdrawal of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing or withdrawal of the Offer), give instructions to CRESTCo to transfer all CAT Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of CAT Shareholders concerned; and

(c)	in respect of CAT ADSs delivered by book-entry transfer into the Tender Agent’s account at a Book-Entry Transfer Facility, CAT ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

6.17	All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the holders of CAT Securities concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointer is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

6.18	In relation to any acceptance of the Offer in respect of a holding of CAT Shares or CAT ADSs which are in uncertificated form, AstraZeneca reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or DTC or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the City Code and the Exchange Act or are otherwise made with the consent of the Panel and the SEC (as the case may be).

6.19	The Loan Note Alternative will lapse if the Offer lapses or expires. An election for the Loan Note Alternative may only be made in respect of the CAT Shares for which the Offer is validly accepted.

6.20	The Offer, all Forms of Acceptance and all acceptances will be governed by and construed in accordance with English law. Execution by or on behalf of a CAT Shareholder or a holder of CAT ADSs of an Acceptance Form constitutes his irrevocable submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer.

Part C — Acceptance Forms
Each holder of CAT Securities by whom, or on whose behalf, any Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with AstraZeneca and Lloyds TSB Registrars (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

1	that the execution of the Form of Acceptance shall constitute:

1.1	an acceptance of the Offer in respect of the number of CAT Shares in certificated form inserted or deemed to be inserted in Box 3A of the Form of Acceptance;

1.2	an election under the Loan Note Alternative in respect of such amount of cash as would fall to be paid pursuant to the Offer in respect of the number of CAT Shares in certificated form inserted or deemed to be inserted in Box 3B of the Form of Acceptance; and

1.3	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing, in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 18 of the letter from AstraZeneca and paragraph 3 of Part B of this Appendix I, each such acceptance, election and undertaking shall be irrevocable. If Box 3A is left blank or a number greater than such holder of CAT Securities registered holding appears in Box 3A or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance by such holder of CAT Shares of the terms of the Offer in respect of the total number of CAT Shares registered in his name;

2	that he is irrevocably and unconditionally entitled to transfer CAT Shares in respect of which the Form of Acceptance is completed and that the CAT Shares in respect of which the Offer is accepted, or is deemed to be accepted, are sold fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, paid or made after the date of this document;

3	that unless “NO” is inserted or deemed to be inserted in Box 5 of the Form of Acceptance, such holder of CAT Securities:

3.1	has not received or sent copies of this document, the Form of Acceptance or any related offer documents in, into or from a Restricted Jurisdiction;

3.2	has not otherwise utilised in connection with the Offer, directly or indirectly, the use of the mails, or of any means or instrumentality (including, without limitation, facsimile transmission, email, telex, telephone and the internet) of interstate or foreign commerce, or any facilities of a national securities exchange, of a Restricted Jurisdiction;

3.3	was outside a Restricted Jurisdiction when the Form of Acceptance was delivered and at the time of accepting the Offer and, in respect of CAT Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction; and

3.4	the Form of Acceptance and any related offer documents have not been mailed or otherwise sent in, into or from a Restricted Jurisdiction and such shareholder is accepting the Offer from outside such jurisdictions;

4	that the execution of the Form of Acceptance and its delivery to Lloyds TSB Registrars constitutes, subject to the Offer becoming unconditional in accordance with its terms and to the accepting holder of CAT Securities not having validly withdrawn his acceptance, the irrevocable separate appointment of AstraZeneca as such holder of CAT Securities’ attorney (“attorney”), with an irrevocable instruction to the attorney to:

4.1	complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) in the attorney’s discretion in relation to CAT Shares referred to in paragraph 1.1 of this Part C in favour of AstraZeneca or as AstraZeneca or its agents may direct in connection with the acceptance of the Offer;

4.2	deliver such form(s) of transfer and/or renunciation and/or other document(s) at the attorney’s discretion together with any certificate(s) and/or other document(s) of title relating to such CAT Shares for registration within six months of the Offer becoming unconditional in all respects; and

4.3	do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance or deemed acceptance of the Offer and to vest in AstraZeneca or its nominee CAT Shares as aforesaid;

5	that if such holder of CAT Securities has made an election for the Loan Note Alternative, unless an exemption is available under relevant securities law, such holder of CAT Shares is not present in any Loan Note Restricted Jurisdiction and is not acquiring, and will not hold, the Loan Notes for the account or benefit of any person in any Loan Note Restricted Jurisdiction or with a view to, or for the purposes of, the offer, sale, re-sale, delivery or transfer, directly or indirectly, of a Loan Note in or into any Loan Note Restricted Jurisdiction;

6	that the execution of the Form of Acceptance and its delivery to Lloyds TSB Registrars constitutes, subject to the Offer becoming unconditional in accordance with its terms and to the accepting holder of CAT Securities not having validly withdrawn his acceptance, a separate and irrevocable authority and request:

6.1	to CAT or its agents to procure the registration of the transfer of those CAT Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to AstraZeneca or as it may direct;

6.2	to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank in respect of any cash consideration to which he is entitled under the Offer, at the risk of such holder of CAT Shares, to the person or agent whose name and address (outside Restricted Jurisdictions unless otherwise permitted by AstraZeneca) is set out in Box 1 or Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside Restricted Jurisdictions unless otherwise permitted by AstraZeneca);

6.3	to procure that such holder of CAT Shares’ name is entered on the appropriate Loan Note register in respect of the Loan Notes to which such shareholder becomes entitled pursuant to an election under the Loan Note Alternative and to procure the despatch by post (or such other method as may be approved by the Panel) of the documents of title for any such Loan Notes at the risk of such holder of CAT Shares to the first-named holder at an address outside a Loan Note Restricted Jurisdiction stipulated by such holder or as otherwise determined by AstraZeneca; and

6.4	to record and act, in respect of any Loan Notes to be received by such holder of CAT Shares, upon any instructions with regard to payments or notices which have been recorded in the records of CAT in respect of such holder of CAT Shares as if such instructions have been given in respect of his holdings of Loan Notes;

7	that the execution of the Form of Acceptance and its delivery constitutes a separate authority to AstraZeneca and/or Goldman Sachs International and/or their respective agents within the terms of paragraphs 4 and 5 of Part C of this Appendix I;

8	subject to the Offer becoming unconditional (or if the Offer would become unconditional or lapse depending upon the outcome of the resolution in question) and in such other circumstances as AstraZeneca may request and the Panel may permit and pending registration:

8.1	AstraZeneca or its agents be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general meeting of CAT or of any class of its shareholders) attaching to any CAT Shares in respect of which the Offer has been accepted, or is deemed to have been accepted, and such acceptance is not validly withdrawn; and

8.2	the execution of a Form of Acceptance by a holder of CAT Shares constitutes, in respect of CAT Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)	an authority to CAT and/or its agents from such holder of CAT Shares to send any notice, warrant, document or other communication which may be required to be sent to him as a member of CAT (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such CAT Shares into certificated form) to AstraZeneca at its registered office;

(b)	an authority to AstraZeneca and/or its agents to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such CAT Shares appointing any person nominated by AstraZeneca to attend general meetings and separate class meetings of CAT or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(c)	the agreement of such holder of CAT Securities not to exercise any of such rights without the consent of AstraZeneca and the irrevocable undertaking of such holder of CAT Securities not to appoint a proxy to attend any such general meeting or separate class meeting;

9	that he will deliver (or procure the delivery) to Lloyds TSB Registrars at either of the addresses referred to in paragraph 3.1 of Part B of this Appendix I his share certificate(s) or other document(s) of title in respect of all CAT Shares held by him in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to AstraZeneca in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional;

10	that if, for any reason, any CAT Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 17.4(a) of the letter from AstraZeneca contained in Part II of this document are converted to certificated form, he will (without prejudice to paragraph 8.2(a) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such CAT Shares as so converted to Lloyds TSB Registrars at either of the addresses referred to in paragraph 3.1 of Part B of this Appendix I or to AstraZeneca at its registered office or as AstraZeneca or its agents may direct;

11	that, if he accepts the Offer, he will do all such acts and things as shall, in the opinion of AstraZeneca and Lloyds TSB Registrars, be necessary or expedient to vest in AstraZeneca or its nominee(s) or such other person as AstraZeneca may decide the number of CAT Shares inserted or deemed to be inserted in Box 3A of the Form of Acceptance and all such acts and things as may be necessary or expedient to enable Lloyds TSB Registrars to perform its functions as Escrow Agent for the purposes of the Offer;

12	that the terms and conditions of the Offer contained in this document will be deemed to be incorporated in, and form part of, the Form of Acceptance, which will be construed accordingly;

13	that he will ratify each and every act or thing which may be done or effected by AstraZeneca or Lloyds TSB Registrars or any director of AstraZeneca or Lloyds TSB Registrars or their respective agents or CAT or its agents, as the case may be, in the exercise of any of his or its powers and/or authorities hereunder;

14	that, if any provision of Part B of this Appendix I or this Part C will be unenforceable or invalid or will not operate so as to afford AstraZeneca or Lloyds TSB Registrars or any duly authorised director or authorised representative of any of them or their respective agents the benefit of the authority expressed to be given therein, he agrees with all practicable speed to do all such acts and things and execute all such documents that may be required to enable those persons to secure the full benefits of Part B of this Appendix I and this Part C;

15	that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of AstraZeneca to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction;

16	that on execution, the Form of Acceptance will take effect as a deed; and

17	if he is a US Holder, certifies that he is not subject to back up withholding tax by completing Internal Revenue Service Form W-9, or a valid substitute or, if the holder is not a US Holder for US federal income tax purposes, agrees, if relevant, to establish an exemption from certain US federal information return reporting and backup withholding requirements by completing Internal Revenue Service Form W-8BEN which is available from the US Internal Revenue Service.

A reference in this Part C to a holder of CAT Securities shall include references to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

18	Procedures for Acceptance by CAT ADS Holders

18.1	Letter of Transmittal/ Notice of Guaranteed Delivery

If you are a holder of CAT ADSs evidenced by CAT ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

18.2	Valid acceptance

For a holder of CAT ADSs evidenced by CAT ADRs to validly accept the Offer, either:

(a)	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent and either the CAT ADRs evidencing such CAT ADSs must be received by the Tender Agent or such CAT ADRs evidencing such CAT ADSs must be delivered pursuant to the procedure for book-entry transfer set out below (and a Book-Entry Confirmation received by the Tender Agent in accordance with such procedures); or

(b)	such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 18.8 below.
The Offer shall be validly accepted in respect of CAT ADSs evidenced by CAT ADRs by (i) delivery of a Letter of Transmittal, CAT ADRs evidencing CAT ADSs and any other required documents to the Tender Agent by a holder of CAT ADSs (without any further action by the Tender Agent) subject to the terms and conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described above. The acceptance of the Offer by a holder of CAT ADSs evidenced by CAT ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such holder of CAT ADSs and AstraZeneca upon the terms and subject to the conditions of the Offer. If a holder of CAT ADSs validly accepts the Offer in respect of a CAT ADS, the CAT Shares represented by such CAT ADS may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to AstraZeneca or its agents to have been sent from a Restricted Jurisdiction may be rejected as invalid. By delivery of a Letter of Transmittal to the Tender Agent in respect of CAT ADSs, the holder of such CAT ADSs agrees to: (a) not instruct the Depositary for the CAT ADR program to accept the Offer in respect of the CAT Shares represented by such CAT ADSs and (b) not deliver such CAT ADSs to the Depositary for the CAT ADR programme to request withdrawal of the CAT Shares represented by such CAT ADSs. AstraZeneca may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance which AstraZeneca has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

18.3	Book-entry transfer

The Tender Agent will establish an account at the Book-Entry Transfer Facilities with respect to CAT ADSs evidenced by CAT ADRs held in book-entry form for the purposes of the Offer within two US business days from the date of this document. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of CAT ADSs by causing a Book-Entry Transfer Facility to transfer such CAT ADSs into the Tender Agent’s account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility’s procedures for such transfer.

Although delivery of CAT ADSs evidenced by CAT ADRs may be effected through book-entry transfer into the Tender Agent’s account at a Book-Entry Transfer Facility, either:

(a)	the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

(b)	an Agent’s Message,

and, in either case, any other required documents, must in any case be transmitted to, and received by, the Tender Agent at the relevant address set out in the Letter of Transmittal before CAT ADSs evidenced by CAT ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Tender Agent.

18.4	Method of delivery

The method of delivery of CAT ADRs, Letters of Transmittal and all other required documents is at the option and risk of the accepting holder of CAT ADSs. CAT ADSs will be deemed delivered only when the CAT ADRs evidencing such CAT ADSs are actually received by the Tender Agent (in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of AstraZeneca.

18.5	Signature guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)	the Letter of Transmittal is signed by the registered holder of the CAT ADSs evidenced by CAT ADRs in respect of which the Offer is being accepted therewith and such registered holder has not completed either the Box entitled “Special Delivery Instructions” or the Box entitled “Special Payment Instructions” in the Letter of Transmittal; or

(b)	the Offer is being accepted in respect of such CAT ADSs for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

18.6	CAT ADSs and ADRs

If the Letter of Transmittal is signed by a person other than the registered holder(s) of CAT ADSs evidenced by CAT ADRs in respect of which the Offer is being accepted, then such CAT ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the CAT ADRs. Signatures on such CAT ADRs or stock powers must be guaranteed by an Eligible Institution. See Instruction 5 to the Letter of Transmittal.

18.7	Partial acceptances (not applicable to book-entry transfers)

If fewer than all of the CAT ADSs evidenced by any CAT ADRs delivered to the Tender Agent are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of CAT ADSs that are tendered in the Box entitled “Number of ADSs Tendered”. In such case, a new CAT ADR for the untendered CAT ADSs will be sent to the registered holder, unless otherwise provided in the Letter of Transmittal in the box entitled “Special Delivery Instructions”, as promptly as practicable following the date the tendered CAT ADSs are accepted for payment. All CAT ADSs delivered to the Tender Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal.

18.8	Guaranteed Delivery Procedures

(a)	If a holder of CAT ADSs evidenced by CAT ADRs wishes to tender CAT ADSs pursuant to the Offer and the CAT ADRs evidencing such CAT ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Tender Agent prior to the expiration of the Offer, such holder’s tender of CAT ADSs may be effected if all of the following conditions are satisfied (the “Guaranteed Delivery Procedures”):

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by AstraZeneca is received by the Tender Agent, as provided below, prior to the expiration of the Offer; and

(iii)	the CAT ADRs evidencing the tendered CAT ADSs (or, in the case of CAT ADSs held in book-entry form, timely confirmation of the book-entry transfer of such CAT ADSs into the Tender Agent’s account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the Tender Agent within three New York Stock Exchange business days after the date of execution of such Notice of Guaranteed Delivery.

(b)	The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission to the Tender Agent and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

(c)	Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition.

18.9	Other requirements

By executing the Letter of Transmittal as set out above, the holder of CAT ADSs evidenced by CAT ADRs in respect to which the Offer has been accepted will agree that, effective from and after the date all conditions are either satisfied, fulfilled or, to the extent permitted, waived:

(a)	AstraZeneca or its agents shall be entitled to direct the exercise of any votes attaching to any CAT Shares represented by CAT ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the “Accepted ADSs”) and any other rights and privileges attaching to such CAT Shares, including any right to requisition a general meeting of CAT or any class of its securities; and

(b)	the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary or the completion of the book-entry transfer procedures shall constitute:

(i)	an authority to CAT or its agents from the holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of CAT ADSs to AstraZeneca at its registered office;

(ii)	an authority to AstraZeneca or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by AstraZeneca to attend general meetings and separate class meetings of CAT and any adjournment thereof and to exercise the votes attaching to the CAT Shares represented by such Accepted ADSs on his behalf;

(iii)	the agreement of the holder of Accepted ADSs not to exercise any such rights without the consent of AstraZeneca and the irrevocable undertaking of such holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

(iv)	a representation and warranty that such holder of CAT ADSs (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, a Restricted Jurisdiction; (ii) has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of a Restricted Jurisdiction; (iii) is accepting the Offer from outside a Restricted Jurisdiction; and (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(v)	confirmation that such holder of CAT ADSs is entitled to sell and transfer the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, charges, equitable interests, third party rights and interests and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to receive all dividends and other distributions (if any) declared, made or paid with respect to the CAT Shares represented by CAT ADSs; and

(vi)	the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Depositary (or the completion of the book-entry transfer procedures) shall constitute an authority in accordance with the terms of paragraph 6 of this Part C.

References in this paragraph to a holder of CAT ADSs shall include references to the person or persons executing a Letter of Transmittal and, in the event of more than one person executing a Letter of Transmittal, the provisions of this Part C shall apply to them jointly and to each of them.

18.10	Currency of cash consideration

The default position for holders of CAT ADSs is that such holders will receive any consideration paid in US dollars. However, holders of CAT ADSs may elect to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of CAT ADSs is the same, per CAT Share, as that offered to CAT Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of CAT ADSs will receive consideration converted into US dollars at the exchange rate obtainable by the Tender Agent, net of fees and expenses on the spot market in London on the date the cash consideration is received by Tender Agent for delivery in respect of the relevant CAT ADSs. A holder of CAT ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of CAT ADSs in respect of which he accepts the Offer. Holders of CAT ADSs may not elect to receive both pounds sterling and US dollars.

The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are received by the Tender Agent. Holders of CAT ADSs should be aware that the US dollar/ pounds sterling exchange rate which is prevailing at the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are received by the Tender Agent. In all cases, fluctuations in the US dollar/ pounds sterling exchange rate are at the risk of accepting holders of CAT ADSs who are treated as having elected to receive their consideration in US dollars. None of CAT, AstraZeneca and their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

19	Substitute Acceptance Forms

Holders of CAT Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of CAT Shares, including persons in the US who hold CAT Shares, have been sent a Form of Acceptance, which they must use to tender their CAT Shares and accept the Offer. All holders of CAT ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their CAT ADSs and accept the Offer. Should any holder of CAT Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the relevant Helpline.

Part D — Electronic Acceptance
Each holder of CAT Shares in uncertificated form by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with AstraZeneca and Lloyds TSB Registrars so as to bind him and his personal representatives, heirs, successors and assigns that:

1	the Electronic Acceptance shall constitute:

1.1	subject to paragraph 6 of Part B of this Appendix I, an acceptance of the Offer in respect of the number of CAT Shares in uncertificated form to which a TTE instruction relates;

1.2	an undertaking to execute any further documents and give any further assurances which may be required to enable AstraZeneca to obtain the full benefits of the terms of this Part D and/or to perfect any authorities expressed to be given thereunder;

1.3	a representation and warranty that he is the beneficial owner of the number of CAT Shares to which a TTE instruction relates or, if he is not, he is irrevocably and unconditionally entitled to transfer such CAT Shares in uncertificated form and that the entire beneficial interest therein will be acquired under the Offer, on and subject to the terms and conditions set out or referred to in this document and that, subject to paragraphs 3 and 4 of Part B of this Appendix I and paragraph 18 of the letter from AstraZeneca, such acceptance and/or election shall be irrevocable; and

1.4	subject to paragraph 6 of Part B of this Appendix I an election, if made, for the Loan Note Alternative in respect of the number of CAT Shares in uncertificated form to which a TTE instruction relates;

2	CAT Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid and free from all liens, equitable interests, charges, encumbrances, pre-emption rights and other interests and rights of whatsoever nature and together with all rights now or hereafter attaching thereto including the right to receive all dividends and other distributions declared, made or paid hereafter;
3

3.1	such holder of CAT Shares has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from a Restricted Jurisdiction and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, email, telex, telephone and the internet) of interstate or foreign commerce of, or any facility of a national securities exchange of, a Restricted Jurisdiction at the time of the input and settlement of the relevant TTE instruction(s), and in respect of CAT Shares in uncertificated form to which an Electronic Acceptance relates he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction; and

3.2	if such holder of CAT Shares is not resident in the UK he has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance in any territory, and that he has not taken or omitted to take any action which will or may result in AstraZeneca, Goldman Sachs International, Goldman, Sachs & Co. or any other person acting in breach of any legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof, provided that the warranties and representations above shall be deemed not to be given if such holder of CAT Shares purports to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) a Restricted Escrow Transfer and a Restricted ESA Instruction pursuant to paragraph 5.6 of Part B of this Appendix I;

4	the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in accordance with its terms and to the relevant holder of CAT Shares not having validly withdrawn his acceptance, the irrevocable appointment of AstraZeneca and/or any of AstraZeneca’s directors or agents as such holder of CAT Shares’ agent and/or attorney and an irrevocable instruction and authorisation to the agent and/or attorney to do all such acts and things as may in the opinion of such agent and/or attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer to vest in AstraZeneca or its nominee(s) CAT Shares in uncertificated form referred to in paragraph 1 above in respect of which an accepting holder of CAT Shares has not validly withdrawn his acceptance (the “Electronic Acceptance Shares”);

5	the Electronic Acceptance constitutes the irrevocable appointment of Lloyds TSB Registrars as the holder of CAT Shares’ agent and/or attorney and an irrevocable instruction and authority to the agent and/or attorney, subject to the Offer becoming or being declared unconditional in accordance with its terms and to such accepting holder of CAT Shares not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as AstraZeneca or its agents may direct) by means of CREST all or any of the Electronic Acceptance Shares and, if the Offer does not become or is not declared unconditional, to give TFE instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all the Electronic Acceptance Shares to the original available balance of the accepting holder of CAT Shares;

6	the Electronic Acceptance constitutes, subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to an accepting holder of CAT Shares not having validly withdrawn his acceptance, an irrevocable authority and request, subject to the provisions of paragraph 6 of Part B of this Appendix I, to AstraZeneca or its agents:

6.1	to procure the making of a CREST payment in favour of the accepting holder of CAT Shares’ payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such accepting holder of CAT Shares is entitled, provided that AstraZeneca may (if for any reason it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque, despatched by post and, if the accepting holder of CAT Shares is a CREST member whose registered address is in a Restricted Jurisdiction, any cash consideration to which he is entitled shall in any case be paid by cheque despatched by post and in either case all such cheques shall be despatched at the risk of such holder of CAT Shares to the first-named holder at an address outside a Restricted Jurisdiction stipulated by such holder or as otherwise determined by AstraZeneca;

6.2	to procure that such holder of CAT Shares’ name is entered on the appropriate Loan Note register in respect of the Loan Notes to which such shareholder becomes entitled pursuant to an election under the Loan Note Alternative and to procure the despatch by post (or such other method as may be approved by the Panel) of the documents of title for any such Loan Notes at the risk of such holder of CAT Securities to the first-named holder at an address outside a Loan Note Restricted Jurisdiction stipulated by such holder or as otherwise determined by AstraZeneca; and

6.3	to record and act, in respect of any Loan Notes to be received by such holder of CAT Shares, upon any instructions with regard to payments or notices which have been recorded in the records of CAT in respect of such holder of CAT Shares’ holdings as if such instructions have been given in respect of his holdings of Loan Notes;

7	the Electronic Acceptance constitutes a separate authority to any AstraZeneca Director or AstraZeneca’s agents within the terms of paragraph 4 of Part B of this Appendix I in respect of the Electronic Acceptance Shares;

8	the Electronic Acceptance constitutes the same undertakings, acceptances, acknowledgements and authorities as set out in paragraph 4 of Part C of this Appendix I as if the same had been restated in this Part D mutatis mutandis;

9	after the Offer becomes or is declared unconditional (or if the Offer would become unconditional or lapse depending upon the outcome of the resolution in question) and in such other circumstances as AstraZeneca may request and the Panel may permit and pending registration:

9.1	AstraZeneca or its agents shall be entitled to direct the exercise of any votes attaching to any uncertificated CAT Shares in respect of which the Offer is accepted or deemed to have been accepted and such acceptance has not been validly withdrawn and any and all other rights and privileges attaching to such Electronic Acceptance Shares, including the right to requisition the convening of a general meeting or separate class meeting of CAT; and

9.2	an Electronic Acceptance by a holder of CAT Shares constitutes in respect of uncertificated CAT Shares (including CAT Shares represented by CAT ADSs) comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)	an authority to CAT and/or its agents from such holders of CAT Shares to send any notice, warrant, document or other communication which may be required to be sent to him as a member of CAT (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such CAT Shares into certificated form) to AstraZeneca at its registered office;

(b)	an authority to AstraZeneca and/or its agents to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such CAT Shares appointing any person nominated by AstraZeneca to attend general meetings and separate class meetings of CAT or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(c)	the agreement of such holder of CAT Shares not to exercise any of such rights without the consent of AstraZeneca and the irrevocable undertaking of such holder of CAT Shares not to appoint a proxy to attend any such general meeting or separate class meeting;

10	if, for any reason, any CAT Shares in respect of which a TTE instruction has been effected in accordance with paragraph 17 of the letter from AstraZeneca contained in Part II of this document are converted to certificated form, he will (without prejudice to sub-paragraph 9.2(a) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other documents of title in respect of all such CAT Shares as so converted to Lloyds TSB Registrars at the address referred to in paragraph 3.1 of Part B of this Appendix I or to such address as AstraZeneca or its agent may direct;

11	the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph 6.1 above shall, to the extent of the obligations so created, discharge in full any obligation of AstraZeneca to pay him the cash consideration to which he is entitled pursuant to the Offer;

12	if he accepts the Offer and does not validly withdraw such acceptance, he shall do all such acts and things as shall be necessary or expedient to enable Lloyds TSB Registrars to perform its functions as Escrow Agent for the purposes of the Offer;

13	he agrees to ratify each and every act or thing which may be lawfully done or effected by AstraZeneca or by Lloyds TSB Registrars or their respective directors, agents or attorneys, as the case may be, in the proper exercise of any of his powers and/or authorities hereunder;

14	if any provision of this Part D shall be unenforceable or invalid or shall not operate so as to afford AstraZeneca or Lloyds TSB Registrars and/or their respective directors and agents the full benefit of authorities and powers of attorney expressed to be given in this Part D he shall with all practicable speed do such acts or things and execute all such documents as may be required to enable AstraZeneca or Lloyds TSB Registrars and/or any of their respective directors or agents to secure the full benefits of such authorities and powers of attorney;

15	the making of an Electronic Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Electronic Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of AstraZeneca and/or any of AstraZeneca’s directors or agents to bring any action, suit or proceeding arising out of or in connection with the Offer and the Electronic Acceptance in any other manner permitted by law or in any court of competent jurisdiction; and

16	by virtue of the Regulations the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of CAT Shares in the terms of the powers and authorities expressed to be given by this Part D to AstraZeneca and any of AstraZeneca’s directors or agents.
A reference in this Part D to a holder of CAT Shares shall include references to the person or persons making an Electronic Acceptance and, in the event of more than one person making an Electronic Acceptance, the provisions of this Part D shall apply to them jointly and severally.

APPENDIX II
Particulars of the Loan Notes
The Loan Notes will be created by a resolution of a committee of the AstraZeneca Board and will be constituted by the Loan Note Instrument executed as a deed by AstraZeneca. The issue of the Loan Notes is conditional, inter alia, on the Offer becoming or being declared unconditional in all respects. The Loan Note Instrument will contain provisions, inter alia, to the following effect:

1	The Loan Notes will be issued by AstraZeneca in amounts and integral multiples of £1 in nominal amount and will constitute unsecured obligations of AstraZeneca. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by AstraZeneca. All fractional entitlements to the Loan Notes will be disregarded.

Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance.

2	Until such time as the Loan Notes are repaid in full, interest on the Loan Notes will be payable by half yearly instalments in arrears (less any tax) on 30 June and 31 December in each year or, if such a day is not a Business Day, on the immediately preceding Business Day (an “Interest Payment Date”). The first payment of interest will be made on 29 December 2006 (the “First Payment Date”) in respect of the period from and including the date of issue of the relevant Loan Notes up to but excluding the First Payment Date. The period from and including the date after that on which the Offer becomes or is declared unconditional in all respects up to but excluding the First Payment Date and the period from and including that or any subsequent Interest Payment Date up to but excluding the following Interest Payment Date is an “Interest Period”.
3

(a)	The rate of interest on the Loan Notes for each Interest Period will be the rate per annum which is 0.75 per cent. below (rounded down, if necessary, to four decimal places) the rate, known as the British Bankers Association Interest Settlement Rate or LIBOR, which is quoted as of 11.00 a.m. (London time) on the first Business Day of the Interest Period on the appropriate Reuters page (or such other page or service as may replace it for the purpose of displaying London inter-bank sterling offered rates of leading reference banks) as being the interest rates offered in the London inter-bank market for six month sterling deposits but if the agreed page is replaced or the service ceases to be available, the rate of interest for each Interest Period shall be 0.75 per cent. below the arithmetic mean (rounded as mentioned above) to be determined instead on the basis of the respective rates (as quoted to AstraZeneca at its request) at which Barclays Bank PLC and The Royal Bank of Scotland Group plc is offering six month sterling deposits to prime banks in the London inter-bank market at or about 11.00 a.m. (London time) on the first Business Day of the relevant Interest Period.

(b)	If a rate of interest cannot be established in accordance with the provisions of sub-paragraph (a) above for any Interest Period, then the rate of interest on the Loan Notes for that Interest Period shall in the case of the first Interest Period, be the rate per annum specified in paragraph 3(a) above but calculated by reference to the first Business Day of that Interest Period on which it can be so established and in the case of any other Interest Period, be the same as that applicable to the Loan Notes during the previous Interest Period, unless such prime bank in the London inter-bank market as AstraZeneca shall reasonably select for the purpose shall have been prepared to offer a rate as aforesaid, in which case the rate of interest for the relevant Interest Period shall be determined on the basis of the rate so offered.

4	Each instalment of interest shall be calculated on the basis of a 365-day year and the number of days elapsed in the relevant Interest Period (the resulting figure being rounded to the nearest penny (half a penny being rounded upwards)).

5	A Noteholder may require AstraZeneca to repay the whole or any part (being £1 nominal or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct or withhold tax therefrom) up to but excluding the date of repayment, on any Interest Payment Date falling at least six months after the date of issue of the relevant Loan Notes, and thereafter on any Interest Payment Date falling prior to 30 June 2011 by giving not less than 30 days’ prior notice in writing to AstraZeneca accompanied by the certificate(s) for all the Loan Notes to be repaid and a notice of redemption.

6	No Loan Notes will be issued by AstraZeneca unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, the aggregate nominal value of all Loan Notes to be issued as a result of valid elections for the Loan Note Alternative exceeds £2 million. If insufficient elections are received, CAT Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

7	If, at any time, the principal amount of all Loan Notes outstanding is equal to or less than £2 million or if fewer than 25 per cent. of the Loan Notes issued in connection with the Offer remain outstanding, AstraZeneca shall be entitled, on giving the remaining Noteholders not less than 30 days’ notice in writing expiring on 30 June 2007 or any subsequent Interest Payment Date to redeem all (but not some only) of the Loan Notes at par together with accrued interest (subject to any requirement to deduct or withhold tax therefrom) up to but excluding the date of redemption.

8	Any Loan Notes not previously repaid, redeemed or purchased by AstraZeneca will be repaid in full at par on 30 June 2011, together with accrued interest (subject to any requirement to deduct or withhold tax therefrom) up to but excluding the date of redemption.

9	Each Noteholder will be entitled to require AstraZeneca to pay at par all or part (being £1 nominal amount or any integral multiple thereof) of the Loan Notes held by him together with accrued interest (subject to any requirement to deduct or withhold tax therefrom) in each of the following events, upon written notice by such Noteholder to AstraZeneca so long as that event is continuing:

(a)	any principal or interest on any Loan Notes held by that Noteholder is not paid in full within 30 days after the due date for payment; or

(b)	an order is made or an effective resolution is passed for the winding-up or dissolution of AstraZeneca (other than for the purposes of a reconstruction, amalgamation, merger or members’ voluntary winding-up on terms previously approved by extraordinary resolution); or

(c)	an encumbrancer takes possession of, or a trustee, administrative receiver, administrator or similar officer is appointed or an administration order is made in respect of, the whole or substantially the whole of the undertaking or property of AstraZeneca and such person has not been paid out or discharged within 30 days.

10	Payment of principal or interest in respect of the Loan Notes will not be made to addresses in the United States, Canada, Australia or Japan or any other Loan Note Restricted Jurisdiction.

11	AstraZeneca may, at any time on or after the date falling six months after the latest date of issue of any outstanding Loan Notes, purchase any Loan Notes at any price by tender (available to all Noteholders alike), by private treaty or otherwise by agreement with the relevant Noteholder(s).

12	Any Loan Notes repaid, redeemed or purchased by AstraZeneca will be cancelled and will not be available for re-issue.

13	The Loan Notes will not be transferable, except in certain restricted circumstances.

14	The Loan Notes will be evidenced by certificates and will be registered in amounts or integral multiples of £1.

15	The Noteholders will have power by extraordinary resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of not less than 75 per cent. in nominal amount of the outstanding Loan Notes, inter alia, to sanction any abrogation, modification or compromise or arrangement in respect of their rights against AstraZeneca when such rights arise under the Loan Note Instrument and to assent to any amendment of the provisions of the Loan Note Instrument or of the Loan Notes which shall be proposed by AstraZeneca and for which the consent of Noteholders is required. AstraZeneca may amend the provisions of the Loan Note Instrument or of the Loan Notes, without such sanction or consent, if in the written opinion of its financial advisers (such opinion to be reasonably held) such amendment would not be materially prejudicial to the interests of Noteholders and is of a formal, minor or technical nature or to correct a manifest error.

16	A Noteholder may specify in his notice of redemption for the Loan Notes to be redeemed in US dollars in which case AstraZeneca shall repay the principal in US dollars calculated (subject to certain restrictions in the Loan Note Instrument) by reference to the exchange rate on the date being 20 Business Days before the relevant repayment date.

17	The Loan Notes to be issued in connection with the Offer have not been, nor will they be, registered under the Securities Act or under the securities laws of any state or other jurisdiction of the United States (or under the securities laws of any other jurisdiction, the residents of which AstraZeneca is advised to treat as a Loan Note Restricted Jurisdiction); the relevant clearances have not been, and will not be, obtained from the securities commission of any province, territory or jurisdiction of Canada; and no prospectus has been lodged with, or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance. Accordingly, unless an exemption under such act or securities laws is available or unless otherwise determined by AstraZeneca, and permitted by applicable law and regulation, the Loan Notes may not be offered, sold or delivered directly or indirectly, in or into the United States, Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of, a person located in the United States, Canada, Australia or Japan or such jurisdiction.

Registered addresses of holders of Loan Notes must be outside the United States, Canada, Australia or Japan and any other Loan Note Restricted Jurisdictions. Documents of title in respect of the Loan Notes will not be sent to addresses in the United States, Canada, Australia or Japan and any other Loan Note Restricted Jurisdictions.

18	No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

19	The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

APPENDIX III
Opinion of Catalyst, the employee representative forum of CAT
The following statement was compiled by Catalyst, the employee representative forum of Cambridge Antibody Technology Group plc (“CAT”). It is based on the views of the 134 employees (45 per cent. of CAT’s total employees) who responded to a questionnaire sent out following the announcement of AstraZeneca’s offer. As such it reflects the opinion of CAT employees based on the information currently available in the AstraZeneca/ CAT press release dated 15 May 2006.
In general, staff welcome the takeover believing that it will be good for CAT. However, there is some concern about the possibility of redundancies and clarification on this will be welcomed. In general, staff are also open minded about possible changes to terms of employment.
In more detail:
There is some uncertainty over the possibility of redundancies. A small majority of respondents expressed concern at the prospect of redundancy, whether in the short or longer term. Of this majority most expressed mild concern, however there were a number of respondents who recorded considerable anxiety. There is a significant minority who, given the available information, are unconcerned by the possibility of future redundancies.
The vast majority of employees who responded expressed no major concern over changes to the terms and conditions of their employment. A small minority were uncertain as to how any potential changes would affect their benefits package and this was a cause for concern for them. There was little concern expressed over any changes to employee’s roles and responsibilities, with only a small number of respondents expressing concern over this aspect of their employment. A number of employees were positive about potential changes to their roles, responsibilities and future aspirations.
Overall, in response to the question “Taking into account its effect on your employment, how do you feel about the proposed takeover?” 71 per cent. were either in favour or strongly in favour, 5 per cent. of respondents were against or strongly against, and 20 per cent. were neutral. 4 per cent. of respondents did not answer.
On the basis of available feedback, therefore, it appears that a majority of staff welcome the proposed transaction and look forward to working with AstraZeneca.
Dr. Jim Allpress, Chair of Catalyst

APPENDIX IV
Financial information relating to CAT
The financial information set out in Part 1 of this Appendix IV has been extracted, without material adjustment, from the audited consolidated financial statements of the CAT Group for the three financial years ended 30 September 2005 as included in the annual report on Form 20-F filed by CAT with the SEC for the financial year ended 30 September 2005.
The information set out in Part 2 of this Appendix IV has been extracted, without adjustment, from the unaudited interim results of CAT for the six months ended 31 March 2006, which were announced on 22 May 2006.
The financial information contained in this Appendix IV does not constitute statutory accounts within the meaning of section 240 of the Companies Act. Copies of the accounts for each of the three years financial ended 30 September 2005, which have been reported on by the Company’s auditors, have been delivered to the Registrar of Companies in England and Wales. The reports of the auditors were unqualified and did not contain any statements required under sub-section 237(2) or sub-section 237(3) of the Companies Act.

Part 1:
Financial Information for the three financial years ended 30 September 2005
Accounts and Notes - Consolidated Profit and Loss Account

		As previously reported

		2005	2005
		excluding	settlement		As restated
		settlement	with		(Note 2)
		with	Abbott		2005
For the year ended 30 September 2005	Notes	Abbott	(Note 2)	2005 Total	Total	2004	2003

		£’000	£’000	£’000	£’000	£’000	£’000
Turnover	3	24,458	169,506	193,964	49,242	15,925	8,743
Direct costs		(6,254)	(148,971)	(155,225)	(10,503)	(3,023)	(690)

Gross profit		18,204	20,535	38,739	38,739	12,902	8,053
Research and development expenses		(39,170)	—	(39,170)	(39,170)	(44,125)	(44,981)
General and administration expenses		(13,386)	4,552	(8,834)	(8,834)	(10,969)	(9,196)

Operating (loss)/profit		(34,352)	25,087	(9,265)	(9,265)	(42,192)	(46,124)
Profit on sale of fixed asset investments	12	1,461	—	1,461	1,461	—	—
Finance income (net)	6	6,430	844	7,274	7,274	4,130	4,360

(Loss)/profit on ordinary activities before taxation	5	(26,461)	25,931	(530)	530	(38,062)	(41,764)
Taxation on loss on ordinary activities	8			(1,047)	(1,047)	(64)	2,573

Loss for the financial year	19			(1,577)	(1,577)	(38,126)	(39,191)
Loss per share — basic and diluted (pence)	9			3.2p	3.2p	93.3p	107.5p
Shares used in calculating net loss per share (number)	9			49,381,476	49,381,476	40,866,684	36,440,993
The losses for all years arise from continuing operations.

Consolidated Statement of Total Recognised Gains and Losses

For the year ended 30 September 2005	2005	2004	2003

	£’000	£’000	£’000
Loss for the financial year	(1,577)	(38,126)	(39,191)
(Loss)/gain on foreign exchange translation	(413)	1,099	606

Total recognised losses relating to the year	(1,990)	(37,027)	(38,585)

The accompanying notes are an integral part of this consolidated profit and loss account and consolidated statement of total recognised gains and losses.

Consolidated Balance Sheet

At 30 September 2005	Notes	2005	2004

		£’000	£’000
Fixed assets
Intangible assets	10	2,581	5,832
Tangible assets	11	11,706	12,362
Investments	12	2,299	2,942

		16,586	21,136
Current assets
Debtors
— due within one year	13	13,406	4,460
— due after one year	13	1,160	—
Short term investments	14	156,392	93,061
Cash at bank and in hand		20,281	2,678

		191,239	100,199
Creditors
Amounts falling due within one year	15	(29,804)	(15,603)

Net current assets		161,435	84,596

Total assets less current liabilities		178,021	105,732
Creditors
Amounts falling due after more than one year	16	(18,615)	(20,650)

Net assets		159,406	85,082

Capital and reserves
Called-up share capital	18	5,164	4,111
Share premium account	18	301,804	226,829
Other reserve	19	13,456	13,456
Profit and loss account	19	(161,018)	(159,314)

Shareholders’ funds — all equity	20	159,406	85,082

The accompanying notes are an integral part of this consolidated balance sheet.

Accounts and Notes - Company Balance Sheet

At 30 September 2005	Notes	2005	2004

		£’000	£’000
Fixed assets
Investments	12	177,057	177,057

Current assets
Debtors	13	29,183	8,357
Short term investments	14	131,358	92,559
Cash at bank and in hand		9	11

		160,550	100,927
Creditors
Amounts falling due within one year	15	(1,092)	(21,205)

Net current assets		159,458	79,722

Total assets less current liabilities		336,515	256,779

Net assets		336,515	256,779

Capital and reserves
Called-up share capital	18	5,164	4,111
Share premium account	18	301,804	226,829
Profit and loss account	19	29,547	25,839

Shareholders’ funds — all equity		336,515	256,779

The accompanying notes are an integral part of this Company balance sheet.
Signed on behalf of the Board
John Aston
Director
Consolidated Cash Flow Statement

For the year ended 30 September 2005	Notes	2005	2004	2003

		£’000	£’000	£’000
Net cash outflow from operating activities	21	(161)	(31,067)	(35,819)
Returns on investments and servicing of finance	22	6,223	4,217	5,049
Taxation	22	—	(64)	5,210
Capital expenditure and financial investment	22	108	(1,026)	(8,082)

Net cash inflow/(outflow) before management of liquid resources and financing		6,170	(27,940)	(33,642)
Management of liquid resources	22	(63,521)	15,357	18,778
Financing	22	75,653	13,875	11,730

Increase/(decrease) in cash	23	18,302	1,292	(3,134)

The accompanying notes are an integral part of this consolidated cash flow statement.

Accounts and Notes - Notes to the Financial Statements
1.  Description of business and accounting policies
Cambridge Antibody Technology Group plc is the holding company, based in the United Kingdom, of a group of companies engaged in the business of biotechnology. The Company and its subsidiaries (the Group) use advanced platform technologies for the rapid isolation of human monoclonal antibodies, which have potential to identify and treat human diseases. The Group uses proprietary technologies for drug discovery and drug development.
The Group’s aim is to secure short term revenues through licences of its technology and long term revenues through product development, working in partnership with other companies at all stages of the drug product discovery and development process. The Group’s past and present collaborative partners include AstraZeneca, Abbott, Wyeth Research, Pfizer, HGSI, Genzyme, Amgen, Zenyth, Elan, Chugai and Merck. The Group’s collaborative agreements may cover research activities or product development or both.
On 21 November 2004, CAT and AstraZeneca signed a major strategic alliance to discover and develop human antibody therapeutics. Under the terms of the agreement, the companies will jointly undertake the discovery and development of human monoclonal antibodies as drugs, principally in the field of inflammatory diseases. In addition, under a separate subscription agreement AstraZeneca subscribed in cash for 10,217,983 CAT Shares at a price of £7.34 per share for a total investment of £75 million. Based on CAT shares in issue as at 21 November 2004 this represented a 19.9 per cent. interest in the enlarged issued share capital of CAT.
A summary of the principal accounting policies is set out below. These have all been applied consistently throughout the periods covered by this report.
Basis of accounting The financial statements have been prepared under the historical cost convention and in accordance with generally accepted accounting standards in the United Kingdom (UK GAAP).
Basis of consolidation The Group financial statements consolidate the financial statements of Cambridge Antibody Technology Group plc (the Company) and its subsidiary undertakings (collectively the Group), drawn up to 30 September each year. All intercompany balances and transactions have been eliminated on consolidation.
The acquisition of Cambridge Antibody Technology Limited (CAT Limited), by way of share for share exchange on 20 December 1996 was accounted for as a group reconstruction in accordance with Financial Reporting Standard (FRS) 6. Consequently, consolidated financial information is presented as if the Company has always owned CAT Limited. Otherwise, the results of subsidiaries acquired are consolidated for the periods from the date on which control passed. Such acquisitions are accounted for under the acquisition method. The results of subsidiaries disposed of are consolidated up to the date on which control passed.
The profit for the financial year dealt with in the financial statements of the Company was £3,708,000 (2004: £2,661,000). As provided by S.230 of the Companies Act 1985, no company only profit and loss account is presented in respect of the Company.
Goodwill Goodwill, representing the excess of fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised as an asset on the balance sheet. On disposal of a previously acquired business, the attributable amount of goodwill previously written off to reserves under the then applicable accounting policy is included in determining the profit or loss on disposal.
Turnover Turnover principally consists of income received in the normal course of business from licence fees, technical milestones, clinical milestones, fees for research and development services, payments for purchased rights, and royalties. These are stated net of trade discounts, VAT and other sales related taxes.
A description of the various elements of turnover and their accounting policies is given below.
Licence fees Licence fees are deferred and recognised over the period of the licence term or the period of the associated research and development agreement (where relevant). In circumstances where no such defined period exists, the licence fee is deferred and recognised over the period to expiration of the relevant patents licensed. For licence fees where a proportion of the fee is creditable against research and development services to be provided in the future that proportion of the amount received is deferred and recognised over the period during which the services are rendered.

Technical milestones During certain research and development programmes the Group receives non-refundable milestone payments when it achieves certain defined technical criteria. Such milestone payments are recognised based on the percentage of completion of the relevant research and development programme subject to the total revenue recognised being limited to the aggregate amount of non-refundable milestone payments received. The percentage completion is determined by reference to effort in hours incurred compared to total estimated effort for the programme.
Clinical milestones The Group receives non-refundable clinical development milestone payments when a licensee or corporate partner achieves key stages in clinical trials which they are conducting with a view to the ultimate commercialisation of a product derived using the Group’s proprietary technology. Such milestone payments are recognised when received except that if such milestone payments are creditable against future royalty payments a relevant amount will be deferred and released as the related royalty payments are received.
Research and development services The Group provides research and development services to certain corporate collaborators, usually in the form of a defined number of the Group’s employees working under the direction of the collaborator to further the collaborator’s research and development effort. Such contracts are made on the basis of Full Time Equivalent (FTE) employees and are charged at a specified rate per FTE. Revenues from FTE services are recognised as the services are rendered.
Royalties Royalty income is generated by sales of products incorporating the Group’s proprietary technology. Royalty revenues are recognised once the amounts due can be reliably estimated based on the sale of underlying products and collectibility is assured. Where there is insufficient historical data on sales and returns to fulfil these requirements, for example in the case of a new product, the royalty revenue will not be recognised until the Group can reliably estimate the underlying sales. This may be considerably later than when payment is received if subsequent adjustments for product returns are possible under the terms of the relevant contract. In situations where there is adequate historical information on sales figures, royalties are recorded based on the reports received from the licensee or based on estimated sales if the information has not been received.
Government grants Grants of a revenue nature are credited to the profit and loss account as the related expenditure is incurred.
Taxation Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted by the balance sheet date.
Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax is not provided on timing differences arising from the revaluation of fixed assets where there is no commitment to sell the asset, or on unremitted earnings of subsidiaries and associates where there is no commitment to remit these earnings. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.
Research and development Research and development expenditure is written off as incurred.
Collaboration arrangements The Group has entered into certain collaboration arrangements whereby the parties agree to work jointly on research and development of potential therapeutic products. Under such arrangements the parties agree which elements of research and development each will perform. These arrangements do not include the creation of any separate entity to conduct the activities nor any separate and distinct assets or liabilities. The parties agree that the combined cost of all relevant activities will be borne by the parties in a particular proportion and that net revenues derived from sales of any resulting product will be shared similarly. The sharing of costs will result in balancing payments between the parties and such payments receivable or payable will be respectively added to or deducted from research and development costs in the profit and loss account. Any amounts receivable or payable at a period end are included in the balance sheet under debtors or creditors.
Employee share options Where options are granted at less than market value, the Group recognises a charge that reflects the intrinsic value of awards made. The charge is recognised in the profit and loss account over the performance period.

Litigation expenses Litigation expenses are provided for as incurred (on an accruals basis). The Group does not provide for anticipated future litigation costs.
Pension costs The Group operates a group personal pension plan which is a defined contribution scheme. The amount charged to the profit and loss account in respect of pension costs is the Group’s contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.
Intangible fixed assets Purchased intangible assets (excluding goodwill) are capitalised as assets on the balance sheet at fair value on acquisition and amortised over their useful economic lives, subject to reviews for impairment when events or change of circumstances indicate that the carrying value may not be recoverable using cash flow projections. To the extent carrying values exceed fair values, an impairment is recognised and charged to the profit and loss account in that period. This applies to intangibles purchased separately from a business and also to intangibles acquired as part of the acquisition of a business, if their value can be measured reliably on initial recognition. The Group’s purchased intangible assets include access to intellectual property and options for product development rights which are being amortised over seven years and also include certain patents which are being written off over their term to expiry which is between 12 and 16 years from the date of acquisition. When reviewing all these assets for impairment the Directors have considered future cash flows arising.
Acquired intellectual property with no defined revenue stream is written off to research and development expenses on acquisition.
Tangible fixed assets Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets other than freehold land on a straight-line basis at rates calculated to write off the cost, less estimated residual value, of each asset over its expected useful life as follows:
Freehold buildings: over 10 years.
Motor vehicles: over three years.
Office and laboratory equipment: over four years.
Fixtures and fittings: over either four or 20 years (or the remaining lease term if less).
Investments Fixed asset investments are shown at cost less provision for any impairment. Current asset investments are stated at the lower of cost and net realisable value.
Liquid resources Liquid resources comprise negotiable securities and term deposits and are shown at cost with accrued interest included in debtors. Where relevant, a provision is made such that cost plus accrued interest does not exceed market value.
Foreign currency Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the profit and loss account.
The results of overseas operations and their balance sheets are translated at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves.
Leases Assets held under finance leases, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.
Rentals under operating leases are charged on a straight-line basis over the lease term even if payments are made on another basis.
Sale and leaseback No gain or loss on sale is recorded for sale and leaseback arrangements where the leaseback has been identified as a finance lease.

Non-monetary transactions The Group enters into certain non-monetary transactions that involve the granting of a licence over the Group’s proprietary technology in exchange for a licence over a third party’s proprietary technology. The Group accounts for these transactions at fair value where the Group is able to determine the fair value within reasonable limits. To the extent that the Group concludes that it is unable to determine the fair value of a cross licensing transaction, that transaction is accounted for at the recorded amounts of the assets. Management is required to exercise its judgement in determining whether or not the fair value of the asset received or that given up can be determined. In doing so management considers, amongst other things, previous licence agreements over similar intellectual property rights where there is monetary consideration. The Group has a limited number of comparable historical licence agreements. Management has determined that for all non-monetary transactions recorded to date the fair value of the exchanged licences is not determinable; consequently, such transactions have been recognised at recorded value. In the future, as CAT has further transactions, there may be a fair value assigned to similar transactions resulting in a different accounting treatment.
Estimates and assumptions The preparation of financial statements in conformity with generally accepted accounting standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the year. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning the ability to reliably estimate royalty revenues, the selection of useful lives of fixed assets, accruals and provisions necessary for certain liabilities, the carrying value of investments, the recoverability of deferred tax assets and other similar evaluations. Actual results could differ from those estimates.
2.  Settlement agreement between CAT and Abbott (as restated)
As described in note 27, in November 2003 CAT announced that it had commenced legal proceedings against Abbott in the High Court in London. The court hearing was held in November 2004, and in December 2004, the judge issued his judgement in CAT’s favour. In March 2005, Abbott was granted permission to appeal.
On 26 October 2005, CAT announced that it had reached an agreement regarding royalties payable to CAT. With regard to sales of HUMIRA, under the terms of the settlement agreement:

•	Abbott paid CAT the sum of US$255 million, which CAT has paid to its licensors, Medical Research Council, Scripps Institute and Stratagene, in lieu of their entitlement to royalties arising on sales of HUMIRA from 1 January 2005 onwards.

•	Abbott will pay CAT five annual payments of US$9.375 million commencing January 2006, contingent on the continued sale of HUMIRA. From each of these payments, CAT will pay US$2 million to its licensors.

•	Abbott will pay CAT royalties at 2.688 per cent. on sales of HUMIRA from 1 January 2005.

•	CAT will retain all royalties received from Abbott in respect of sales of HUMIRA up to 31 December 2004, net of approximately £7.6 million which has been paid to its licensors.

•	CAT has refunded to Abbott approximately £9.2 million for royalties paid in respect of sales of HUMIRA from 1 January 2005 through to 30 June 2005.
The settlement agreement was an extension of the long running litigation process. In the audited UK GAAP financial statements issued by CAT on 28 November 2005, all aspects of the settlement agreement were treated as an adjusting post balance sheet event, and as such were treated as occurring during the year ended 30 September 2005. For the purposes of this 20-F filing, one element of the settlement agreement, namely the US$255 million payment from Abbott to CAT and the subsequent payment of this amount by CAT to its licensors referred to above, in lieu of their entitlement to royalties arising on sales of HUMIRA from 1 January 2005 onwards, has been treated as a non-adjusting post balance sheet event. As a result, turnover (royalties) and direct costs have been restated from the amounts previously reported in the audited UK GAAP financial statements issued on 28 November 2005, to exclude this element of the settlement. This restated UK GAAP treatment is in line with the treatment subsequently adopted under IFRS whereby these amounts will be included as revenue and direct costs in CAT’s financial statements for the year ended 30 September 2006.

Turnover — royalties Prior to settlement being reached, the royalty arrears received from Abbott in January 2005, pursuant to the High Court Judgement, and the royalties received in March 2005 in excess of 2 per cent. argued by Abbott, were not recognised as revenue. These receipts were held in other creditors on the balance sheet pending resolution of the appeal. These amounts have been released to revenue in CAT’s results for the full year as a result of the resolution of the litigation process. Of the royalty payment received from Abbott in September 2005, (in respect of sales of HUMIRA for the six months to 30 June 2005), the £9.2 million due back to Abbott has been recognised in other creditors, the remainder, equating to 2.688 per cent. of sales, has been recognised as revenue.
The following adjustments were made to royalties, due from Abbott regarding sales of HUMIRA, as a result of the Settlement reached with Abbott.

	As previously reported

	2005			As
	Excluding	2005		restated
	settlement	Settlement	2005	2005
	with Abbott	with Abbott	Total	Total

	£’000	£’000	£’000	£’000
Royalties
HUMIRA sales: six months to 31 December 2004 — at 2 per cent., adjusted to 5-6 per cent.	5,167	8,114	13,281	13,281
HUMIRA sales: six months to 30 June 2005 — at 2 per cent., adjusted to 2.688 per cent.	6,529	2,346	8,875	8,875
Accrued royalty on sales three months to 30 September 2005 — at 2 per cent., adjusted to 2.688 per cent.(i)	4,041	1,390	5,431	5,431
Release of back dated royalties for sales to 30 June 2004 — excess of 5-6 per cent. over 2 per cent.	—	12,934	12,934	12,934
Royalty buy out (due to CAT’s licensors)	—	144,722	144,722	—

Total	15,737	169,506	185,243	40,521

(i)	As reflected above, during the final quarter of the 2005 financial year, royalties due on sales of HUMIRA have been accounted for on an accruals basis for the first time. Consistent with the Group’s accounting policy, management has evaluated whether it can reliably estimate the underlying sales of HUMIRA. Management consider the criteria for recognition have been met.
Direct costs CAT’s direct costs are typically payments made to third parties as a proportion of certain CAT revenues. Direct costs for the 2005 financial year comprised royalties payable to Medical Research Council, Scripps Institute and Stratagene arising from the payments received from Abbott regarding sales of HUMIRA.
The amounts due to CAT’s licensors on royalties received from Abbott regarding sales of HUMIRA was dependent on the outcome of the legal proceedings between CAT and Abbott. Prior to the resolution of the litigation proceedings with Abbott, royalties due to CAT’s licensors were provided for at the mid-point of the expected possible outcomes. Subsequent to the Settlement Agreement reached with Abbott, final amounts due to CAT’s licensors have been agreed between the parties and provided for in CAT’s full year results for 2005, resulting in the following.

	As previously reported
				As
	Excluding	2005		restated
	settlement	Settlement	2005	2005
	with Abbott	with Abbott	Total	Total

	£’000	£’000	£’000	£’000
Direct costs
On royalty in respect of sales six months to 31 December 2004 — at 0.75 per cent.	2,035	—	2,035	2,035
On royalty in respect of sales six months to 30 June 2005 — 0.75 per cent. adjusted to 0 per cent.	2,560	(2,560)	—	—
On accrued royalty in respect of sales three months to 30 September 2005 — at 0.75 per cent. adjusted to 0 per cent.	1,515	(1,515)	—	—
Payments on account made to Medical Research Council on sales of HUMIRA to 31 December 2004	—	2,302	2,302	2,302
Payments made to licensors pursuant to Settlement (October 2005)	—	7,606	7,606	7,606
Excess of amounts accrued (0.75 per cent.) over amounts paid to licensors (0.50 per cent.) (prior to payments on account referred to above)	—	(1,584)	(1,584)	(1,584)
Royalty buy out		144,722	144,722	—
Other (non HUMIRA)	144	—	144	144

Total	6,254	148,971	155,225	10,503

General and administration expenses Litigation expenses of £3.9 million were incurred during 2005 and £2.5 million in 2004, on the legal proceedings with Abbott. CAT received £2.85 million towards its legal costs from Abbott in January 2005, pursuant to the High Court Judgement. These costs were not credited to the P&L account, but were held on the balance sheet in creditors pending resolution of the appeal. In October 2005, CAT received an additional £1.73 million towards its High Court legal costs. Following resolution of the litigation process, the total received from Abbott, of £4.6 million, has been credited against general and administration expenses in CAT’s full year results for 2005. Under the terms of its accounting policy, CAT has not accrued for any legal costs incurred in relation to the litigation process with Abbott that arose subsequent to 30 September 2005.
Finance income The back dated royalty payment received from Abbott in January 2005, and the receipt of all subsequent payments of royalties in excess of 2 per cent. argued by Abbott, were held in a separate account pending resolution of the litigation process. All interest earned on these monies was held in creditors on the balance sheet, given it was also potentially repayable should Abbott have won its appeal. Subsequent to the Settlement Agreement, interest earned on these monies has been released to the profit and loss account.
3.  Turnover and loss on ordinary activities before taxation (as restated)
Turnover and loss on ordinary activities before taxation relate solely to the principal activity and are attributable to the continuing operations of the Group, substantially all of which take place in the United Kingdom. The Group is managed as one overall segment with results of operations and cash flows reviewed by the chief operating decision maker on a Group wide basis.
Turnover principally consists of licence fees, milestone payments, fees for research and development services provided under corporate agreements and royalties.

		As
	As	restated
	previously	(Note 2)
	reported	2005
	2005	Total	2004	2003

	£’000	£’000	£’000	£’000
Total turnover	195,315	50,593	18,194	11,417
Less: intra-Group eliminations	(1,351)	(1,351)	(2,269)	(2,674)

Consolidated turnover	193,964	49,242	15,925	8,743

Consolidated turnover was generated from customers in the following geographical areas:

		As
	As	restated
	previously	(Note 2)
	reported	2005
	2005	Total	2004	2003

	£’000	£’000	£’000	£’000
Europe	1,306	1,306	718	251
United States	5,282	5,282	6,474	6,665
Bermuda(i)	185,243	40,521	6,328	—
Rest of the World	2,133	2,133	2,405	1,827

	193,964	49,242	15,925	8,743

(i)	Consists of royalties received from Abbott.
Net assets of £859,000 (excluding creditors eliminated on consolidation of £26,053,000) (2004: net assets of £509,000, excluding creditors eliminated on consolidation of £20,176,000) and total assets of £859,000 (2004: £509,000) are held in the United States. A net loss of £5,114,000 (2004: £5,770,000) arose in the United States.
Consolidated turnover by type:

		As
	As	restated
	previously	(Note 2)
	reported	2005
	2005	Total	2004	2003

	£’000	£’000	£’000	£’000
Royalties (see note 2)	185,243	40,521	6,328	—
Licence fees	5,168	5,168	4,601	2,590
Technical milestones	1,099	1,099	1,610	225
Clinical milestones	1,118	1,118	1,091	1,850
Contract research fees	356	356	1,829	3,904
Other	980	980	466	174

Total	193,964	49,242	15,925	8,743

During the financial years ended 30 September 2005, 2004 and 2003 certain customers individually contributed more than 10 per cent. of the Group’s revenue in each year. The amounts of those individual contributions in order of size by year were as follows:

	%	£’000

2005 Customer contributing greatest per cent. to revenue (as restated — Note 2)	83	41,089

Total	83	41,089

2005 Customer contributing greatest per cent. to revenue (as previously reported — Note 2)	96	185,811

Total	96	185,811

2004 Customer contributing greatest per cent. to revenue	45	7,159
2004 Customer contributing second greatest per cent. to revenue	14	2,173
2004 Customer contributing third greatest per cent. to revenue	13	2,080

Total	72	11,412

2003 Customer contributing greatest per cent. to revenue	28	2,476
2003 Customer contributing second greatest per cent. to revenue	21	1,885
2003 Customer contributing third greatest per cent. to revenue	14	1,250

Total	63	5,611

As at 30 September 2005 the customer shown above constituted 82 per cent. of the Group’s trade receivables. As at 30 September 2004, the three customers shown above constituted 36 per cent. of the Group’s trade receivables.
A significant proportion of revenue in each financial year is derived from a relatively concentrated customer base. As a result, there is a risk that factors affecting that customer base may have an adverse effect on the Group’s financial condition and results of operation.
4.  Oxford GlycoSciences
In January 2003, the Company and Oxford GlycoSciences Plc (OGS) announced that they had agreed the terms of a merger of the two groups by way of a share for share exchange. CAT’s shareholders subsequently approved the merger at an Extraordinary General Meeting held in February. However, a decline in CAT’s share price depressed the value of CAT’s offer. A competing offer made to OGS shareholders by Celltech Group plc subsequently became unconditional. Professional fees incurred of £1.7 million relating to the offer made for OGS were offset against a break fee of £1.1 million received from OGS. The net cost of £0.6 million was recorded in general and administrative costs during the year ended 30 September 2003.

5.	Loss on ordinary activities before taxation

	2005	2004	2003

	£’000	£’000	£’000
The loss on ordinary activities before taxation is stated after charging (crediting):
Depreciation and amounts written off tangible fixed assets:
— owned assets	2,355	2,488	2,714
— leased assets	338	338	275
Amortisation of intangible fixed assets	375	1,051	1,050
Impairment provision in respect of intangible fixed assets	2,876	—	—
Auditors’ remuneration — audit Deloitte & Touche LLP	44	39	35
— audit related fees Deloitte & Touche LLP	308	45	384
— other Deloitte & Touche LLP	—	—	—
Foreign exchange (gain)/loss	(449)	1,089	835
(Profit)/loss on disposal of tangible fixed assets	(2)	(3)	94
Operating lease rentals:
— plant and machinery	76	56	46
— other operating leases	1,960	2,107	1,781
Allocations under equity participation schemes	588	454	521

Deloitte & Touche converted to LLP status on 1 August 2003. The above figures for Deloitte & Touche LLP cover both Deloitte & Touche and Deloitte & Touche LLP.
Audit related fees paid to Deloitte & Touche LLP include fees in respect of reporting accountant work and in connection with the filing of a shelf registration in 2003. In 2005, they comprise fees in respect of reporting accountant work regarding the AstraZeneca agreement and reviews performed of Sarbanes Oxley S404 controls documentation and IFRS restatement of results.
The Group recharged audit fees of £10,000 to the Company (2004: £10,000).
6.  Finance income (net)

	2005	2004	2003

	£’000	£’000	£’000
Interest receivable	7,507	4,205	4,416
Interest payable on finance leases	(46)	(75)	(56)
Other interest payable	(187)	—	—

	7,274	4,130	4,360

7.	Staff costs
The average monthly number of persons (including Executive Directors) employed by the Group during the year was:

	2005	2004	2003

	£’000	£’000	£’000
Management and administration	74	52	47
Research and development	210	231	249

	284	283	296

Their aggregate remuneration comprised:
Wages and salaries(i)	13,289	11,657	11,669
Social security costs
— charge provided on unapproved options	15	1	13
— on wages and salaries	1,377	1,253	1,190
Other pension costs	1,061	1,009	988

	15,742	13,920	13,860

(i)	Where options are granted at less than market value, the Group recognises a charge that reflects the intrinsic value of awards made. This charge is included in wages and salaries.
The Group has made a provision for employer’s National Insurance payable on certain options granted under the CSOP part B scheme in December 1999. The liability will not crystallise until the options are exercised (they are exercisable from December 2002) and the ultimate liability will be determined by the difference between the exercise price paid by the employee and the market price on exercise and on the then prevailing rate for employer’s contributions.
The options are exercisable subject to the condition that the proportionate increase in the closing price of shares in the Company over a specified period must exceed the proportionate increase in the total return on the FTSE All Share Index. The specified period began on the date of grant and ended between the third and fourth anniversary of the date of grant. The performance condition was satisfied during this period.
The provision has been made systematically by reference to the market value of the shares at the balance sheet dates over the period from the date of grant to the end of the performance period, and from that date to the date of actual exercise the provision is being adjusted by reference to changes in market value.
The provision and corresponding charges to the profit and loss account will be affected by: the elapse of performance periods; the remaining number and option price of shares under option; and the market value of the shares.
The market price of shares at the year end was £7.44. If that price and the relevant number of shares under option remained unchanged, the charge for a further year would be nil given that the full provision has now been accounted for. If the market value of the shares were to increase by 10 per cent. over that at the year end, the charge would increase by £18,000.

8.	Taxation

	2005	2004	2003

	£’000	£’000	£’000
UK Corporation Tax	(1,047)	—	—
Research and development tax credit	—	—	3,148
Overseas taxation	—	(64)	(575)

	(1,047)	(64)	2,573

During the year ended 30 September 2003 the Group received a refund of £3,148,000 in respect of the surrender of tax losses created through research and development for the year ended 30 September 2002.
Overseas taxation is the tax withheld on the licence payments received from Chugai.

The tax assessed for the year differs from that resulting from applying the standard rate of corporation tax in the UK of 30 per cent. (2004: 30 per cent.; 2003: 30 per cent.). The differences are explained below:

	2005	2004	2003

	£’000	£’000	£’000
Loss on ordinary activities before tax	(530)	(38,062)	(41,764)

Tax at 30 per cent. thereon	(159)	(11,419)	(12,530)
Effects of:
Increase in losses carried forward	553	10,290	14,212
Expenses not deductible for tax purposes	751	806	(438)
Capital allowances in deficit/(excess) of depreciation	(99)	317	(1,186)
Utilisation of tax losses in respect of research and development tax credit	—	—	(3,148)
Movement in short term timing differences	8	6	(58)
Accounting profit on chargeable assets	(7)	—	—

	1,047	—	(3,148)

Overseas taxation	—	64	575

	1,047	64	(2,573)

Analysis of deferred tax balances:

	2005	2004

	£’000	£’000
Short term timing differences	(176)	(168)
Accelerated capital allowances	1,976	2,315
Tax losses available	(39,450)	(39,272)

Total unprovided deferred tax asset	(37,650)	(37,125)

At 30 September 2005 the Group had tax losses of approximately £133 million (2004: £131 million, 2003: £100 million) available for relief against future taxable profits. Due to the availability of tax losses there is no provision for deferred taxation. A deferred tax asset amounting to £39 million representing such losses has not been recognised. The deferred tax asset would become recoverable should the Group generate relevant taxable profits against which the tax losses would be offset.

9.	Loss per share
Basic net loss per share is calculated by dividing net loss for the financial year by the weighted average number of ordinary shares outstanding during the year. The computation of diluted net loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issue of ordinary shares that then shared in the net loss of the Group.
Potentially dilutive issuable shares are included in the calculation of diluted loss per share if their issue would increase net loss per share or decrease net profit per share. Since the Group has reported losses, and it is inappropriate to assume the exercise of out-of-the-money options, its basic and diluted loss per share are therefore equal.
For the years ending 30 September 2005, 2004 and 2003 there were respectively 679,011, 352,176 and 289,640 potentially dilutive issuable shares attributable to the exercise of outstanding options that were excluded from the calculation of diluted loss per share. No adjustments were made to reported net loss in the computation of net loss per share.
Loss per ordinary share (basic and diluted) is based on the loss for the financial year of £1,577,000 (2004: £38,126,000, 2003: £39,191,000) and a weighted average number of ordinary shares of 49,381,476 (2004: 40,866,684, 2003: 36,440,993).

10.	Intangible fixed assets

Group	Licences	Patents	Total

	£’000	£’000	£’000
Cost:
At 1 October 2004 and 30 September 2005	4,740	5,265	10,005
Amortisation:
At 1 October 2004	1,864	2,309	4,173
Charge for the year	—	375	375
Impairment provision	2,876	—	2,876

At 30 September 2005	4,740	2,684	7,424

Net book value:
At 30 September 2005	—	2,581	2,581

At 30 September 2004	2,876	2,956	5,832

As part of an impairment review of intangible assets, it was deemed appropriate to write down the carrying value of the licences to nil.
The Company has no intangible fixed assets.
The weighted average useful life of the patents is 14 years. The weighted average useful life of the licences is seven years. The overall weighted average life of all intangibles is 11 years.
Estimated amortisation expense relating to these intangible assets for each of the years ending 30 September 2006 to 2009 inclusive is £373,000.

11.	Tangible fixed assets

	Freehold	Fixtures
	land and	and	Laboratory	Office	Motor
Group	buildings	fittings	equipment	equipment	vehicles	Total

	£’000	£’000	£’000	£’000	£’000	£’000
Cost:
At 1 October 2004	785	11,792	12,862	2,216	20	27,675
Additions	—	181	1,428	428	—	2,037
Disposals	—	—	(46)	—	—	(46)
Written down	—	(2,510)	(2,500)	(463)	(6)	(5,479)

At 30 September 2005	785	9,463	11,744	2,181	14	24,187

Depreciation:
At 1 October 2004	286	3,724	9,953	1,330	20	15,313
Charge for the year	49	511	1,715	418	—	2,693
Eliminated in respect of disposals	—	—	(46)	—	—	(46)
Eliminated in respect of write downs	—	(2,494)	(2,472)	(507)	(6)	(5,479)

At 30 September 2005	335	1,741	9,150	1,241	14	12,481

Net book value:
At 30 September 2005	450	7,722	2,594	940	—	11,706

At 30 September 2004	499	8,068	2,909	886	—	12,362

Leased assets included above:
Net book value:
At 30 September 2005	—	43	216	172	—	431

At 30 September 2004	—	45	400	324	—	769

The Company has no tangible fixed assets.

12.	Fixed asset investments

	Group	Company
	Other	Subsidiary
	investments	undertakings

	£’000	£’000
Cost:
At 1 October 2004	3,157	177,057
Disposals(i)	(643)	—

At 30 September 2005	2,514	177,057

Provisions for impairment:
At 1 October 2004 and at 30 September 2005	215	—

Net book value:
At 30 September 2005	2,299	177,057

At 30 September 2004	2,942	177,057

(i)	During August 2003 CAT received 588,160 newly issued shares from MorphoSys, a company listed in Germany, under the terms of an agreement dated 23 December 2002, in consideration for which MorphoSys received a patent licence from CAT. The opening cost of other investments includes the net value of these shares, that is, excluding the amount due to The Scripps Research Institute, Stratagene and the Medical Research Council, these amounts have been included within current asset investments. During the year, CAT sold some of its MorphoSys shares, generating a profit on disposal of £1,461,000.
The investment was valued by applying the share price of the MorphoSys shares on the date that CAT became the beneficial owner of the shares, on 26 August 2003. The market value of this investment at 30 September 2005 was £9,729,000 (30 September 2004: £8,436,000).
The subsidiary undertakings of the Company, all of which are consolidated, are as follows:

	Country of incorporation	Principal	Percentage of
	and operation	activity	ordinary shares held

Cambridge Antibody Technology Limited	England	Research and development	100%
Optein Inc. (trading as Aptein Inc.)	USA	Research and development	100%
Tagred Limited	England	Dormant	100%

13.	Debtors

	Group	Group	Company	Company
	2005	2004	2005	2004

	£’000	£’000	£’000	£’000
Due within one year:
Trade debtors	5,919	405	—	—
Due from subsidiary undertakings	—	—	27,378	7,588
Other debtors	3,725	1,051	—	19
Prepayments and accrued income(i)	3,762	3,004	1,805	750

	13,406	4,460	29,183	8,357

Due after more than one year:
Trade debtors	1,160	—	—	—

	1,160	—	—	—

(i)	Includes accrued interest of £1,986,000 (2004: £750,000).

14.	Short term investments

	Group	Group	Company	Company
	2005	2004	2005	2004

	£’000	£’000	£’000	£’000
Liquid resources:
Floating rate notes	26,986	29,985	26,986	29,985
Certificates of deposit	126,270	49,000	102,270	49,000
Term deposits	2,824	13,574	2,102	13,574

	156,080	92,559	131,358	92,559
Listed investments (see note 12)	312	502	—	—

	156,392	93,061	131,358	92,559

Market value of listed investments	1,319	1,440	—	—

The Group holds cash which is surplus to current requirements, but which will be required to finance future operations, in Sterling primarily and US Dollars, in interest bearing marketable securities as described in note 17.

15.	Creditors

	Group	Group	Company	Company
	2005	2004	2005	2004

	£’000	£’000	£’000	£’000
Amounts falling due within one year:
Bank overdraft	803	1,512	—	—
Obligations under finance leases	405	376	—	—
Trade creditors	1,429	1,263	—	—
Amounts owed to subsidiary undertakings	—	—	—	21,175
Corporation tax	1,047	—	1,047	—
Taxation and social security	417	—	—	—
Other creditors(i)	9,648	504	—	—
Accruals(ii)	11,078	6,344	45	30
Deferred income	4,977	5,604	—	—

	29,804	15,603	1,092	21,205

(i)	Includes an one-off payment due of £9.2 million.

(ii)	Includes accrued employee benefits of £1,244,000 and other accrued liabilities of £8,080,000 (2004: accrued employee benefits of £1,159,000 and other accrued liabilities of £3,400,000).
The bank overdraft comprised payments to suppliers and other third parties which were in the course of presentation at the year end.

16.	Creditors

	Group	Group
	2005	2004

	£’000	£’000
Amounts falling due after more than one year:
Obligations under finance leases	40	444
Deferred income	18,575	20,206

	18,615	20,650

Borrowings are repayable as follows —
Bank overdraft:
Due within one year or on demand (note 15)	803	1,512

Finance leases:
Due within one year (note 15)	405	376
Due in more than one year but not more than two years	40	405
Due in more than two years but not more than five years	—	39

	445	820

Total due within one year or on demand	1,208	1,888
Total due in more than one year but not more than two years	40	405
Total due in more than two years but not more than five years	—	39

	1,248	2,332

17.	Financial instruments
The financial instruments of the Group comprise cash, liquid resources and debtors and creditors arising in the normal course of business. The Group does not trade in financial instruments or derivatives.
The Group’s liquid resources are managed on a discretionary basis by a third party. The mandate under which the fund managers operate includes the following criteria:

•	Investments only in freely negotiable instruments or deposits with specified banks and building societies.

•	For the whole fund, minimum credit ratings for any counterparty, with further restrictions for particular types of investment.

•	For the whole fund, a minimum credit rating profile and maximum exposures to individual counterparties dependent on their minimum credit ratings.

•	For the whole fund, a maturity profile which is tailored to the Group’s expected cash requirements (as investments are generally held to maturity).

•	No currency exposure or short positions.
These criteria are set by the Audit Committee and are reviewed when deemed necessary. The principal purpose of the Group’s liquid resources is for future funding and hence their safeguarding is considered to be paramount and therefore priority is given to security and liquidity over the yield achieved. The criteria for fund management reflect this. The Audit Committee reviews the return made on the Group’s funds against benchmark market returns quarterly. The majority of the Group’s investments are short term investments and hence exposure to interest rate changes has been minimal. Realisation of losses from interest rate movements is unlikely as investments are generally held to maturity. Declines in interest rates over time will, however, reduce the Group’s interest income.
The results of the Group have not, to date, been materially impacted by exchange rate fluctuations. However, a significant proportion of current and future income is likely to be receivable in US dollars which may give rise to transactional currency exposures due to fluctuations in the exchange rate between US dollars and Sterling, which is the Group’s functional currency.

Where possible, the Group seeks to match United States Dollar income with United States Dollar expenditure. To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

				Financial
	Fixed	Floating		liabilities
	rate	rate	Fixed rate	on which no
	financial	financial	financial	interest is
Financial assets and liabilities	assets(i)	assets(ii)	liabilities(i)	paid(iii)	Total

	£’000	£’000	£’000	£’000	£’000
At 30 September 2005 Sterling assets/(liabilities)	2,000	153,000	(445)	(803)	153,752
United States Dollar assets	—	21,357	—	—	21,357
Other assets	—	4	—	—	4

Book value	2,000	174,361	(445)	(803)	175,113

Fair value	2,000	174,415	(445)	(803)	175,167

				Financial
				liabilities
	Fixed rate	Floating rate	Fixed rate	on which no
	financial	financial	financial	interest is
Financial assets and liabilities	assets(i)	assets(ii)	liabilities(i)	paid(iii)	Total

	£’000	£’000	£’000	£’000	£’000
At 30 September 2004 Sterling assets/(liabilities)	8,000	84,758	(820)	(608)	91,330
United States Dollar assets	—	1,571	—	—	1,571
Other assets	—	3	—	—	3

Book value	8,000	86,332	(820)	(608)	92,904

Fair value	7,969	86,343	(820)	(608)	92,884

(i)	Interest rates determined for more than one year.

(ii)	Interest rates determined at least once a year.

(iii)	Net of offsets, where applicable.
In addition, CAT holds shares in MorphoSys at a cost of £2,299,000 (2004: £3,157,000) as fixed asset investments which are non-interest bearing. (See note 12.)
The weighted average return on the fixed rate financial assets was 4.8 per cent. (2004: 4.5 per cent.), which was fixed over a weighted average term of 1.0 years (2004: 1.5 years). The returns achieved on fixed and floating rate financial assets are determined by money market rates prevailing at the date a transaction is entered into.
The weighted average interest rate on the fixed rate financial liabilities was 14.8 per cent. (2004: 14.8 per cent.) which was fixed over a weighted average term of 3.8 years (2004: 3.8 years).
In this disclosure financial assets comprise liquid resources and cash at bank and in hand. Short term debtors and creditors have been excluded. The financial liabilities on which no interest is paid comprise payments to third parties in the course of presentation. These are payable on demand. There are no undrawn committed borrowing facilities. The Directors do not consider the deferred income balances to be financial liabilities where monies received are non-refundable. Fair value of marketable securities is determined by reference to market value.

Currency exposures At the year end the Group’s individual operations had the following net monetary assets and liabilities in currencies other than their functional currency.

	USD	Sterling	Other	Total

	£’000	£’000	£’000	£’000
At 30 September 2005
Functional currency: Sterling	22,858	—	(39)	22,819
United States Dollar	—	(11,777)	—	(11,777)

	22,858	(11,777)	(39)	11,042

At 30 September 2004
Functional currency: Sterling	820	—	(395)	425
United States Dollar	—	(7,587)	—	(7,587)

	820	(7,587)	(395)	(7,162)

Transactions in foreign currency monetary assets and liabilities give rise to currency gains and losses in the profit and loss account.

18.	Called-up share capital and share premium

Authorised	2005	2004

	£’000	£’000
75,000,000 (2004: 75,000,000) ordinary shares of 10p each	7,500	7,500
During the year the Directors exercised their powers to allot ordinary shares as shown in the table below.

	10p ordinary	Issued
	shares	share	Share
Allotted, called-up and fully paid	Number	capital	premium

		£’000	£’000
At 1 October 2004	41,109,938	4,111	226,829
Issued to the Share Incentive Plan	109,450	11	568
Exercise of options	189,551	19	645
In lieu of fees(i)	12,946	1	80
To AstraZeneca (as part of a subscription agreement) in December 2004(ii)(iii)	10,217,983	1,022	73,682

At 30 September 2005	51,639,868	5,164	301,804

(i)	All Non-Executive Directors elected to take 25 per cent. of their basic annual fees in shares.

(ii)	Net of expenses.

(iii)	Shares were issued at a price of £7.34 per share, representing a premium of 27.3 per cent. over the average closing price of a CAT share for the five days preceding the execution of the Subscription Agreement.

19.	Profit and loss account and other reserve

	Group	Group	Company
	Profit and	Other	Profit
	loss	reserve	and loss

	£,000	£,000	£,000
At 1 October 2004	(159,314)	13,456	25,839
Retained (loss)/profit for the year	(1,577)	—	3,708
Employee share options(i)	286	—	—
Foreign exchange translation	(413)	—	—

At 30 September 2005	(161,018)	13,456	29,547

(i)	Where options are granted at less than market value, the Group recognises a charge that reflects the intrinsic value of awards made. This is offset by a credit to the profit and loss account reserve.
The other reserve represents the share premium account of CAT Limited and arises on consolidation from the application of merger accounting principles to the acquisition of that company.

20.	Reconciliation of movements in Group shareholders’ funds

	2005	2004

	£’000	£’000
Loss for the financial year	(1,577)	(38,126)
Other recognised gains and losses relating to the year	(413)	1,099

	(1,990)	(37,027)
New shares issued (net of expenses)	76,028	14,223
Employee share options	286	144

Net increase/(decrease) in shareholders’ funds	74,324	(22,660)
Opening shareholders’ funds	85,082	107,742

Closing shareholders’ funds	159,406	85,082

21.	Reconciliation of operating loss to operating cash flows

	2005	2004	2003

	£’000	£’000	£’000
Operating loss	(9,265)	(42,192)	(46,124)
Depreciation charge	2,693	2,826	2,989
Amortisation and impairment of intangible assets	3,251	1,051	1,050
(Profit)/loss on disposal of fixed assets	(2)	(3)	94
Shares received from MorphoSys	—	—	(3,589)
Write down of fixed asset investment	—	215	—
EIP charge	286	144	—
Increase in debtors	(8,871)	(24)	(1,285)
(Decrease)/increase in deferred income	(2,258)	4,086	10,597
Increase in creditors (excluding deferred income)	14,005	2,830	449

Net cash outflow from operating activities	(161)	(31,067)	(35,819)

22.	Analysis of cash flows

	2005	2004	2003

	£’000	£’000	£’000
Returns on investments and servicing of finance:
Interest received	6,272	4,295	5,095
Interest element of finance lease rentals	(49)	(78)	(46)

Net cash inflow	6,223	4,217	5,049

Taxation:
Research and development tax credit received	—	—	5,785
Overseas tax paid	—	(64)	(575)

Net cash (outflow)/inflow	—	(64)	5,210

Capital expenditure and financial investment:
Purchase of intangible fixed assets	—	—	(2,673)
Purchase of tangible fixed assets	(1,998)	(1,032)	(5,413)
Proceeds from the sale of tangible fixed assets	2	6	4
Proceeds from the sale of fixed asset investments	2,104	—	—

Net cash inflow/(outflow)	108	(1,026)	(8,082)

Management of liquid resources:
Decrease/(increase) in term deposits	10,750	(11,647)	1,769
Net (purchase)/sale of securities	(74,271)	27,004	17,009

Net cash (outflow)/inflow	(63,521)	15,357	18,778

Financing:
Issue of ordinary share capital	76,028	14,223	10,562
Proceeds from new finance lease commitments	—	—	1,389
Capital elements of finance lease rental payments	(375)	(348)	(221)

Net cash inflow	75,653	13,875	11,730

Liquid resources comprise current asset investments in negotiable securities and cash deposits.

23.	Analysis and reconciliation of net funds

	1 October		Exchange	30 September
	2004	Cash flow	movement	2005

	£’000	£’000	£’000	£’000
Cash at bank and in hand	2,678	17,593	10	20,281
Overdrafts	(1,512)	709	—	(803)

		18,302	10
Liquid resources	92,559	63,521	—	156,080

Net cash and liquid resources	93,725	81,823	10	175,558
Finance leases	(820)	375	—	(445)

Net funds	92,905	82,198	10	175,113

	2005	2004	2003

	£’000	£’000	£’000
Increase/(decrease) in cash in the year	18,302	1,292	(3,134)
Decrease/(increase) in liquid resources	63,521	(15,357)	(18,778)
Cash outflow/(inflow) from increase in lease financing	375	348	(1,168)

Change in net funds resulting from cash flows	82,198	(13,717)	(23,080)
Exchange movement	10	(38)	(35)

Movement in net funds in year	82,208	(13,755)	(23,115)
Net funds at 1 October 2004	92,905	106,660	129,775

Net funds at 30 September 2005	175,113	92,905	106,660

24.	Financial commitments
Capital commitments of the Group were as follows:

	Group	Group
	2005	2004

	£’000	£’000
Contracted but not provided for	70	2

In the next year the Group has operating lease commitments as follows, categorised by period to expiry.

	Land		Land
	and		and
	buildings	Other	buildings	Other
	2005	2005	2004	2004

	£’000	£’000	£’000	£’000
Expiry date:
— within one year	—	—	—	—
— between two and five years	—	128	—	64
— after five years	1,957	—	2,001	—

The Company had no capital or operating lease commitments.
In addition to the commitments above, as of 1 October 2005 CAT expects to fund the alliance it has with Genzyme a further US$25 million over the course of fiscal years 2006, 2007 and part of 2008, under an amended collaboration agreement with Genzyme. Due to the nature of this collaborative arrangement it does not give rise to specified cash outflows, the timing of such funding may vary depending on the progress of product development under the collaboration. CAT and Genzyme have yet to determine the level of funding beyond that point.
As part of the Alliance CAT has with AstraZeneca, it was agreed that both parties would jointly fund the cost of a minimum of 25 discovery programmes that will be initiated over the first five-year discovery phase. The research funding is expected to be a minimum of US$175 million that AstraZeneca and CAT would commit to on a 50:50 basis. CAT has the option of co-investing in all programmes through to Clinical Proof of Concept, and of continuing to fund jointly the development of one in every five product candidates that reach Clinical Proof of Concept up to product launch. As of 1 October 2005, based on the current programme budgets for the six Discovery projects currently being worked on in the Alliance, CAT has a financial commitment of US$19 million to the Alliance over the course of fiscal years 2006 to 2008. Again the timing of such funding may vary depending on the progress of product development under the collaboration. CAT and AstraZeneca intend to commence a further five programmes during 2006, CAT will be committed to fund fifty per cent. of these programme costs in addition to the six currently being worked on. CAT’s financial commitment is represented in part by an obligation to provide substantial human resource to the Alliance over the next five years. Based on current programme plans, CAT is forecast to incur more than fifty per cent. of the total programme costs within the Alliance over the next few years and therefore, expects to receive cash reimbursements from AstraZeneca to reapportion total alliance costs on a 50:50 basis.

25.	Pension arrangements
The Group operates a group personal pension plan which is a defined contribution plan. Group contributions payable for the year to 30 September 2005 were £1,061,000 (2004: £1,009,000; 2003: £988,000).

26.	Post balance sheet event
In addition to the Settlement Agreement reached with Abbott, which, other than in respect of the royalty buy-out from CAT’s licensors, has been accounted for as an adjusting post balance sheet event, as described in note 2, the following post balance sheet event occurred. This has not been accounted for in the results for the year ended 30 September 2005.
On 1 November 2005, CAT announced the acquisition of product candidates GCR-3888 and GCR-8015 from Genencor, a subsidiary of Danisco, based in Palo Alto, California. CAT has hired ten key former staff of Genencor who will continue to be responsible for the development of these programmes, and has thereby established a CAT operation in the US for the first time. This will be based in Palo Alto, California.
The consideration for the acquisition is up to US$16 million, of which US$14 million was paid by CAT on closing, on 4 November 2005. Simultaneously Genencor subscribed US$14 million for 1,170,277 new CAT ordinary shares. CAT may be required to pay Genencor additional consideration of up to US$2 million, payable in either cash or shares at CAT’s option contingent on the availability for use in a clinical trial of bulk product material of GCR-8015 produced by Genencor.

27.	Litigation
In November 2003 CAT commenced legal proceedings against Abbott Biotechnology Limited and Abbott GmbH in the High Court in London concerning the levels of royalties due to CAT under a license agreement between the parties. In December 2004 the High Court ruled in CAT’S favour. In January 2005 the Judge denied Abbott leave to appeal and further ordered that Abbott contribute to CAT’s legal costs. In February 2005 the Court of Appeal granted leave to appeal and a hearing was set for October 2005. Since year end the matter was settled and the hearing did not take place. Financial terms of the settlement are disclosed in note 2. Under the terms of the Settlement Agreement, Abbott will pay CAT a reduced royalty of 2.688 per cent. together with five annual payments of US$9.375 million commencing January 2006 contingent on the continued sale of HUMIRA. $2 million from each of these payments will be payable to CAT’s licensors. CAT will also retain royalties previously received from Abbott up to 31 December 2004 net of £7.6 million which will be paid to CAT’s licensors. In addition, Abbott paid CAT US$255 million which CAT paid to its licensors the Medical Research Council, Scripps Institute and Stratagene in lieu of their entitlement to royalties on sales of HUMIRA. Abbott will also pay a reduced royalty of 4.75 per cent. on any future sales of ABT-874 (a second drug candidate covered by the licence agreement) from which CAT will pay a portion to the MRC and other licensors pursuant to CAT’s prior arrangements with them.
CVC, a former shareholder of CAT Limited, has alleged in US Federal Court for the Southern District of New York that CAT Limited was required, under the terms of a subscription agreement entered into in 1993, to issue anti-dilution shares to CVC, equivalent to 25,790 ordinary shares. The Group believes that CVC’s claim is groundless. However, the Group cannot assure investors as to the outcome of this litigation. If CVC was successful in such proceedings, the Group has been advised that it would also be required to issue ordinary shares to certain other shareholders who received shares in 1993 in similar circumstances as CVC. The Group estimates that the total number of ordinary shares which would be required to be issued in these circumstances would be approximately 763,000. In connection with these proceedings, both parties filed cross motions for summary judgement in 1999, which were denied in May 2000. Since then there has been no change in the status of proceedings. The Directors continue to believe that the proceedings have no merit, and accordingly, no provision has been made.

28.	Reconciliation to US GAAP
Summary of significant differences between UK GAAP followed by the Group and US GAAP The Group’s consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). The following is a summary of adjustments to net loss and shareholders’ funds required when reconciling such amounts recorded in the financial statements to the corresponding amounts in accordance with US GAAP.
Reconciliation of net loss from UK GAAP to US GAAP

	Notes	2005	2004	2003

		£’000	£’000	£’000
Net loss as reported under UK GAAP		(1,577)	(38,126)	(39,191)
Adjustments for:(i)
Compensation costs under variable plan accounting for stock options	(a)	—	—	(597)
Acquisition of Aptein Inc.	(b)	(16)	(16)	(16)
Revenue recognition	(c)	422	422	422
Accounting for National Insurance on share options	(d)	15	2	13
Employee share options	(e)	286	144	—
Direct costs	(f)	(909)	909	—
Foreign exchange difference	(g)	241	(20)	(250)

Net loss as reported under US GAAP		(1,538)	(36,685)	(39,619)

(i)	The deferred tax effect of reconciling items has not been reflected as, where a deferred tax asset arises, a valuation allowance would be recognised against that asset, and where a deferred tax liability arises, the valuation allowance would be reduced accordingly.
Loss per share under US GAAP Under US GAAP, the Group would compute loss per share under Statement of Financial Accounting Standards (SFAS) No. 128, ‘Earnings per Share’. Under SFAS No. 128, basic net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The computation of diluted net loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issue of ordinary shares that then shared in the net loss of the Group. Diluted net loss per ordinary share for CAT is the same as basic net loss per ordinary share as the effects of the Company’s potential dilutive securities (employee options) are antidilutive. Under UK GAAP, the basis of calculation is the same. However, since different net losses are produced under US GAAP and UK GAAP the net loss per share under US GAAP is presented below:

	2005	2004	2003

Basic and diluted net loss per ordinary share (pence)	3.1p	89.8p	108.7p
Shares used in computing net loss per ordinary share (number)	49,381,476	40,866,684	36,440,993
Antidilutive securities, not included above (number)	679,011	352,176	289,640

Antidilutive securities represent stock options outstanding which have not been included in the calculation of loss per ordinary share as the impact of including such shares in the calculation of loss per share would be antidilutive.

Reconciliation of shareholders’ funds from UK GAAP to US GAAP

	Notes	2005	2004	2003

		£’000	£’000	£’000
Shareholders’ funds as reported under UK GAAP		159,406	85,082	107,742
Acquisition of Aptein Inc.	(b)	79	95	111
Revenue recognition	(c)	(1,109)	(1,531)	(1,953)
Accounting for National Insurance on stock options	(d)	111	96	94
Direct costs	(f)	—	909	—
Unrealised holding gain on available for sale securities (net of deferred tax provision)	(h)	4,616	5,493	106

Shareholders’ funds as reported under US GAAP		163,103	90,144	106,100

Movement in shareholders’ equity under US GAAP

			Share			Total
	Number of	Share	premium	Other	Accumulated	shareholders’
	shares	capital	account	reserve	loss	equity

		£’000	£’000	£’000	£’000	£’000
Balance, 30 September 2003	38,338,320	3,834	230,583	13,497	(141,814)	106,100
Shares issued	2,771,618	277	13,946	—	—	14,223
Foreign exchange translation	—	—	—	—	1,119	1,119
Unrealised holding gain on available for sale securities	—	—	—	—	5,387	5,387
Net loss for the year under US GAAP	—	—	—	—	(36,685)	(36,685)

Total comprehensive loss					(30,179)

Balance, 30 September 2004	41,109,938	4,111	244,529	13,497	(171,993)	90,144
Shares issued	10,529,930	1,053	74,975	—	—	76,028
Foreign exchange translation	—	—	—	—	(654)	(654)
Unrealised holding gain on available for sale securities (net of deferred tax provision)	—	—	—	—	(877)	(877)
Net loss for the year under US GAAP	—	—	—	—	(1,538)	(1,538)

Total comprehensive loss					(3,069)

Balance, 30 September 2005	51,639,868	5,164	319,504	13,497	(175,062)	163,103

Total accumulated other comprehensive loss at 30 September 2004 was £8,056,000 (£2,563,000 — foreign currency translations; £5,493,000 — unrealised gain on available for sale securities) and at 30 September 2005 was £6,525,000 (£1,909,000 — foreign currency translations; £4,616,000 — unrealised gain on available for sale securities).
The deferred tax effect of reconciling items has not been reflected as, where a deferred tax asset arises, a valuation allowance would be recognised against that asset, and where a deferred tax liability arises, the valuation allowance would be reduced accordingly.
(a) Compensation costs under variable plan accounting for stock options CAT has granted stock options to employees that will vest upon the attainment of certain targets. Under UK GAAP, there is no accounting for the cost of these grants after the initial grant date. Under US GAAP, Accounting Principles Board (APB) Opinion 25, ‘Accounting for Stock Issued to Employees’, the Company is required to follow variable plan accounting for these grants. The nature of conditions attached to the stock options awards mean that management cannot make a reasonable estimate of the number of shares that will be eventually issued because the Company cannot control the achievements of the conditions. As a consequence, the compensation expense for the stock awards is recorded when and only when the options vest when the target is achieved, based on the difference between the exercise price and market value at that date. Compensation cost recorded for US GAAP purposes in the year ended 30 September 2003 of £597,000 represents the difference between the CAT share price and the exercise price on the US GAAP measurement date for options where the performance period expired. For UK GAAP purposes, as indicated above, such options were accounted for at the time of the initial grant.
(b)  Accounting for the acquisition of Aptein Inc. The Company acquired Aptein Inc. (Aptein) in July 1998 for consideration payable partly on completion, the remainder being deferred, payable subject to the achievement of certain conditions. Aptein was acquired for its patent portfolio, which comprised its only material asset. The value of purchase consideration therefore had a corresponding impact on the fair value ascribed to the patents, which are shown in the balance sheet as an intangible asset.
Under UK GAAP, in accordance with FRS 7 ‘Fair Values in Acquisition Accounting’, the fair value of the deferred consideration was recognised immediately and the fair value of the contingent consideration which was payable by the issue of shares in the Company was reported as part of shareholders’ funds as ‘shares to be issued’. The difference between the initial investment of the contingent consideration and the actual amount was recorded as an adjustment to the purchase price in June 1999, when paid. At this time a corresponding adjustment to the value of the intangible asset was also recognised.
Under US GAAP, in accordance with the accounting standard then in force, contingent consideration is not recorded until such time as the contingency is resolved. Accordingly, prior to the actual payment of the contingent consideration the recorded value of the intangible asset under US GAAP was lower than under UK GAAP, resulting in a lower amortisation charge. On payment of the contingent consideration, the amortisation charge under US GAAP increased above UK GAAP as a consequence of the higher unamortised cost.
(c)  Revenue recognition The nature of the Group’s principal revenue streams and the Group’s accounting policy for revenue recognition under UK GAAP are as detailed in note 1.
The treatment of revenues under US GAAP is equivalent to that under UK GAAP except as follows:
Under US GAAP, where licensing arrangements are accompanied by an equity subscription agreement, the series of transactions have been accounted for as a multiple element arrangement. Accordingly the aggregate consideration has been allocated to the two elements of the arrangement as follows. The fair value of the equity subscription is calculated as being the aggregate number of shares issued at the average of the opening and closing share prices on the date of issue. Any deficit or premium arising from the aggregate value of the share subscription over the fair value of the shares is recorded as an adjustment to licence revenues. No such reallocation is made under UK GAAP.
During the years ended 30 September 2005, 2004 and 2003 licence revenues under US GAAP were therefore £422,000 higher due to the recognition of deferred income in the period.
(d)  Accounting for National Insurance on share options Under UK GAAP the Company has accounted for a potential liability to National Insurance on employee share options. The provision has been made systematically by reference to the market value of shares at the balance sheet dates over the period from the date of grant to the end of the relevant performance period and from that date to the date of actual exercise the provision is being adjusted by reference to changes in market value. The provision at 30 September 2005 was £111,000 and the net charge for the year then ended amounted to £15,000.
Under US GAAP, Emerging Issues Task Force (EITF) Issue 00-16 ‘Recognition and Measurement of Employer Payroll Taxes on Employee Stock-Based Compensation’, no liability to National Insurance is recognised until such time as the share option is exercised since this is when the liability crystallises. This adjustment removes the timing difference relating to the expense in the income statement.
(e)  Employee share options CAT has granted stock options to employees that will vest upon the attainment of certain performance targets. Awards made through the Executive Incentive Plan have been granted at less than market value.
Under UK GAAP, in accordance with UITF 17 (revised 2000), ‘Employee Share Schemes’, the Company recognises a charge that reflects the intrinsic value of these awards made. The charge is recognised in the profit and loss account over the performance period.
Under US GAAP, APB Opinion 25, ‘Accounting for Stock Issued to Employees’, (see note (a) for further details), the Company does not recognise a charge in its profit and loss account until the awards have vested as the performance targets are outside the control of the Group.

(f)  Direct costs The Company receives royalties on product sales, and under certain licences and collaboration agreements royalties are then payable to the Medical Research Council and other licensors. In respect of product sales of HUMIRA, the amounts payable to the Medical Research Council and other licensors were dependent on the outcome of the legal proceedings between CAT and Abbott.
Under UK GAAP, accounting for contingencies is governed by FRS 12, ‘Provisions, Contingent Liabilities and Contingent Assets’. FRS 12 requires the recognition of a provision when an entity has a present obligation as a result of a past event; it is probable that a transfer of economic benefits will be required to settle the obligation; and a reliable estimate can be made of the obligation. The term ‘probable’ is defined as ‘more likely than not’, which generally denotes any statistical chance greater than 50 per cent. FRS 12 requires that, where there is a continuous range of possible outcomes, and each point in that range is as likely as any other, the mid-point of that range is used in measuring the provision.
The Company accounted for the royalties potentially payable to the Medical Research Council by applying the principles of FRS 12, and recognised a provision using the mid-point of the expected range of possible outcomes in the 2004 financial year.
Under US GAAP, accounting for contingencies is governed by Financial Accounting Standards Board (FASB) Statement No. 5, ‘Accounting for Contingencies’, and Interpretation No. 14 (FIN 14), ‘Reasonable Estimation of the Amount of a Loss’. Similar to UK GAAP, SFAS 5 requires the recognition of a provision when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. However, the term ‘probable’ as used in US GAAP generally denotes a higher probability than under UK GAAP. Furthermore, where there is a range of possible outcomes, and no amount within the range appears at the time to be a better estimate than any other amount, the minimum amount in the range should be accrued.
Accordingly, under US GAAP, the Company did not recognise a provision in the 2004 financial year as the obligation was not probable and hence, an additional liability was not incurred in respect of the contingent element of royalties discussed above.
Subsequent to the Settlement Agreement reached with Abbott (see note 2 for further details) final amounts due to CAT’s licensors have been agreed between the parties. The reconciling item recorded in 2004 has therefore been reversed in 2005.
(g)  Foreign currency translation Under UK GAAP, the results of overseas subsidiaries are translated at the closing exchange rate. Under US GAAP, the average exchange rate for the year is used.
(h)  Publicly traded investments In August 2003, CAT received 588,160 newly issued shares from MorphoSys under the terms of the agreement, dated 23 December 2002. Under UK GAAP the value of the majority of these shares (to which CAT is entitled) has been classified as a fixed asset investment, the remainder, being the amount due to The Scripps Research Institute, Stratagene and the Medical Research Council, as a current asset investment, at the value of the shares on the date they were received, less any provision for impairment. CAT holds no other publicly traded investments.
Under US GAAP, SFAS 115, ‘Accounting for Certain Investments in Debt and Equity Securities’, investments are classified as trading, available for sale or held to maturity. Investments, such as the MorphoSys shares to which CAT is entitled, accounted for as trading and available for sale are marked to market if there is a readily determinable market value. The unrealised gain or loss on the securities is recorded through income for trading securities and as a component of other comprehensive loss for available for sale securities. Held to maturity securities are recorded at historical cost. Any other than temporary declines in market value are recorded in earnings.
A deferred tax liability has been recognised, and offset against, the unrealised holding gain on available for sale securities. Refer to note (i) below for further details on the basis of recognition of deferred tax liabilities and assets.
(i)  Taxation Under UK GAAP, deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Net deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.
Under US GAAP, deferred tax is recognised in full in respect of temporary differences between the reported carrying amount of an asset or liability and its corresponding tax basis. Deferred tax assets are also recognised in full subject to a valuation allowance to reduce the amount of such assets to that which is more likely than not to be realised.
As at 30 September 2005, 2004 and 2003, CAT had approximately £133 million, £133 million and £100 million respectively of cumulative tax losses. These losses represent a deferred tax asset for accounting purposes. In accordance with both UK GAAP and US GAAP, no asset has been recognised in respect of these tax losses due to the uncertainty as to whether these losses can be offset against future profits.
Consolidated statements of cash flows The consolidated statements of cash flows prepared under UK GAAP presents substantially the same information as that required under US GAAP by SFAS 95 ‘Statement of Cash Flows’. These standards differ however with regard to classification of items within the statements and the definition of cash and cash equivalents.
Under UK GAAP, cash comprises cash in hand, deposits repayable on demand and bank overdrafts. Deposits are repayable on demand if they can be withdrawn at any time without notice and without penalty or if a maturity or period of notice of not more than 24 hours or one working day has been agreed. Under US GAAP, cash equivalents are short term highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amounts of cash and present insignificant risk of changes in value because of changes in interest rates.
Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, management of liquid resources and financing activities. US GAAP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be shown under operating activities under US GAAP. The payment of dividends and the payment to acquire own shares (treasury stock) would be included as a financing activity under US GAAP. Management of liquid resources under UK GAAP would be included as cash and cash equivalents. Under US GAAP management of liquid resources would be included as an investing activity to the extent that such amounts have an original maturity of more than three months and are convertible into known amounts of cash. Under UK GAAP, a finance lease entered into in connection with a sales leaseback is reflected in financing activities. Under US GAAP, the sale is reflected in investing activities whereas the leaseback is not reflected as it is a non-cash activity. Summary statements of cash flow presented under US GAAP using UK GAAP measurement principles are given below:

		2004	2003
	2005	Restated	Restated

	£’000	£’000	£’000
Net cash provided by/(used) in operating activities	5,353	(26,546)	(24,416)
Net cash provided (used in)/by investing activities	(31,891)	18,977	21,376
Net cash provided by financing activities	75,653	13,875	10,341
Effects of exchange rate changes on cash and cash equivalents	10	(38)	(35)

Increase/(decrease) in cash and cash equivalents	49,125	6,268	7,266
Beginning cash and cash equivalents(i)	27,243	20,975	13,709

Ending cash and cash equivalents	76,368	27,243	20,975

(i)	The US GAAP comparatives have been restated as a result of re-aligning the classification between cash and cash equivalents and short term investments in 2005. This treatment is now in line with the treatment which will be adopted under IFRS. See below for further details.

A reconciliation between the consolidated cash flow statement prepared in accordance with UK GAAP and US GAAP using UK GAAP measurement principles is presented below for the years ended 30 September:

		2004	2003
	2005	Restated	Restated

	£’000	£’000	£’000
Operating activities:

Net cash used in operating activities under UK GAAP	(161)	(31,067)	(35,819)
Returns on investments and servicing of finance	6,223	4,217	5,049
Taxation	—	(64)	5,210
(Decrease)/increase in bank overdrafts	(709)	368	1,144

Net cash provided by/(used in) operating activities under US GAAP	5,353	(26,546)	(24,416)

Investing activities:
Capital expenditure and financial investment under UK GAAP	108	(1,026)	(8,082)
Sale of tangible fixed assets	—	—	1,389
Management of liquid resources under UK GAAP	(63,521)	15,357	18,778
Cash equivalents with a maturity of less than three months	31,522	4,646	9,291

Net cash (used in)/provided by investing activities	(31,891)	18,977	21,376

Financing activities:
Financing activities under UK GAAP	75,653	13,875	11,730
Proceeds from new finance lease commitments	—	—	(1,389)

Net cash provided by financing activities under US GAAP	75,653	13,875	10,341

Movement in cash:
Increase/(decrease) in cash under UK GAAP	18,302	1,292	(3,134)
Cash equivalents with a maturity of less than three months	31,522	4,646	9,291
Effects of exchange rate changes on cash and cash equivalents	10	(38)	(35)
(Decrease)/increase in bank overdrafts	(709)	368	1,144

	49,125	6,268	7,266

Restatement

	2004	2003

	£’000	£’000
Investing activities:
Cash equivalents with a maturity of less than three months
As stated previously	(10,430)	7,491
Restated	4,646	9,291

Increase in net cash provided by investing activities as a result of the restatement	15,076	1,800

Movement in cash:
As stated previously	(8,808)	5,466
Restated	6,268	7,266

Increase in cash as a result of the restatement	15,076	1,800

Ending cash and cash equivalents:
As stated previously	65,237	74,045
Restated	27,243	20,975

Decrease in cash and cash equivalents as a result of the restatement	37,994	53,070

Accounting for share-based compensation As permitted under SFAS 123, ‘Accounting for Stock-Based Compensation’, in accounting for options granted under its share option schemes the Group has adopted the disclosure provisions of SFAS 123, but opted to remain under the expense recognition provisions of APB Opinion 25, ‘Accounting for Stock Issued to Employees’. Accordingly, for the years ended 30 September 2005 and 2004 compensation expenses of nil, and for the year ended 30 September 2003 compensation expenses of £597,000 were recognised for options granted under these schemes. Had compensation expense for options granted under these schemes been determined based on fair value at the grant dates in accordance with SFAS 123, the Company’s charge to income for the years ended 30 September 2005, 2004 and 2003 would have been £1,314,000, £1,989,000 and £2,326,000 respectively. In calculating these amounts, the fair value of the options has been amortised over their respective vesting periods. Net loss and loss per share under US GAAP would therefore have been reduced to the pro forma amounts shown below:

	2005	2004	2003

	£’000	£’000	£’000
Net loss, as reported	(1,538)	(36,685)	(39,619)
Add: Stock-based employee compensation expense included in reported net loss	—	—	597
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,314)	(1,989)	(2,326)

Pro forma net loss	(2,852)	(38,674)	(41,348)

Loss per share
Basic — as reported	3.1p	89.8p	108.7p
Basic — pro forma	5.8p	94.6p	113.5p
The weighted average fair value of options was estimated using the Black-Scholes stock option pricing model using the following weighted average assumptions:

		Annual
		standard	Risk-free	Expected
	Dividend	deviation	interest	life
Year ending	yield	(volatility)	rate	Years

30 September 2005	0%	55%	4.5%	5.4
30 September 2004	0%	65%	4.9%	5.4
30 September 2003	0%	65%	4.2%	5.5
For the purposes of the following tabulations, Weighted Average Exercise Price is abbreviated to ‘WAEP’, Weighted Average Fair Value to ‘WAFV’ and Weighted Average Remaining Contractual Life to ‘WARCL’.
The movement in options outstanding during the three years ended 30 September 2005, 2004 and 2003, is summarised in the following table:

	2005		2004		2003

	Number	WAEP £	Number	WAEP £	Number	WAEP £

Outstanding at 1 October	1,960,116	6.30	1,726,607	6.94	1,501,807	6.97
Granted during the year	367,632	4.72	491,495	3.78	522,762	4.88
Exercised during the year	(189,551)	3.50	(129,327)	2.89	(188,447)	2.77
Forfeited during the year	(154,963)	17.53	(128,659)	8.72	(35,360)	8.43
Expired during the year	—	—	—	—	(74,155)	2.87

Outstanding at 30 September(i)	1,983,234	5.39	1,960,116	6.30	1,726,607	6.94

Exercisable at 30 September	724,269	6.97	761,987	6.10	862,977	3.42

The following table summarises the value of options granted during the years ending 30 September 2005, 2004 and 2003.

	2005		2004		2003

	WAFV	WAEP	WAFV	WAEP	WAFV	WAEP
Exercise price relative to market price	£	£	£	£	£	£

Equals	—	—	—	—	—	—
Exceeds	3.79	7.22	2.79	4.62	—	—
Is less than	3.89	4.68	4.65	0.10	3.10	4.88

Total	3.89	4.72	3.14	3.78	3.10	4.88

The following tables summarise information about the stock options outstanding at 30 September 2005, 2004 and 2003.

	Outstanding as at			Exercisable as at
	30 September 2005			30 September 2005

Range of exercise prices £	Number	WAEP	WARCL		WAEP
		£	Years	Number	£

0 – 0.99	144,662	0.10	4.89	—	—
1 – 2.99	308,664	2.65	1.33	308,664	2.65
3 – 4.99	546,463	4.28	6.86	76,500	3.16
5 – 9.99	758,240	5.42	7.36	113,900	5.00
10 – 19.99	214,295	14.41	6.37	214,295	14.41
20 – 31	10,910	30.32	2.62	10,910	30.32

Total	1,983,234	5.39	5.97	724,269	6.97

(i)	The stock options outstanding at 30 September 2005, 2004 and 2003 shown above do not include the total potential number of awards that could be granted under the matching element of the Executive Incentive Plan.

	Outstanding as at				Exercisable as at
	30 September 2004				30 September 2004

Range of exercise prices £	Number		WAEP	WARCL		WAEP
			£	Years	Number	£

0 – 0.99	91,253		0.10	5.42	—	—
1 – 2.99	421,763		2.65	2.45	421,763	2.65
3 – 4.99	572,548		4.28	7.92	76,500	3.16
5 – 9.99	551,516		5.12	6.42	183,775	5.02
10 – 19.99	243,087		14.71	7.35	—	—
20 – 31	79,949		29.61	4.31	79,949	29.61

Total	1,960,116	(i)	6.30	5.99	761,987	6.10

	Outstanding as at			Exercisable as at
	30 September 2003			30 September 2003

Range of exercise prices £	Number	WAEP	WARCL		WAEP
		£	Years	Number	£

0 – 0.99	—	—	—	—	—
1 – 2.99	547,160	2.66	3.41	547,160	2.66
3 – 4.99	322,063	4.25	7.93	77,929	3.16
5 – 9.99	502,317	5.08	6.12	234,760	5.02
10 – 19.99	264,326	14.88	8.34	—	—
20 – 31	90,741	29.45	5.32	3,128	23.03

Total	1,726,607	6.94	5.90	862,977	3.42

Deferred tax A reconciliation of the provision for income taxes with the amount computed by applying the statutory income tax rate (30 per cent.) to loss before taxation, using UK GAAP measurement principles, is as follows:

	2005	2004	2003

	£’000	£’000	£’000
Income tax expense computed at statutory income tax rate	(159)	(11,418)	(12,530)
Permanent differences	751	806	(438)
Research and development tax credit claimed	—	—	(3,148)
Prior year adjustment to UK losses brought forward	(69)	45	6,056
Prior year adjustment to US losses brought forward	—	1,242	1,556
Change in valuation allowance	524	9,325	5,356
Foreign tax suffered	—	64	—

Charge/(credit) for income taxes	1,047	64	(3,148)

Under UK GAAP, withholding taxes are included within the corporation tax charge for the year. Under US GAAP, the withholding tax is reclassified and presented as a component of general and administrative expenses.
Net deferred taxes are analysed as follows:

	2005	2004	2003

	£’000	£’000	£’000
Deferred tax assets:
Losses carried forward	39,450	39,272	30,154
Other short term timing differences	—	—	—

	39,450	39,272	30,154
Valuation allowance	(37,650)	(37,125)	(27,800)

Net deferred tax asset	1,800	2,147	2,354
Deferred tax liabilities:
Excess of book value over tax value of fixed assets	(1,976)	(2,315)	(2,354)
Other short term timing differences	176	168	—
Unrealised gain on available for sale securities	2,178	—	—

Net deferred taxes — Liability	2,178	—	—

As discussed in note 8, the Group recorded a research and development tax credit in the 2003 financial year. This credit resulted in a surrender of certain losses for which a valuation allowance was recorded in the prior year. The change in valuation allowance above includes the establishment of the valuation allowance for the current year and the decrease in the valuation allowance resulting from the surrender of prior year losses.
As at 30 September 2005 the Group had approximately £133 million of tax losses available to carry forward indefinitely against future trading profits.
Aptein, the Group’s only overseas subsidiary, has no distributable earnings and therefore no provision has been made for the deferred tax liability in respect of earnings to be distributed from Aptein to the United Kingdom.
There are no deferred taxes recorded in the current year as there are net operating losses that fully offset the deferred tax liability.
Accounting pronouncements In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004), “Share-based payment”, which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The revised statement eliminates the alternative of using APB Opinion 25 intrinsic value method of accounting that was provided for in SFAS 123 as originally issued. SFAS 123 (revised 2004) is effective no later than the beginning of the first fiscal year beginning after 15 December 2005. CAT has not evaluated what the effect would be on the CAT’s financial position.
In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29”. APB 29 requires that nonmonetary exchanges of assets be recorded at fair value with an exception for exchanges of similar productive assets, which can be recorded on a carryover basis. SFAS 153 eliminates the current exception and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges that take place in fiscal periods beginning after 15 June 2005, however earlier application is permitted. It is uncertain what effect, if any, this statement will have on CAT, adoption is on a prospective basis.
In May 2005, the FASB issued SFAS 154, “Accounting changes and error corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective in fiscal years beginning after 15 December 2005, however, earlier application is permitted. Management does not expect the impact of this new statement to be material to CAT’s financial position, adoption is on a prospective basis.

FIVE YEAR SUMMARY
Our audited historical consolidated financial statements are presented in pounds sterling and are prepared in accordance with UK GAAP. UK GAAP differs in certain respects from US GAAP. A reconciliation of certain amounts from UK GAAP to US GAAP, as well as a summary of principal differences between UK GAAP and US GAAP applicable to us, are presented in note 28 to our audited historical consolidated financial statements included elsewhere in the Annual Report.
The following summary financial data should be read in conjunction with the “Operational Review” and “Financial Review” and our historical consolidated financial statements, including the notes thereto. The summary statement of income data set out below for the fiscal years ended 30 September 2005, 2004, 2003, 2002 and 2001, and the consolidated balance sheet data at 28 September 2005, 2004, 2003, 2002 and 2001 have been derived from our audited historical consolidated financial statements, but do not, however, constitute our statutory accounts within the meaning of Section 240 of the Companies Act 1985 in the United Kingdom.

Income statement	2005	2004	2003	2002	2001

	£’000	£’000	£’000	£’000	£’000
UK GAAP
Turnover	49,242 (ii)	15,925	8,743	9,471	7,121
Gross profit	38,739	12,902	8,053	9,391	6,770
Research and development expenses	39,170	44,125	44,981	31,307	21,393
General and administration expenses	8,834	10,969	9,196	16,234	6,443
Operating loss	(9,265)	(42,192)	(46,124)	(38,150)	(21,066)
Net loss on ordinary activities before taxation	(530)	(38,062)	(41,764)	(31,764)	(11,771)
Taxation on loss on ordinary activities	(1,047)	(64)	2,573	3,557	—
Net loss	(1,577)	(38,126)	(39,191)	(28,207)	(11,771)
Net loss per share (basic and diluted)(i) (pence)	(3.2p )	(93.3p )	(107.5p )	(78.7p )	(33.3p )

US GAAP
Turnover	49,664	16,347	9,165	9,893	7,543
Operating loss	(9,226)	(40,751)	(46,552)	(41,234)	(28,860)
Net loss	(1,538)	(36,685)	(39,619)	(31,291)	(19,565)
Basic and diluted net loss per share(i) (pence)	(3.1p )	(89.8p )	(108.7p )	(87.3p )	(55.4p )

Balance sheet
UK GAAP
Cash and investments in liquid resources	176,361	95,237	108,972	129,775	156,813
Total assets	207,825	121,335	138,551	156,908	172,470
Current liabilities	(29,804)	(15,603)	(12,657)	(12,563)	(8,335)
Long term liabilities	(18,615)	(20,650)	(18,152)	(8,580)	(8,085)
Net assets	159,406	85,082	107,742	135,765	156,050
Shareholders’ funds — all equity	159,406	85,082	107,742	135,765	156,050
Number of ordinary shares outstanding	51,639,868	41,109,938	38,338,320	36,214,349	35,455,865

US GAAP
Cash and investments in liquid resources	176,361	95,237	108,972	129,775	156,813
Total assets	214,698	126,923	138,768	157,035	172,613
Current liabilities	(32,293)	(15,020)	(12,985)	(12,904)	(8,428)
Long term liabilities	(19,302)	(21,759)	(19,683)	(10,533)	(10,460)
Net assets	163,103	90,144	106,100	133,598	153,725
Shareholders’ funds — all equity	163,103	90,144	106,100	133,598	153,725

(i)	Under UK and US GAAP, potentially dilutive issuable shares are only included in the calculation of fully diluted earnings per share if their issue would decrease net profit per share or increase net loss per share. Since the Group has reported losses, its basic and fully diluted loss per share are therefore equal.

(ii)	Restated. See Note 2.

Part 2
Unaudited Financial results for the six months
ended 31 March 2006
The following is the text of the announcement dated 22 May 2006 of the unaudited interim results of CAT for the six months ended 31 March 2006:
“CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC ANNOUNCES INTERIM RESULTS FOR THE SIX MONTHS ENDED 31 MARCH 2006
Cambridge, UK - Cambridge Antibody Technology Group plc (LSE: CAT; NASDAQ: CATG) today announces financial results for the six months ended 31 March 2006 and a business update. This follows AstraZeneca UK Limited’s announcement on 15 May 2006 of its firm intention to make a recommended £702 million cash offer for CAT.
Product Development Pipeline
HUMIRA (adalimumab) is a fully human anti-TNFa monoclonal antibody, isolated and optimised by CAT in collaboration with Abbott and now approved for marketing as a treatment for rheumatoid arthritis (RA), early RA and psoriatic arthritis. In January 2006, Abbott announced full year 2005 sales of HUMIRA of US$1.4 billion, making it the first product originating from the UK biotechnology industry to achieve “blockbuster” status (sales of over US$1 billion). In April 2006, Abbott announced first quarter sales of HUMIRA of US$392 million and repeated its full year forecast of worldwide sales in 2006 of more than US$1.9 billion. CAT receives royalty payments based on HUMIRA sales at the rate of 2.688%.
In October 2005, Abbott submitted a regulatory application for HUMIRA as a potential treatment for ankylosing spondylitis (AS) and, in January 2006, stated that it anticipates approval in the second half of 2006. In April 2006, Abbott reported that European regulators had granted a positive opinion recommending approval and that the European Commission is expected to issue a decision granting the marketing authorisation for HUMIRA as a treatment for AS within 60 days.
In December 2005, Abbott submitted a new drug application for HUMIRA to treat RA in Japan. In April 2006, Abbott commented that it expects approval in the first half of 2007.
Abbott continues to develop HUMIRA as a potential treatment for a number of additional indications: Crohn’s disease, psoriasis, ulcerative colitis and juvenile RA. In April 2006, Abbott commented that it would be presenting the results from the Phase III clinical maintenance trial for HUMIRA in Crohn’s disease at Digestive Disease Week (20-25 May 2006), and that it expects to file a supplementary BLA submission (SBLA) during 2006. Abbott also commented that Phase III trials for psoriasis are progressing well and that it expects to submit in 2007 for this indication. In colitis, Abbott expects to commence Phase II/III clinical trials during 2006.
CAT Products
CAT-354 is a fully human anti-IL-13 monoclonal antibody being developed by CAT, initially as a treatment for severe asthma. Following the completion in 2005 of a Phase I clinical trial, CAT has received approval from the Medicines and Healthcare products Regulatory Agency (MHRA) to commence a repeat-dose safety study of CAT-354 in patients with mild/moderate asthma. The trial, which will take place in the UK, is now expected to start in the third quarter of calendar year 2006 and will study safety, tolerability and pharmacokinetics. The delay has been caused by amendments to the protocol, required as a result of evolving interpretation of the new Clinical Trial Directive. Following the announcement by AstraZeneca UK Limited of its firm intention to make a recommended offer for CAT, partnering discussions regarding CAT-354 have been suspended.
The development of CAT-3888 and CAT-8015, immunotoxins that are potential treatments for a number of B-cell malignancies, continues as planned. CAT-3888 is currently in a Phase II trial for the treatment of hairy cell leukaemia and two Phase I trials — one in patients with paediatric refractory CD22-positive leukaemias and lymphomas and one in patients with chronic lymphocytic leukaemia and non-Hodgkins lymphoma. Data are expected to be available from all three trials of CAT-3888 by the end of 2006.
GC-1008 is a pan-specific fully human anti-TGFß monoclonal antibody being developed by CAT and Genzyme. In the Phase I clinical trial of GC-1008 in idiopathic pulmonary fibrosis (IPF), patient recruitment is ongoing. The objectives of the trial are to evaluate the safety, tolerability and pharmacokinetics of single intravenous infusions of GC-1008 in patients with IPF. Preliminary results of this trial are expected to be available in 2007.
An IND has been granted for GC-1008 in oncology. The Phase I trial is expected to commence in patients with renal cell carcinoma or malignant melanoma at the end of the second quarter of calendar year 2006. The study, which will be a dose escalation study, will take place at four centres in the US. Data are expected to be available in 2008.
CAM-3001 is a fully human anti-GMCSF receptor antibody, being developed by CAT and Zenyth as a potential treatment for RA. It is currently in pre-clinical development and the companies expect to file a Clinical Trial Application (CTA) for a Phase I clinical trial in the first half of calendar year 2007.
The strategic alliance with AstraZeneca has continued its excellent progress.
Licensed Products
ABT-874 is a fully human anti-IL-12 monoclonal antibody, isolated and optimised by CAT in collaboration with Abbott and licensed to Abbott. Abbott continues to develop ABT-874 as a potential treatment for autoimmune diseases and, in January 2006, Abbott stated that it was “encouraged by the early data for the class of molecule in both psoriasis and Crohn’s disease.” Also in January 2006, Abbott stated that it “anticipates publishing data from a Phase II study in multiple sclerosis later in the year”.
LymphoStat-Btm (belimumab) is a fully human anti-BLyS monoclonal antibody, licensed by CAT to Human Genome Sciences, Inc (HGSI). HGSI is developing LymphoStat-B as a potential treatment for systemic lupus erythematosus (SLE), for which HGSI has a Fast Track designation from the US Food and Drug Administration (FDA), and RA. In January 2006, HGSI stated that, with its collaborator GlaxoSmithKline, it expects to initiate Phase III development of LymphoStat-B in SLE in 2006.
HGS-ETR1 (mapatumumab) is a fully human anti-TRAIL Receptor-1 monoclonal antibody licensed by CAT to HGSI. HGSI is developing HGS-ETR1 as a potential treatment for multiple cancer indications. In January 2006, HGSI reported that it plans to initiate Phase II development of HGS-ETR1 in combination with chemotherapy in hematopoietic cancers.
HGS-ETR2 is a fully human anti-TRAIL Receptor-2 monoclonal antibody licensed by CAT to HGSI. In January 2006, HGSI stated that the results of recently completed Phase I clinical trials warrant additional Phase II trials. It also stated that it plans to reach “go/no go decisions” in 2006 regarding Phase II development of HGS-ETR2 as a single agent and/or in combination with chemotherapy.
ABthraxtm is a fully human monoclonal antibody licensed by CAT to HGSI. ABthrax was isolated and developed by HGSI from antibody libraries licensed from CAT and HGSI is developing it as a potential treatment for anthrax disease. In January 2006, HGSI stated that it is working to achieve an order from the US Government to supply ABthrax for the US Strategic National Stockpile.
Financial Reporting
A review of the financial results for the six months ended 31 March 2006 is set out below. For financial periods commencing on or after 1 October 2005, CAT is producing its financial results in accordance with the recognition and measurement principles of International Financial Reporting Standards (IFRS) as endorsed by the European Union and, accordingly, has restated the comparative figures for the six months ended 31 March 2005, previously produced in accordance with UK GAAP. The comparative figures in brackets are the restated figures for the corresponding period in the prior financial year (see note 2 to the financial information). Results for the year ended 30 September 2005 have also been prepared in accordance with IFRS, and are included within this statement. These are as previously presented in the 2005 Annual Report, except for a subsequent amendment to revenue and direct costs (no impact on cash or operating loss) as detailed in note 3.
Financial Results
CAT made a profit after taxation for the six months ended 31 March 2006 of £4.6 million (2005: loss of £16.5 million). Net cash used by operations was £13.0 million in the six months ended 31 March 2006 (2005: net cash provided £9.6 million) including the one off outflow arising from the settlement with Abbott of £15.3 million (2005: nil). Net cash and liquid resources at 31 March 2006 amounted to £161.7 million (30 September 2005: £175.6 million).

Revenue in the period was £27.7 million (2005: £9.8 million) plus the US$255 million (£144.7 million) received from Abbott in October 2005 and paid out immediately to CAT’s licensors as part of the litigation settlement with Abbott in respect of HUMIRA (see note 3). The remaining royalty income consists of royalties received on sales of HUMIRA for the three months to 31 December 2005 (£6.9 million) and accrued royalties for the three months to 31 March 2006 (£6.0 million), plus the first two of five annual payments of US$9.375 million (£10.9 million), (the first received from Abbott in January 2006, the second due in January 2007, conditional only on there having been sales of HUMIRA in the 2006 calendar year, under the terms of the settlement agreement). Licence fees of £2.6 million (2005: £2.5 million) were recognised as revenue in the period having been released from deferred income brought forward at 30 September 2005. Clinical milestone payments of £0.3 million (2005: £0.5 million) were received during the quarter. Other revenues of £1.1 million (2005: £0.3 million) were received during the quarter, primarily consisting of a payment received from MorphoSys under the terms of the December 2002 Framework Agreement. In April 2006, Chugai extended its licence of CAT’s libraries for a further year; CAT received $1.0 million in licence fees in May 2006. No revenue was recognised in the period regarding this extension payment.
Direct costs comprise primarily the US$255 million payment referred to above and US$4 million (£2.3 million) for the payments made or due to CAT’s licensors out of the two amounts of US$9.375 million recognised as revenue in the period (see note 4).
Operating costs for the period amounted to £24.2 million (2005: £27.3 million). Research and development expenses were £17.6 million for the six months ended 31 March 2006 (2005: £17.3 million). External development costs for the six month period were £5.3 million (2005: £6.0 million).
General and administration expenses decreased to £6.5 million for the six months ended 31 March 2006 (2005: £10.0 million). Litigation expenses decreased from £3.1 million from the six months ended 31 March 2005 to £0.1 million in the six months ended 31 March 2006, with the settlement of the litigation with Abbott in October 2005. Included in general and administration expenses for the six months ended 31 March 2006 is a foreign exchange credit of £0.4 million arising from the retranslation of US dollar deposits held, a charge of £0.7 million arose in the comparative period.

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC RESULTS FOR THE SIX MONTHS ENDED 31 MARCH 2006
This financial information has been prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed by the European Union. Preliminary results for the year ended 30 September 2005 were prepared and presented in accordance with IFRS in the 2005 Annual Report. Results for the six months ended 31 March 2005 have been restated for the first time in accordance with IFRS, having previously been presented under UK GAAP. See notes 1, 2 and 3 for further details.
CONSOLIDATED INCOME STATEMENT

	Six months	Three	Three	Six months
	ended	months ended	months ended	ended		Year Ended
	31 March	31 March	31 December	31 March		30 September
	2006	2006	2005	2005		2005

	£’000	£’000	£’000	£’000		£’000
	(unaudited)
Revenue (note 7)	27,729	13,723	14,006	9,845		49,242
Royalty buy out, settlement with Abbott (note 3)	144,722	—	144,722	—		—

Total revenue	172,451	13,723	158,728	9,845		49,242

Direct costs	(2,529)	(1,367)	(1,162)	(2,035)		(10,503)
Royalty buy out, settlement with Abbott (note 3)	(144,722)	—	(144,722)	—		—

Total direct costs	(147,251)	(1,367)	(145,884)	(2,035)		(10,503)

Gross profit	25,200	12,356	12,844	7,810		38,739
Research and development expenses	(17,631)	(8,695)	(8,936)	(17,349)		(37,017)
General and administration expenses	(6,527)	(3,830)	(2,697)	(10,000)		(12,375)

Operating profit/(loss)	1,042	(169)	1,211	(19,539)		(10,653)
Profit on sale of available for sale investments	—	—	—	—		1,461
Investment income	3,563	1,687	1,876	3,034		7,507
Finance costs	(10)	(3)	(7)	(27)		(233)

Profit/(loss) before tax	4,595	1,515	3,080	(16,532)		(1,918)
Taxation	—	—	—	—		(1,047)

Profit/(loss) for the period attributable to equity holders of the parent	4,595	1,515	3,080	(16,532)		(2,965)

Profit/(loss) per share — basic (pence) (note 6)	8.7p	2.9p	5.9p	(35.1	)p	(6.0	)p
Profit per share — diluted (pence) (note 6)	8.6p	2.8p	5.8p	n/a		n/a
The profit/losses for all periods arise from continuing operations.

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC RESULTS FOR THE SIX MONTHS ENDED 31 MARCH 2006
CONSOLIDATED BALANCE SHEET

	As at	As at	As at
	31 March	31 March	30 September
	2006	2005	2005

	£’000	£’000	£’000
	(unaudited)
Fixed assets
Intangible assets	10,340	5,307	2,581
Property, plant and equipment	12,403	12,166	11,706
Available for sale investments	12,322	11,301	9,729

	35,065	28,774	24,016
Current assets
Trade and other receivables	18,708	7,715	14,566
Short term investments	78,952	98,953	100,037
Cash and cash equivalents	83,259	79,811	76,378

	180,919	186,479	190,981

Total assets	215,984	215,253	214,997
Liabilities
Current liabilities
Obligations under finance leases	(246)	(390)	(405)
Overdraft	(551)	(579)	(803)
Trade and other payables	(7,080)	(34,749)	(22,335)
Current taxation	(1,047)	—	(1,047)
Deferred income	(5,385)	(5,451)	(4,977)

	(14,309)	(41,169)	(29,567)
Non-current liabilities
Obligations under finance leases	—	(246)	(40)
Deferred income	(17,754)	(19,956)	(18,575)
Deferred taxation	(2,956)	(2,457)	(2,178)

	(20,710)	(22,659)	(20,793)

Total liabilities	(35,019)	(63,828)	(50,360)

Net assets	180,965	151,425	164,637

Equity
Called-up share capital	5,310	5,161	5,164
Share premium account	310,883	301,716	301,804
Other reserves	24,250	22,188	21,742
Retained losses	(159,478)	(177,640)	(164,073)

Total equity shareholders’ funds	180,965	151,425	164,637

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC RESULTS FOR THE SIX MONTHS ENDED 31 MARCH 2006
STATEMENT OF CHANGES IN EQUITY

	Share	Share	Other	Profit and
	capital	premium	reserves	loss reserve

	£’000	£’000	£’000	£’000
	(unaudited)
Balance at 1 October 2005	5,164	301,804	21,742	(164,073)
New shares issued	146	9,079	—	—
Available for sale investments (unrealised gain)	—	—	1,814	—
Share option charge	—	—	1,029	—
Foreign exchange	—	—	(335)	—
Retained profit for the period	—	—	—	4,595

Balance at 31 March 2006	5,310	310,883	24,250	(159,478)

CONSOLIDATED CASH FLOW STATEMENT

	Six months	Six months
	ended	ended	Year ended
	31 March	31 March	30 September
	2006	2005	2005

	£’000	£’000	£’000
	(unaudited)
Net cash (used)/provided by operating activities	(13,003)	9,617	6,062
Net cash from/(used in) investing activities	11,101	(31,869)	(31,892)

	(1,902)	(22,252)	(25,830)
Net cash from financing activities	9,026	75,753	75,653

Increase in cash and cash equivalents (net of overdraft)	7,124	53,501	49,823

Cash and cash equivalents at beginning of year (net of overdraft)	75,575	25,737	25,737
Effect of foreign exchange rate changes	6	(21)	10
Effects of fair value movements	3	15	5

Cash and cash equivalents at end of period (net of overdraft)	82,708	79,232	75,575

Notes to the financial information
1.  Accounting policies
For financial periods commencing on or after 1 October 2005, CAT is producing its financial results in accordance with IFRS as endorsed by the European Union and, accordingly, has restated the comparative figures for the six months ended 31 March 2005, previously produced in accordance with UK GAAP. Preliminary results were prepared in accordance with IFRS for the year ended 30 September 2005 and presented in the 2005 Annual Report. Except for the subsequent adjustment, detailed in note 3 below, the results for the 2005 financial year have been presented in this financial statement on the same basis. See note 2 below for further details of the impact of the restatement of the comparative figures.
This financial information has been prepared in accordance with the IFRS policies expected to be in place in 2006 as set out in the Annual Report for the year ended 30 September 2005. During the year ending 30 September 2006, CAT adopted IAS 32 (International Accounting Standard) and IAS 39 and there were no material adjustments as a result of that adoption. The Annual Report for the year ended 30 September 2005 sets out the UK GAAP accounting policies together with the relevant IFRS differences.
2.  Restatement of the comparative figures
Preliminary results prepared in accordance with IFRS for the year ended 30 September 2005 were presented in the 2005 Annual Report with details of the key reconciling items. The results contained in this statement for the year ended 30 September 2005 are the same as those previously presented except for the adjustment detailed below in note 3.
The net effect of presenting the comparative figures for the six months ended 31 March 2005 under IFRS rather than previously reported UK GAAP is to increase the loss after tax reported from £16.3 million to £16.5 million principally due to the IFRS 2 share option charge for the period (£0.8 million) partially offset by a foreign exchange credit regarding the translation of overseas operations (£0.5 million). Net assets increased from £145.6 million to £151.4 million principally due to the recognition of an unrealised holding gain arising from recording available for sale investments at fair value as opposed to cost, as previously recorded under UK GAAP. The net effect of the restatement on the cashflow is nil, all changes are reclassifications for disclosure purposes.
Further details of the revised accounting policies adopted in accordance with IFRS and of the key reconciling items for the year ended 30 September 2005 are contained within the 2005 Annual Report.
3.  Results for year ended 30 September 2005
The results for the six months ended 31 March 2006 have been prepared under IFRS as endorsed by the European Union. These results include as revenue and as a direct cost the US$255m received from Abbott in October 2005 and paid out immediately to CAT’s licensors as a part of the litigation settlement with Abbott in respect of HUMIRA. Previously this receipt and subsequent payment were accounted for in the same manner as the remainder of the litigation settlement with Abbott, as an adjusting post balance sheet event, and therefore included in revenue and direct costs in both the 2005 UK GAAP financial statements and the preliminary IFRS reconciliations. The 2005 Annual Report was finalised on 28 November 2005 and reported on by CAT’s auditors, Deloitte & Touche LLP (Deloitte). The 2005 Annual Report also contains the preliminary reconciliations to IFRS, which were also reported on by Deloitte.
Since that time, there has been continuing debate within the accounting profession as to the interpretation of IFRS and in particular its relationship with US GAAP and, to a lesser extent, UK GAAP. As a consequence of this debate and after reporting on the preliminary IFRS reconciliation contained in the 2005 Annual Report, Deloitte have subsequently altered their view on the interpretation and application of IFRS to the payments of US$255 million received and made by CAT in October 2005 as a part of the litigation settlement with Abbott. Deloitte’s revised interpretation and application of IFRS to these payments, contrary to the treatment endorsed in the preliminary IFRS reconciliation contained in the 2005 Annual Report, is that they should be treated as a non-adjusting post balance sheet event.
Under this revised interpretation and application of IFRS the payments received from Abbott and made by CAT to its licensors should not be included as 2005 revenues and direct costs but should be treated as revenue and direct costs in the 2006 financial year. Accordingly, these amounts will be included and treated as revenue and as a direct cost in CAT’s 2006 financial statements prepared under IFRS.

It should be emphasised that this is a technical accounting adjustment, reflecting one element of the Abbott settlement as a non-adjusting rather than an adjusting post balance sheet event, and there are no implications for cash flow or operating loss.
4.  Settlement with Abbott
In November 2003, CAT announced that it had commenced legal proceedings against Abbott in the High Court in London regarding the royalty rate payable on sales of HUMIRA under a licence agreement between the parties. In October 2005, CAT announced it had reached an agreement with Abbott regarding royalties payable to CAT under this licence agreement:

•	Abbott would pay CAT royalties at 2.688 per cent. on sales of HUMIRA from 1 January 2005. CAT would retain all of these royalties.

•	CAT would retain all royalties received from Abbott in respect of sales of HUMIRA up to 31 December 2004, net of approximately £7.6 million which was paid to its licensors, Medical Research Council, Scripps Institute and Stratagene.

•	Abbott paid CAT the sum of US$255 million, which CAT paid to its licensors in lieu of their entitlement to royalties arising on sales of HUMIRA from 1 January 2005 onwards. This was both received from Abbott and paid to CAT’s licensors in October 2005.

•	CAT refunded to Abbott approximately £9.2 million for royalties paid in respect of sales of HUMIRA from 1 January 2005 through to 30 June 2005.

•	Abbott would pay CAT five annual payments of US$9.375 million commencing January 2006, contingent on the continued sale of HUMIRA. From each of these payments, CAT would pay US$2 million to its licensors.
5.  Convenience translation
The consolidated financial statements are presented in Sterling. The following table provides a US Dollar convenience translation of certain elements of the consolidated financial statements as of and for the period ended 31 March 2006. The Dollar amounts are presented solely for the convenience of the reader and have been calculated using an exchange rate of £1:US$1.73978, the closing rate as of 31 March

2006. No representation is made that the amounts could have been or could be converted into US Dollars at this or any other rates.

	Six months
	ended	Six months
	31 March 2006	ended
	Convenience	31 March
	translation	2006

	$’000	£’000
Revenue (excluding Royalty buy out)	48,242	27,729
Gross profit	43,842	25,200
Research and development expenses	(30,674)	(17,631)
General and administration expenses	(11,356)	(6,527)

Operating profit	1,812	1,042
Profit after tax	7,994	4,595
Fixed assets	61,005	35,065
Current assets	314,759	180,919

Total assets	375,764	215,984
Current liabilities	(24,895)	(14,309)
Non-current liabilities	(36,030)	(20,710)

Total liabilities	(60,925)	(35,019)

Net assets	314,839	180,965

Net cash used by operating activities	(22,622)	(13,003)
Net cash from investing activities	19,313	11,101

	(3,309)	(1,902)
Net cash from financing activities	15,703	9,026

Increase in cash and cash equivalents (net of overdraft)	12,394	7,124

Cash and cash equivalents at beginning of year (net of overdraft)	131,484	75,575
Effect of foreign exchange rate changes	10	6
Effect of fair value movements	5	3

Cash and cash equivalents at end of period (net of overdraft)	143,893	82,708

6.  Profit/(loss) per share
Basic net profit/loss per share is calculated by dividing net profit/loss for the period by the weighted average number of ordinary shares outstanding during the period. The computation of diluted net profit/loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issue of ordinary shares that then shared in the net profit/loss of the Group.
The loss per ordinary share and diluted loss per share are equal because share options are only included in the calculation of diluted earnings per share if their issue would decrease the net profit per share or increase the net loss per share.
The calculation is based on information in the table shown below.

	Six months	Six months
	ended	ended	Year ended
	31 March	31 March	30 September
	2006	2005	2005

Profit/(loss) for the period attributable to equity holders of the parent (£’000)	4,595	(16,532)	(2,965)
Weighted average number of shares	52,732,901	47,128,201	49,381,476
Weighted average number of dilutive options	626,586	n/a	n/a
The Company had ordinary shares in issue of 53,100,128 and a total of 2,296,218 ordinary shares under option as of 31 March 2006.

7.  Revenue

	Six months
	ended	Six months	Six months
	31 March 2006	ended	ended	Year ended
	Convenience	31 March	31 March	30 September
	translation	2006	2005	2005

	US$’000	£’000	£’000	£’000
Royalties (excluding buy out)	41,362	23,774	5,166	40,521
Licence fees	4,522	2,599	2,505	5,168
Technical milestones	—	—	1,099	1,099
Clinical milestones	492	283	518	1,118
Contract research fees	33	19	223	356
Other	1,834	1,054	334	980

	48,243	27,729	9,845	49,242

Royalty buy out	251,783	144,722	—	—

Total	300,026	172,451	9,845	49,242

8.  Reconciliation of profit/(loss) from operations to net cash from operating activities

	Six months
	ended	Six months	Six months
	31 March 2006	ended	ended	Year ended
	Convenience	31 March	31 March	30 September
	translation	2006	2005	2005

	US$’000	£’000	£’000	£’000
Operating profit/(loss)	1,813	1,042	(19,539)	(10,653)
Depreciation charge	2,300	1,322	1,347	2,693
Amortisation of intangible fixed assets	325	187	525	3,251
Profit/(loss) on disposal of fixed assets	21	12	—	(2)
Fair value movements on cash and cash equivalents and short term investments	150	86	5	(75)
Foreign exchange movements	(54)	(31)	(535)	24
Share-based payments	1,790	1,029	847	1,742

Operating cashflow before movements in working capital	6,345	3,647	(17,350)	(3,020)

Increase in debtors	(8,017)	(4,608)	(2,720)	(8,871)
Decrease in deferred income	(718)	(413)	(403)	(2,258)
(Decrease)/increase in creditors (excluding deferred income)	(26,898)	(15,460)	27,620	13,988

Cash used in operations	(29,288)	(16,834)	7,147	(161)

Interest paid	(344)	(198)	(29)	(49)
Interest received	7,010	4,029	2,499	6,272

Net cash (used in)/provided by operating activities	(22,622)	(13,003)	9,617	6,062

9.  Analysis of cash flows

	Six months
	ended	Six months	Six months
	31 March 2006	ended	ended	Year ended
	Convenience	31 March	31 March	30 September
	translation	2006	2005	2005

	US$’000	£’000	£’000	£’000
Net investment in short term investments	36,528	20,996	(31,006)	(32,000)
Purchases of property, plant and equipment	(3,445)	(1,980)	(863)	(1,998)
Purchases of intangible assets	(13,824)	(7,946)	—	—
Proceeds on disposal of property, plant and equipment	54	31	—	2
Proceeds from the sale of fixed asset investments	—	—	—	2,104

Net cash from/(used in) investing activities	19,313	11,101	(31,869)	(31,892)

Issue of ordinary share capital	16,049	9,225	75,937	76,028
Capital elements of finance lease rental payments	(346)	(199)	(184)	(375)

Net cash from financing activities	15,703	9,026	75,753	75,653

10. Analysis and reconciliation of net funds

	1 October		Fair value	Exchange	31 March
	2005	Cash flow	movements	movement	2006

	£’000	£’000	£’000	£’000	£’000
Cash and cash equivalents	76,378	6,872	3	6	83,259
Overdrafts	(803)	252	—	—	(551)

	75,575	7,124	3	6	82,708
Short term investments	100,037	(20,996)	(89)	—	78,952

Net cash and liquid resources	175,612	(13,872)	(86)	6	161,660
Finance leases	(445)	199	—	—	(246)

Net funds	175,167	(13,673)	(86)	6	161,414

11. Financial Statements
The preceding information, comprising the Consolidated Income Statement, Consolidated Balance Sheet, Consolidated Cash Flow Statement and associated notes, does not constitute the Company’s statutory financial statements for the year ended 30 September 2005 within the meaning of section 240 of the Companies Act 1985. Results for the periods ending 31 March 2006 and 31 March 2005 have not been audited. The results for the year ended 30 September 2005 as set out above have been prepared in accordance with IFRS. They are based on the statutory financial statements for the year ended 30 September 2005 prepared under UK GAAP amended by adjustments arising from the implementation of IFRS. The statutory financial statements, upon which the auditors reported without qualification, have been filed with the Registrar of Companies.
The Annual Report, containing financial statements, for the year ended 30 September 2005 is available from CAT’s registered office:
Cambridge Antibody Technology Group plc
Milstein Building
Granta Park
Cambridge
CB1 6GH, UK
Tel: +44 (0) 1223 471471

INDEPENDENT REVIEW REPORT TO CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC
Introduction
We have been instructed by the company to review the financial information for the six months ended 31 March 2006 which comprises the income statement, the balance sheet, the statement of changes in equity, the cash flow statement and related notes 1 to 11. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.
This report is made solely to the company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board. Our work has been undertaken so that we might state to the company those matters we are required to state to them in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company, for our review work, for this report, or for the conclusions we have formed.
Directors’ responsibilities
The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting policies and presentation applied to the interim figures are consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.
International Financial Reporting Standards
As disclosed in note 1, the next annual financial statements of the group will be prepared in accordance with the recognition and measurement principles of International Financial Reporting Standards (IFRS) as endorsed for use in the EU. Accordingly, the interim report has been prepared in accordance with the recognition and measurement criteria of IFRS and the disclosure requirements of the Listing Rules.
Review work performed
We conducted our review in accordance with the guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with International Standards on Auditing (UK and Ireland) and therefore provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information.
Review conclusion
On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 31 March 2006.
Deloitte & Touche LLP
Chartered Accountants
Cambridge
22 May 2006
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains statements about Cambridge Antibody Technology Group plc (“CAT”) that are forward looking statements. All statements other than statements of historical facts included in this press release may be forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on numerous assumptions regarding the company’s present and future business strategies and the environment in which the company will operate in the future. Certain factors that could cause the company’s actual results, performance or achievements to differ materially from those in the forward looking statements include: market conditions, CAT’s ability to enter into and maintain collaborative arrangements, success of product candidates in clinical trials, regulatory developments and competition. We caution investors not to place undue reliance on the forward looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.”

APPENDIX V
Additional Information

1	Responsibility

1.1	The AstraZeneca Directors and the AstraZeneca PLC Directors, whose names are set out in paragraphs 2.1 and 2.2 below, accept responsibility for the information contained in this document, other than that relating to the CAT Group, the CAT Directors and their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the AstraZeneca Directors and the AstraZeneca PLC Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The CAT Directors, whose names are set out in paragraph 2.6 below, accept responsibility for the information contained in this document relating to the CAT Group, themselves and their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the CAT Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2	Directors

2.1	The AstraZeneca Directors and their respective functions are as follows:

David R. Brennan	Director
Jonathan Symonds	Director
Dr. John Patterson	Director

The registered office of AstraZeneca and the business address and telephone number of each of the AstraZeneca Directors are at 15 Stanhope Gate, London W1K 1LN and +44 20 7304 5000.

2.2	The AstraZeneca PLC Directors and their respective functions are as follows:

Louis Schweitzer	Non-Executive Chairman
Dr. Hakan Mogren	Non-Executive Deputy Chairman
David R. Brennan	Executive Director and Chief Executive Officer
Jonathan Symonds	Executive Director and Chief Financial Officer
Dr. John Patterson	Executive Director, Development
Sir Peter Bonfield	Non-Executive Director
John Buchanan	Non-Executive Director
Jane Henney	Non-Executive Director
Joe Jimenez	Non-Executive Director
Marcus Wallenberg	Non-Executive Director
Michele Hooper	Non-Executive Director
Erna Möller	Non-Executive Director
Prof. Dame Nancy Rothwell	Non-Executive Director

The registered office of AstraZeneca PLC and the business address and telephone number of each of the AstraZeneca PLC Directors are at 15 Stanhope Gate, London W1K 1LN and +44 20 7304 5000.

2.3	Set out below are the name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director of AstraZeneca.

David R. Brennan	Appointed as a Director 1 January 2006. Member of the Executive Board of the Pharmaceutical Research and Manufacturers of America (PhRMA). Chairman of the Board of the Southeastern Chapter of the American Heart Association. General Manager of Chibret International, France (a subsidiary of Merck & Co., Inc.) 1990-1992. Vice-President of Marketing, Business Planning and Development, Astra Merck, Inc., and then Astra Pharmaceuticals LP 1992-1999. Senior Vice-President of Commercial Operations, AstraZeneca Pharmaceuticals LP 1999-2001. Executive Vice-President, North America, AstraZeneca PLC 2001-2005. Citizen of the United States.
Jonathan Symonds	Appointed as a Director 1 April 1999. Non-Executive Director of Diageo plc. Member of the UK Accounting Standards Board. Citizen of the United Kingdom.
Dr. John Patterson	Appointed as a Director 27 April 2005. Fellow of the Royal College of Physicians. Director of the British Pharma Group. Non-Executive Director of Cobham plc. Non-Executive Director of Amersham plc 2001-2004. President of the Association of the British Pharmaceutical Industry 2002-2004. Member of the Supervisory Board of the UK Medicines Control Agency 1990-1994. Executive Vice-President, Product Strategy & Licensing and Business Development, AstraZeneca PLC 1999-2004. Citizen of the United Kingdom.

2.4	Set out below are the name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each Director of AstraZeneca PLC. The term of appointment of each of the AstraZeneca PLC Directors expires in April 2007.

Louis Schweitzer	Non-Executive Chairman, appointed as a Director 11 March 2004. Non-Executive Chairman of Renault SA since April 2005. Chairman and Chief Executive Officer of Renault SA 1992-2005. President of the Management Board of Renault-Nissan BV 2002-2005. Chief Financial Officer and Executive Vice-President 1988-1992 and President and Chief Operating Officer 1990-1992, Renault SA. Non-Executive Director of BNP-Paribas, Electricité de France, Philips Electronics NV, Veolia Environnement, Volvo AB and L’Oréal. Citizen of France.
Dr. Hakan Mogren	Non-Executive Deputy Chairman, appointed as a Director 6 April 1999. Formerly Chief Executive Officer and a Director of Astra AB (appointed 18 May 1988). Vice-Chairman of Gambro AB. Member of the Board of Directors of Investor AB, Rémy Cointreau SA, Groupe Danone and Norsk Hydro ASA. Director of the Marianne and Marcus Wallenberg Foundation. Citizen of Sweden.
David R. Brennan	Executive Director and Chief Executive Officer, appointed as a Director 14 March 2005. Appointed Chief Executive Officer with effect from 1 January 2006. Member of the Executive Board of the Pharmaceutical Research and Manufacturers of America (PhRMA). Chairman of the Board of the Southeastern Chapter of the American Heart Association. General Manager of Chibret International, France (a subsidiary of Merck & Co., Inc.) 1990-1992. Vice-President of Marketing, Business Planning and Development, Astra Merck, Inc., and then Astra Pharmaceuticals LP 1992-1999. Senior Vice-President of Commercial Operations, AstraZeneca Pharmaceuticals LP 1999-2001. Executive Vice-President, North America, AstraZeneca PLC 2001-2005. Citizen of the United States.

Jonathan Symonds	Executive Director and Chief Financial Officer, appointed as a Director 1 October 1997. Also has overall responsibility for Information Services. Non-Executive Director of Diageo plc. Member of the UK Accounting Standards Board. Citizen of the United Kingdom.
Dr. John Patterson	Executive Director, Development, appointed as a Director 1 January 2005. Fellow of the Royal College of Physicians. Director of the British Pharma Group. Non-Executive Director of Cobham plc. Non-Executive Director of Amersham plc 2001-2004. President of the Association of the British Pharmaceutical Industry 2002-2004. Member of the Supervisory Board of the UK Medicines Control Agency 1990-1994. Executive Vice-President, Product Strategy & Licensing and Business Development, AstraZeneca PLC 1999-2004. Citizen of the United Kingdom.
Sir Peter Bonfield	Non-Executive Director, appointed as a Director 1 January 1995. Fellow of the Royal Academy of Engineering. Non-Executive Director of Telefonaktiebolaget LM Ericsson, Mentor Graphics Corporation, Taiwan Semiconductor Manufacturing Company, Ltd., Sony Corporation, Japan and Actis Capital LLP. Vice-President of The British Quality Foundation. Member of the Citigroup International Advisory Board. Member of the Sony Corporation Advisory Board. Non-Executive Director, Corporate Board of the Department for Constitutional Affairs. Citizen of the United Kingdom.
John Buchanan	Non-Executive Director, appointed as a Director 25 April 2002. Executive Director and Group Chief Financial Officer of BP p.l.c. 1996-2002. Member of the UK Accounting Standards Board 1997-2001. Senior Independent Director of BHP Billiton Plc. Non-Executive Director of Vodafone Group Plc. Deputy Chairman of Smith & Nephew plc. Citizen of the United Kingdom.
Jane Henney	Non-Executive Director, appointed as a Director 24 September 2001. Currently Senior Vice-President and Provost for Health Affairs, University of Cincinnati Medical Center, appointed April 2003. Prior appointments include: Deputy Director, US National Cancer Institute; Vice-Chancellor of Health, University of Kansas Medical Center; Deputy Commissioner for Operations, US Food and Drug Administration; and Commissioner of Food and Drugs, US Food and Drug Administration. Non-Executive Director of AmerisourceBergen Corporation and CIGNA Corporation. Other board appointments include The Commonwealth Fund, China Medical Board, OMERIS and BIO/START. Citizen of the United States.
Joe Jimenez	Non-Executive Director, appointed as a Director 1 July 2003. Executive Vice-President of H J Heinz Company and President and Chief Executive Officer of Heinz Europe 2002-2006. Corporate Vice-President then Senior Vice- President and President of Heinz North America 1998-2002. Non-Executive Director of Blue Nile, Inc. Citizen of the United States.
Marcus Wallenberg	Non-Executive Director, appointed as a Director 6 April 1999. Formerly a Director of Astra AB (appointed 18 May 1989). Stepped down from the Audit Committee on 31 December 2005. Chairman of Skandinaviska Enskilda Banken AB. Non-Executive Vice-Chairman of Saab AB and Telefonaktiebolaget LM Ericsson. Non-Executive Director of Electrolux AB, Stora Enso Oyj and the Knut and Alice Wallenberg Foundation. Citizen of Sweden.
Michele Hooper	Non-Executive Director, appointed as a Director 1 July 2003. President and Chief Executive Officer of Stadtlander Drug Company 1998-1999. Corporate Vice-President and President, International Businesses of Caremark International Inc. 1992-1998. Non-Executive Director of PPG Industries, Inc. Citizen of the United States.

Erna Möller	Non-Executive Director, appointed as a Director 6 April 1999. Formerly a Director of Astra AB (appointed 15 May 1995). Executive Director of the Knut and Alice Wallenberg Foundation. Professor of Clinical Immunology and Vice- Chairman of the Nobel Assembly, Karolinska Institutet. Member of the Royal Swedish Academy of Engineering Sciences and the Royal Swedish Academy of Science. Citizen of Sweden.
Prof. Dame Nancy Rothwell	Non-Executive Director, appointed as a Director 27 April 2006. Vice-President for Research at the University of Manchester. Fellow of the Royal Society. Trustee of Cancer Research UK; the Campaign for Medical Progress; and the Academy of Medical Sciences. Council Member of the Biotechnology and Biological Sciences Research Council. Former President of the British Neuroscience Association and Council Member of the Medical Research Council. Citizen of the United Kingdom.

2.5	None of AstraZeneca or AstraZeneca PLC or, to the best of their knowledge, any of the Directors listed herein, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

2.6	The CAT Directors and their respective functions are as follows:

Dr. Paul Nicholson	Non-Executive Chairman
Peter Chambré	Chief Executive Officer
John Aston	Chief Financial Officer
Diane Mellett	General Counsel
Dr. John Brown	Non-Executive Director
Prof. Christopher Marshall	Non-Executive Director
Dr. Peter Ringrose	Non-Executive Director
Ake Stavling	Non-Executive Director
Dr. John Stocker	Non-Executive Director

The registered office of CAT and the business address and telephone number of each of the CAT Directors are at Milstein Building, Granta Park, Cambridge, CB1 6GH and +44 1223 471 471.

Set out below are the names, present principal occupations, and material occupations, positions, offices or employment for the past five years of each CAT Director. During the last five years, neither CAT nor, to the best knowledge of CAT, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, each individual is a British citizen. The address for each such person is the address of CAT.

Dr. Paul Nicholson	Dr. Paul Nicholson was appointed to the CAT Board in 1999 and became Chairman in 2004. He is a qualified physician and has extensive experience of the pharmaceutical industry, most recently as Senior Vice-President of Worldwide Development at SmithKline Beecham. He retired from SmithKline Beecham at the end of 1998. He previously held senior positions at Monsanto, Hoechst and Sterling Winthrop. Dr. Nicholson serves as a Board Director for a number of bioscience companies including Xantos Biomedicine AG (functional biology and drug discovery), BioVex Inc. (vaccines for cancer and infectious disease), 7TM Pharma A/S (7TM receptor research) and he is a member of the Novartis Science Board.
Peter Chambré	Peter Chambré joined CAT as Chief Executive Officer in 2002. Previously, Mr. Chambré was Chief Operating Officer at Celera Genomics Group and prior to this, held the position of CEO at Bespak PLC, the drug delivery group. Mr. Chambré has considerable experience of senior management roles, both in the UK and the US, where he has developed these companies towards the biopharmaceutical marketplace. Mr. Chambré has also held positions at Bain & Company, the strategy consultancy and Unilever PLC.
John Aston	John Aston joined the Board as Finance Director in 1996, prior to the Company’s flotation on the London Stock Exchange in 1997. Previously, Mr. Aston was a Director of J Henry Schroder & Co Ltd, working in investment banking. Mr. Aston qualified as a chartered accountant with Price Waterhouse and also worked at the British Technology Group. He is a Non-Executive Director of Intercytex Group plc.
Dr. John Brown	Dr. John Brown joined the CAT Board in September 2005. He currently chairs the Governing Council of the Roslin Institute in Edinburgh, is Chairman of Scottish Biomedical and is a Non-Executive Director of a number of private and public biotech companies including Protherics plc, Vectura plc and Ardana plc. He sits on the Advisory Board of the Life Sciences ITI in Scotland and is a member of the DTI Technology Strategy Board. He is also Chairman of the BIA Scotland. Until 2003, he was Chief Executive of Acambis plc, a leading producer of vaccines to treat and prevent infectious disease, which he joined as Finance Director in 1995 and was appointed CEO in 1997. Dr. Brown is Chairman of CAT’s Remuneration Committee.
Prof. Christopher Marshall	Prof. Christopher Marshall joined the CAT Board as a Non-Executive Director in 2004. He is a specialist in cell signalling with extensive experience in cancer research. He is currently Director of the Cancer Research UK Center for Cell and Molecular Biology at the Institute of Cancer Research. He is Professor of Cell Biology at the University of London and serves on the editorial boards of seven publications and the Scientific Advisory Boards of Upstate Discovery (cell signalling reagents) and Domainex (target validation).
Diane Mellett	Diane Mellett joined CAT in 1997 and was appointed to the CAT Board in 2005. She was previously with US law firm, Sonnenschein. Ms. Mellett qualified as a Solicitor in London in 1986 before moving to Sonnenschein in Chicago and later returned to become a founder member of its UK office. She is a qualified US attorney admitted to the Illinois Bar.

Dr. Peter Ringrose	Dr. Peter Ringrose joined the CAT Board as a Non-Executive Director in 2003. Previously he was President of the Pharmaceutical Research Institute and Chief Scientist at Bristol-Myers Squibb, Princeton, USA, responsible for the discovery, pre-clinical and clinical development of new pharmaceutical products worldwide. Previously, Dr. Ringrose was responsible for worldwide discovery operations at Pfizer and was a Board Member of Pfizer UK. Prior to this, he held positions at Sandoz Research Institute and Roche. Dr. Ringrose has served, and continues to serve, on a number of scientific and advisory committees. In particular, he is Chair of the Biotechnology and Biological Sciences Research Council (BBSRC) and a Non-Executive Director of the Boards of Astex Therapeutics and Rigel Pharmaceuticals and a member of the life sciences advisory Board of Accenture. Dr. Ringrose is also Chair of CAT’s Scientific Advisory Board.
Ake Stavling	Ake Stavling joined the CAT Board as a Non-Executive Director in 2003. Mr. Stavling has extensive senior management experience, covering finance and the pharmaceutical industry, most recently leading business development activities, including corporate planning and strategic development at AstraZeneca PLC. Previously, Mr. Stavling was Chief Financial Officer of Astra AB and he has held senior financial positions at Ericsson and Atlas Copco. Mr. Stavling is Chairman of CAT’s Audit Committee. He is a Swedish citizen.
Dr. John Stocker	Dr. John Stocker was appointed to the CAT Board in 1995. He is Chairman of Sigma Pharmaceuticals Limited (manufacturer and distributor of pharmaceuticals), a Director of Telstra Corporation Ltd (telecommunications), Nufarm Ltd (agricultural chemicals) and Circadian Technologies Pty Ltd (funding pharmaceutical R&D) all of which are listed on the Australian Stock Exchange. He was formerly Chief Scientist of Australia, Chief Executive of CSIRO Australia and Director of Pharmaceutical Research at Hoffmann-La Roche and Co in Basel. In 1999, Dr. Stocker was recognised with the award of Honor, AO, as an Officer in the Order of Australia. He is an Australian citizen.

3	Market Quotations and Dividends
The following table shows the Closing Price for CAT Shares and CAT ADSs, as derived from the Daily Official List or, as the case may be, the last reported sale price of a CAT ADS reported on NASDAQ, respectively, on:

3.1	the first Business Day or US business day, respectively, of each of the six months immediately prior to the date of this document;

3.2	12 May 2006 (being the last Business Day (and the last US business day) prior to commencement of the Offer Period); and

3.3	19 May 2006 (being the latest practicable date prior to the publication of this document).

Date	CAT Shares	CAT ADSs

	(pence)	(US$)
19 May 2006	1,296.5	24.34
12 May 2006	791.0	14.84
02 May 2006	755.0	13.83
01 May 2006	—	13.39
03 Apr 2006	777.0	13.46
01 Mar 2006	801.0	14.93
01 Feb 2006	685.5	12.30
03 Jan 2006	702.0	12.49
02 Jan 2006	—	12.01
01 Dec 2005	685.0	11.75
01 Nov 2005	672.0	12.05
        CAT Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. CAT ADSs are listed and quoted on the NASDAQ. The following table sets out, for the periods indicated, the high and low closing prices for CAT Shares and CAT ADSs.

	CAT Shares		CAT ADSs

	Low	High	Low	High

	(pence)	(pence)	(US$)	(US$)
Calendar Year 2004
First Quarter	447.0	520.0	8.21	9.55
Second Quarter	457.5	571.0	8.55	10.46
Third Quarter	445.0	624.0	8.28	10.88
Fourth Quarter	563.8	740.0	10.46	14.38
Calendar Year 2005
First Quarter	650.0	775.0	12.07	14.85
Second Quarter	550.0	675.0	10.41	12.47
Third Quarter	639.0	770.0	11.45	14.32
Fourth Quarter	626.0	755.0	10.70	13.25
Calendar Year 2006
First Quarter	650.0	811.0	11.61	14.93
        As of 19 May 2006 (being the latest practicable date prior to the posting of this document), 53,195,485 CAT Shares were issued and outstanding, of which 3,278,771 were represented by CAT ADSs.
        CAT has not paid cash dividends on the CAT Shares (including shares underlying CAT ADRs).

4	Irrevocable undertakings
Each of the CAT Directors has delivered an undertaking letter (each an “Irrevocable Undertaking”) to AstraZeneca pursuant to which each of the CAT Directors has irrevocably undertaken to accept, or procure the acceptance of, the Offer in respect of all CAT Shares (including CAT Shares represented by CAT ADSs) (if any) in which he or she had a beneficial interest on the date of the Irrevocable Undertaking, and any CAT Shares (including CAT Shares represented by CAT ADSs) in which he or she might thereafter have a beneficial interest (including any such CAT Shares (including CAT Shares represented by CAT ADSs) acquired pursuant to the exercise of any option held pursuant to an CAT Share Scheme but excluding any CAT Shares (including CAT Shares represented by CAT ADSs) acquired under an employee share scheme approved by HM Revenue and Customs under Schedule 3 or 4 of the Income Tax (Earnings and Pensions) Act 2003 or the equivalent legislation as previously enacted). The Irrevocable Undertakings will remain binding in the event of a higher competing offer and will cease to be binding only if the Offer lapses or is withdrawn.

The following table shows the number of CAT Shares (including CAT Shares represented by CAT ADSs) in which each of the CAT Directors had a beneficial interest on the date of the Irrevocable Undertaking given by him or her, and in respect of which an Irrevocable Undertaking was given:

Name	Number

Dr. Paul Nicholson	11,962
Peter Chambré	9,529
John Aston	63,599
Diane Mellett	13,528
Dr. John Brown	278
Prof. Christopher Marshall	1,166
Dr. Peter Ringrose	4,101
Ake Stavling	3,281
Dr. John Stocker	83,125
TOTAL	190,569

5	Shareholdings and dealings
For the purposes of this Appendix V:

(i)	“acting in concert” with a party means any such person acting or deemed to be acting in concert with that party for the purposes of the Code and/or the Offer;

(ii)	“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

(iii)	“associate” of any company has the meaning ascribed in the City Code and includes (without limitation):

(1)	a company’s parent, subsidiaries and fellow subsidiaries and their associated companies and companies of which any such subsidiaries or associated companies are associated companies;

(2)	connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(3)	the directors of the company and the directors of any company covered in (1) above (together, in each case, with their close relatives and related trusts);

(4)	the pension funds of the company or a company covered in (1) above; and

(5)	an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (iii)) manages on a discretionary basis, in respect of the relevant investment accounts;

(6)	an employee benefit trust of the company or a company covered in (1) above; and

(7)	a company having a material trading arrangement with the company;

(iv)	“connected adviser” means:

(1)	in relation to a company:

(a)	an organisation which is advising that company in relation to the Offer; and

(b)	a corporate broker to that company;

(2)	in relation to a person who is acting in concert with AstraZeneca or CAT, an organisation which is advising that person either:

(a)	in relation to the Offer; or

(b)	in relation to the matter which is the reason for that person being a member of the relevant concert party; and

(3)	in relation to a person who is an associate of the company by virtue of paragraph (1) of the definition of associate above, an organisation which is advising that person in relation to the Offer. Such references do not include a corporate broker which is unable to act in connection with the Offer because of a conflict of interest;

(v)	references to a pension fund of CAT or of a related company of CAT do not include any such pension funds which are managed under an agreement or arrangement with an independent third party in the terms set out in Note 6 on the definition in the City Code of “acting in concert”;

(vi)	references to a pension fund of AstraZeneca or of a related company of AstraZeneca do not include any such pension funds which are managed under an agreement or arrangement with an independent third party in the terms set out in Note 6 on the definition in the City Code of “acting in concert”;

(vii)	“dealing” or “dealt” includes the following:

(1)	the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities;

(2)	the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities;

(3)	subscribing or agreeing to subscribe for securities;

(4)	the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(5)	the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

(6)	entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(7)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(viii)	“derivative” includes any financial product whose value, in whole or part, is determined directly or indirectly by reference to the price of an underlying security;

(ix)	“Disclosure Period” means the period commencing on 14 May 2005 (the date 12 months prior to the commencement of the Offer Period) and ending on 19 May 2006 (being the latest practicable date prior to the date of this document);

(x)	“relevant securities” includes: (1) CAT Shares (including CAT Shares represented by CAT ADSs) and any other securities of CAT conferring voting rights; (2) equity share capital of CAT or, as the context requires, AstraZeneca; and (3) any securities convertible into or rights to subscribe for the securities of CAT or, as the context requires, AstraZeneca, described in (1) and (2) above and securities convertible into, rights to subscribe for, options (including traded options) in respect of and derivatives referenced to any of the foregoing;

(xi)	ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associate company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings gives de facto control; and

(xii)	a person is treated as “interested” in securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person is treated as “interested” in securities if:

(1)	he owns them;

(2)	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(3)	by virtue of any agreement to purchase, option or derivative, he:

(a)	has the right or option to acquire them or call for their delivery; or

(b)	is under an obligation to take delivery of them,

whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(4)	he is party to any derivative:

(a)	whose value is determined by reference to their price, and which results, or may result, in his having a long position in them.
(a)          Dealings in CAT Shares and CAT ADSs

(i)	There were no dealings in CAT Shares (including CAT Shares represented by CAT ADSs) by AstraZeneca during the Disclosure Period.

(ii)	Dealings in CAT Shares (including CAT Shares represented by CAT ADSs) by Goldman Sachs International and their associates (other than exempt principal traders or exempt fund managers) during the Disclosure Period were as follows:

			Price pre CAT ADS (US$)
		Number of
Period	Transaction	CAT ADSs	Maximum	Minimum

1st Quarter (15/05/05 to 14/08/05)
Goldman, Sachs & Co.	Buy	—	—	—
Goldman, Sachs & Co.	Sell	85	12.32	12.32
2nd Quarter (15/08/05 to 14/11/05)
Goldman, Sachs & Co.	Buy	—	—	—
Goldman, Sachs & Co.	Sell	—	—	—
3rd Quarter (15/11/05 to 14/02/06)
Goldman, Sachs & Co.	Buy	3,050	12.95	11.75
Goldman, Sachs & Co.	Sell	3,000	12.20	11.90
4th Quarter — 1st Month (15/02/06 to 14/03/06)
Goldman, Sachs & Co.	Buy	3,670	14.79	13.16
Goldman, Sachs & Co.	Sell	5,395	14.59	13.40
4th Quarter — 2nd Month (15/03/06 to 14/04/06)
Goldman, Sachs & Co.	Buy	4,504	14.16	13.21
Goldman, Sachs & Co.	Sell	5,003	14.21	13.29
4th Quarter — 3rd Month (15/04/06 to 14/05/06)
Goldman, Sachs & Co.	Buy	650	13.86	13.37
Goldman, Sachs & Co.	Sell	200	13.81	13.53

(iii)	Dealings in CAT Shares (including CAT Shares represented by CAT ADSs) by Deutsche Bank and their associates (other than exempt principal traders or exempt fund managers) during the Disclosure Period were as follows:

			Price per CAT Share (p)
		Number of
Period	Transaction	CAT Shares	Maximum	Minimum

1st Quarter (15/05/05 to 14/08/05)
Deutsche Bank AG, London Branch	Buy	8,500	700.0	682.3
Deutsche Bank AG, London Branch	Sell	22,552	707.0	561.5
2nd Quarter (15/08/05 to 14/11/05)
Deutsche Bank AG, London Branch	Buy	103,200	769.2	663.6
Deutsche Bank AG, London Branch	Sell	47,458	764.0	667.7
3rd Quarter (15/11/05 to 14/02/06)
Deutsche Bank AG, London Branch	Buy	112,070	709.5	640.2
Deutsche Bank AG, London Branch	Sell	58,594	720.4	637.0
4th Quarter — 1st Month (15/02/06 to 14/03/06)
Deutsche Bank AG, London Branch	Buy	7,400	819.0	773.4
Deutsche Bank AG, London Branch	Sell	31,600	772.0	693.7
4th Quarter — 2nd Month (15/03/06 to 14/04/06)
Deutsche Bank AG, London Branch	Buy	5,909	809.5	768.4
Deutsche Bank AG, London Branch	Sell	—	—	—
4th Quarter — 3rd Month (15/04/06 to 14/05/06)
Deutsche Bank AG, London Branch	Buy	31,205	778.6	751.9
Deutsche Bank AG, London Branch	Sell	19,500	802.5	796.5
(b)          Interests in CAT Shares (including CAT Shares represented by CAT ADSs)

(i)	Excluding share options and conditional awards made under the CAT Share Schemes, as at the last day of the Disclosure Period, the interests of CAT Directors, their immediate families, related trusts and (so far as CAT Directors are aware) persons connected (within the meaning of section 346 of the Companies Act) with CAT Directors in relevant securities of CAT were as follows:

		Number of CAT Shares
Registered holder	Beneficial owner	held

Greenwood Nominees Limited	John Aston	73,042
Greenwood Nominees Limited	Dr. John Brown	278
Greenwood Nominees Limited	Peter Chambré[1]	26,373
Greenwood Nominees Limited	Prof. Christopher Marshall	1,166
Greenwood Nominees Limited	Diane Mellett	14,865
Paul Nicholson	Dr. Paul Nicholson	11,962
Greenwood Nominees Limited	Dr. Peter Ringrose	4,101
Greenwood Nominees Limited	Ake Stavling	3,281
Greenwood Nominees Limited	Dr. John Stocker	83,125

[1]	9,529 of these shares are held beneficially by Sarah Frances Elizabeth Chambré.

(ii)	As at the last day of the Disclosure Period, options over the following number of CAT Shares (including CAT Shares represented by CAT ADSs) had been granted to CAT Directors and remained outstanding:

			Number of
Director	Date of grant	Exercise price	CAT Shares	Normal exercise period

John Aston	22 November 2002	513p	672	21 November 2005
		(CSOP B)		21 November 2012
Peter Chambré	24 May 2002	1,083p	2,770	23 May 2005
		(CSOP A)		23 May 2012
Peter Chambré	23 May 2003	460p	146,956	22 May 2006
		(CSOP B)		22 May 2013
Peter Chambré	24 May 2002	1,083p	42,243	23 May 2005
		(CSOP B)		23 May 2012
Diane Mellett	19 December 1997	500p	8,000	18 December 2000
		(CSOP A)		18 December 2007
Diane Mellett	22 November 2002	513p	581	21 November 2005
		(CSOP B)		21 November 2012
Diane Mellett	03 December 1999	287p	43,058	02 December 2002
		(CSOP B)		02 December 2006

(iii)	As at the last day of the Disclosure Period, conditional awards over the following number of CAT Shares (including CAT Shares represented by CAT ADSs) had been made to CAT Directors under the CAT Executive Incentive Plan and remained outstanding:

Number of CAT Shares
Director	conditionally awarded

John Aston	28,329 (EIP Matching)[1]
John Aston	82,507 (EIP Restricted)
Peter Chambré	50,532 (EIP Matching)[2]
Peter Chambré	145,021 (EIP Restricted)
Diane Mellett	4,011 (EIP Matching)[3]
Diane Mellett	51,108 (EIP Restricted)

(iv)	As at the last day of the Disclosure Period, awards over the following number of CAT Shares (including CAT Shares represented by CAT ADSs) had been made to CAT Directors under the CAT Inland Revenue Approved Employee Share Ownership Plan and remained outstanding:

		Number of CAT
Registered holder	Beneficial owner	Shares held

Computershare Trustees Limited	John Aston	3,954
Computershare Trustees Limited	Peter Chambré	2,659
Computershare Trustees Limited	Diane Mellett	3,846

(v)	As at the last day of the Disclosure Period, the interests in relevant securities of CAT held by persons deemed to be associates of CAT were as follows:

•	the trustee of the CAT Inland Revenue Approved Employee Share Ownership Plan (the “SIP”) held (i) 460,823 CAT Shares which were beneficially owned by the participants in the SIP on the terms of the SIP and (ii) 1,023 CAT Shares which were unallocated under the SIP;

•	Morgan Stanley Securities Limited held a short position in 34,269 CAT Shares and Morgan Stanley Gestion SGIIC held 888 CAT Shares as fund manager on a discretionary basis; and

•	Morgan Stanley & Co. Incorporated held a long position in 660 CAT ADSs.

[1]	It is expected that the awards will only vest at 2/3 of this number on change of control of CAT.
[2]	It is expected that the awards will only vest at 2/3 of this number on change of control of CAT.
[3]	It is expected that the awards will only vest at 2/3 of this number on change of control of CAT.

(vi)	As at the last day of the Disclosure Period, AstraZeneca held 10,217,983 CAT Shares under the Subscription Agreement entered into on 21 November 2004.

(vii)	As at the last day of the Disclosure Period, Goldman, Sachs & Co. held 1,400 CAT Shares.

(viii)	As at the last day of the Disclosure Period, Goldman, Sachs & Co. held 200 CAT ADSs.

(ix)	As at the last day of the Disclosure Period, Deutsche Bank held 76,684 CAT Shares.

(c)          Interests in AstraZeneca Shares

As at the last day of the Disclosure Period, the interests, all of which are beneficial, of the CAT Directors and their immediate families, related trusts and connected persons (within the meaning of section 346 of the Companies Act) in the share capital of AstraZeneca PLC were as follows;

	Beneficial	Number of
Registered Holder	Owner	AstraZeneca Shares

Ake Stavling	Ake Stavling	7,132
Karin Stavling	Karin Stavling	403
Carol Brown	Carol Brown	134

(d)          General

(i)	Save as disclosed in this document, as at the last day of the Disclosure Period, none of CAT, the CAT Directors or any member of their immediate families, had an interest in or a right to subscribe for any relevant securities of AstraZeneca or AstraZeneca PLC or had any short position in relation to relevant securities of AstraZeneca or AstraZeneca PLC (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligations or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of AstraZeneca or AstraZeneca PLC during the Offer Period.

(ii)	Save as disclosed in this document, as at the last day of the Disclosure Period, neither AstraZeneca nor any of the AstraZeneca Directors or AstraZeneca PLC Directors, nor any member of their immediate families, nor any person acting in concert with AstraZeneca, nor any person with whom AstraZeneca or any person acting in concert with AstraZeneca has an arrangement, had an interest in or a right to subscribe for any relevant securities of CAT or had any short position in relation to relevant securities of CAT (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligations or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of CAT during the Disclosure Period.

(iii)	Neither Goldman Sachs International nor any of their associates (other than exempt principal traders or exempt fund managers) have dealt in CAT Shares (including CAT Shares represented by CAT ADSs) during the Offer Period.

(iv)	Neither Deutsche Bank nor any of their associates (other than exempt principal traders or exempt fund managers) have dealt in CAT Shares (including CAT Shares represented by CAT ADSs) during the Offer Period.

(v)	Save as disclosed in this paragraph 5, as at the last day of the Disclosure Period, none of the CAT Directors, nor any member of their immediate families, nor any connected adviser to any member of the CAT Group or any person controlling, controlled by, or under the same control as such connected adviser (other than any principal trader or exempt fund manager), nor any related company of CAT, nor any pension fund or employee benefit trust of any member of the CAT Group had an interest in or a right to subscribe for any relevant securities of CAT (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of CAT during the Offer Period.

(vi)	CAT has not redeemed or purchased any CAT Shares or any securities convertible into, rights to subscribe for or options in respect of, or derivatives referenced to, CAT Shares during the Disclosure Period.

(vii)	As at the last day of the Disclosure Period, neither CAT nor any person acting in concert with the CAT Directors had borrowed or lent any relevant securities in CAT.

(viii)	As at the last day of the Disclosure Period, neither AstraZeneca nor any person acting in concert with AstraZeneca had borrowed or lent any relevant securities in CAT.

(ix)	As at the last day of the Disclosure Period, neither CAT nor any associate of CAT nor any person acting in concert with CAT had any arrangement of the kind referred to in Note 6 to Rule 8 of the City Code with any person.

(x)	As at the last day of the Disclosure Period, neither AstraZeneca nor any person acting in concert with AstraZeneca had any arrangement of the kind referred to in Note 6 to Rule 8 of the City Code with any person.

(xi)	During the two-year period ending on the last day of the Disclosure Period there have been exercises of options for CAT Shares by two of the CAT Directors constituting transactions in excess of $60,000, in aggregate, as follows:

		Exercise price	Number of	Total cost
Director	Date of exercise	per share	shares issued	of exercise

John Aston	13 December 2004	£5.00	9,000	£45,000
John Aston	4 March 2005	£2.42	9,964	£24,112.88
John Aston	4 March 2005	£2.87	25,000	£71,750
John Aston	19 December 2005	£2.87	30,019	£86,154.53
Diane Mellett	13 December 2004	£5.00	18,000	£90,000
Diane Mellett	25 November 2005	£2.42	7,597	£18,384.74

6	Service Contracts of the CAT Directors
The following CAT Directors (referred to together as the “Executive Directors”) have service contracts with CAT, particulars of which are set out below:

	Annual
Director	Salary	Notice period	Date of contract

Peter Chambré	£362,076	12 months by either the Company or the director at any time	22 February 2002
John Aston	£177,500	12 months by either the Company or the director at any time	1 October 2001
Diane Mellett	£163,000	12 months by either the Company or the director at any time	1 October 2001
Upon serving or receiving notice of termination, CAT has the right, at its discretion, to pay basic salary (plus any benefits, as described in the paragraph below, enjoyed by the Executive Director at that time) in lieu of notice. There are no other provisions for compensation payable upon early termination of the service contracts. Other than as specified in the paragraph below, there are no commission of profit-sharing arrangements.
The Executive Directors are each entitled to receive, whether under their service contracts or otherwise, the following non-pensionable benefits:

(i)	life insurance on the terms of CAT’s personal accident scheme and disability cover on the terms of CAT’s income protection scheme;

(ii)	contributions to CAT Group’s personal pension scheme equal to 10 per cent. of their respective annual salaries (with the exception of Peter Chambré for whom there is a 10 per cent. of basic salary contribution to a pension allowance payable via payroll);

(iii)	private medical insurance cover for the benefit of the Executive Director under CAT Group’s private medical insurance scheme;

(iv)	all of the rental and call charges of a home fax machine and the costs of installing an additional home telephone line (if considered necessary); and

(v)	membership fees for professional societies and subscriptions as agreed with CAT.
The Executive Directors are eligible for performance-related remuneration, based on the attainment of specific performance criteria which are established annually at the commencement of the financial year. Performance-related remuneration is payable to a maximum of 55 per cent. of basic salary, with the exception of Peter Chambré who is entitled to a maximum bonus payment of 60 per cent. of his basic salary. All performance-related remuneration must first be approved by CAT’s Remuneration Committee. There have been no amendments to the Executive Directors’ service contracts during the six months prior to the date of this document.

7	Material Contracts

7.1	CAT material contracts
The following are the only material contracts which have been entered into by any member of the CAT Group otherwise than in the ordinary course of business since 14 May 2004 (the date two years prior to the commencement of the Offer Period):

(a)	the Subscription Agreement;

(b)	the Break Fee Agreement;

(c)	the Exclusivity Agreement;

(d)	the Co-operation Agreement;

(e)	a settlement and amendment agreement between (i) Cambridge Antibody Technology Limited (ii) CAT (iii) Abbott Biotechnology Ltd. (iv) Abbott GmbH & Co. KG and (v) Abbott Laboratories (for the purposes of this paragraph 7 collectively referred to with Abbott Biotechnology Ltd. and Abbott GmbH & Co. KG as “Abbott”) dated 25 October 2005 (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, Abbott agreed to pay CAT:

(i)	the sum of US$255 million, which CAT paid to its licensors, the Medical Research Council (the “MRC”), Scripps Institute and Stratagene, in lieu of their entitlement to royalties arising on sales of HUMIRA from 1 January 2005 onwards;

(ii)	five annual payments of US$9.375 million commencing in January 2006, contingent on the continued sale of HUMIRA. US$2 million from each of these payments is payable to CAT’s licensors;

(iii)	a reduced royalty of 2.688 per cent. on sales of HUMIRA from 1 January 2005. These royalties will be retained by CAT. CAT will also retain royalties received from Abbott in respect of sales of HUMIRA up to 31 December 2004, net of approximately £7.6 million which was paid to its licensors. CAT agreed to refund to Abbott approximately £9.2 million for royalties paid from 1 January 2005 through 30 June 2005;

(iv)	a reduced royalty of 4.75 per cent. on any future sales of ABT-874, from which CAT will pay a portion to the MRC and other licensors (according to CAT’s 1997 agreement with the MRC); and

(f)	a subscription agreement between (i) CAT and (ii) Genecor International, Inc. (“Genencor”) dated 30 October 2005 (the “Genencor Subscription Agreement”) pursuant to which Genencor agreed to subscribe for, and CAT agreed to allot, to Genencor, CAT Shares having an aggregate market value of up to US$14 million. The Genencor Subscription Agreement was entered into in connection with an asset purchase agreement, between the same parties and entered into at the same time, pursuant to which CAT acquired product candidates GCR-3888 and GCR-8015 from Genencor.

7.2	AstraZeneca material contracts
There are no material contracts entered into by AstraZeneca otherwise than in the ordinary course of business since 14 May 2004 (the date two years prior to the commencement of the Offer Period).

8	Financing of the Offer
AstraZeneca will fund the Offer entirely out of current cash resources. Goldman Sachs International, financial adviser to AstraZeneca, is satisfied that the necessary financial resources are available to satisfy the cash consideration payable to holders of CAT Securities under the Offer.

9	Employees

9.1	AstraZeneca has given assurances to the CAT Board that, following the closing of the Offer, the existing employment rights, including pension rights, of all employees of the CAT Group will be fully safeguarded.

9.2	In the Announcement AstraZeneca made the following statement in respect of “Management and Employees of CAT”:

“Part of the rationale for the offer is the value that AstraZeneca places on the skills, expertise and experience of existing management and employees of CAT. In recognition of this, AstraZeneca will procure that the employees of CAT at the time the offer closes will, provided they remain in CAT’s employment on the first anniversary of closing and have not resigned or been dismissed by reason of serious misconduct before that date, receive a special retention payment.”

Under Note 4 to Rule 16 of the Code it states that:

“Where the offeror wishes to arrange other incentivisation for management to ensure their continued involvement in the business, the Panel will require, as a condition of its consent, that the independent adviser to the offeree company publicly states that in its opinion the arrangements are fair and reasonable.”

To the extent that the proposal to make special retention payments to all CAT employees by AstraZeneca (described above) constitutes“other incentivisation for management to ensure their continued involvement in the business”, Morgan Stanley is of the opinion that the arrangements are fair and reasonable to the non-employee shareholders of CAT.

10	Bases and Sources

10.1	The value placed by the Offer on the existing issued share capital of CAT is based on 53,195,485 CAT Shares in issue on 12 May 2006, being the last dealing day prior to the date of the Announcement.

10.2	The closing mid-market share prices on 12 May 2006 are taken from the Daily Official List and the closing mid-market ADS quotations are taken from Bloomberg.

10.3	The average closing price per CAT Share during the twelve months up to and including 12 May 2006 and the high and low closing prices per CAT Share for each quarter since 2004 are derived from the Daily Official List, and the average closing price per CAT ADS during the twelve months up to and including 12 May 2006 and the high and low closing prices per CAT ADS for each quarter since 2004 are taken from Bloomberg.

10.4	The financial information relating to CAT has been extracted from the relevant audited consolidated financial statements of CAT for the financial years ended 30 September 2003, 2004 and 2005 which have been prepared in accordance with Generally Accepted Accounting Principles in the United Kingdom and from the interim statements for the 6 months ended 31 March 2006, which have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union.

10.5	The financial information relating to AstraZeneca PLC is extracted from the audited consolidated financial statements of AstraZeneca PLC for the financial year ended 31 December 2005 and the unaudited interim financial statements of AstraZeneca PLC for the 3 months ended 31 March 2006, which have been prepared in accordance with IFRS.

10.6	The financial information relating to AstraZeneca is extracted from the audited financial statements of AstraZeneca for the financial years ended 31 December 2003 and 2004, which have been prepared in accordance with Generally Accepted Accounting Principles in the United Kingdom.

10.7	Unless otherwise noted herein, an exchange rate of £1 : $1.8911, the daily noon buying rate for pounds sterling in New York certified by the New York Federal Reserve Bank for customs purposes on 12 May 2006, the last business day prior to the Announcement, has been used throughout this document.

11	Other Information

11.1	Goldman Sachs International has given and not withdrawn its written consent to the issue of this document with the inclusion therein of the references to its name in the form and context in which it appears.

11.2	Deutsche Bank has given and not withdrawn its written consent to the issue of this document with the inclusion therein of the references to its name in the form and context in which it appears.

11.3	Morgan Stanley has given and not withdrawn its written consent to the issue of this document with the inclusion of its letter and of the references to its name in the form and context in which it appears therein.

11.4	There is no agreement, arrangement or understanding whereby the beneficial ownership of any CAT Shares to be acquired by AstraZeneca will be transferred to any other person, save that AstraZeneca reserves the right to transfer any such shares to any other member of the AstraZeneca Group.

11.5	Save as otherwise disclosed in this document, no agreement, arrangement or understanding (including compensation arrangement) exists between AstraZeneca or any person acting in concert with AstraZeneca for the purposes of the Offer and any of the Directors, recent directors, Shareholders or recent shareholders of CAT having any connection with or dependence upon the Offer.

11.6	Save as disclosed in this document, the CAT Directors are not aware of any material change in the financial or trading position of CAT since 30 September 2005, the date as at which the latest audited accounts for CAT were published.

11.7	Goldman Sachs International is acting as the financial adviser to AstraZeneca in connection with the Offer and Goldman, Sachs & Co. is acting as the dealer manager of the Offer in the United States, for which they will receive between US$2.5 million and US$5.0 million in fees, together with reimbursement of reasonable expenses. In addition, AstraZeneca has agreed to indemnify Goldman Sachs International and Goldman, Sachs & Co. against, amongst other things, certain claims, losses and expenses suffered or incurred by Goldman Sachs International and Goldman, Sachs & Co. arising from their respective engagements.

AstraZeneca has retained Lloyds TSB Registrars as the receiving agent and The Bank of New York as the Tender Agent. Neither Lloyds TSB Registrars nor the Tender Agent have been retained to make solicitations or recommendations. They will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection herewith.

In addition, AstraZeneca has retained Georgeson Shareholder Communications Ltd. to act as the information agent in connection with the Offer. Georgeson Shareholder Communications Ltd. will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection herewith.

AstraZeneca will not pay any fees or commissions to any broker or dealer or other person (except as set out above) in connection with the solicitations of tenders of CAT Securities pursuant to the Offer.

11.8	AstraZeneca is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute of any state of the United States. If AstraZeneca becomes aware of any valid US state statute prohibiting the making of the Offer, AstraZeneca will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, AstraZeneca cannot comply with any such state statute, the Offer will not be made (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AstraZeneca by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

11.9	Except, as described in this document, none of AstraZeneca or, to the best of its knowledge, any of the persons listed in paragraphs 2.1 or 2.2 of this Appendix or any associate or majority-owned subsidiary of AstraZeneca or any of the persons so listed, beneficially own any equity security of CAT, and none of AstraZeneca or, to the best of its knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of CAT during the past 60 days.

11.10	Except as described in this document, (a) there have not been any contacts, transactions or negotiations between AstraZeneca, any of its respective subsidiaries or, to the best knowledge of AstraZeneca any of the persons listed in paragraphs 2.1 or 2.2 of this Appendix, on the one hand, and CAT or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of AstraZeneca or, to the best of its knowledge, any of the persons listed in paragraphs 2.1 or 2.2 of this Appendix has any contract, arrangement, understanding or relationship with any person with respect to any securities of CAT.

11.11	Except as described in this document, to the best of CAT’s knowledge, none of the persons listed in paragraph 2.6 of this Appendix or any associate or majority-owned subsidiary of CAT or any of the persons so listed, beneficially owns any equity security of CAT, and none of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of CAT during the past 60 days.

11.12	Except as described in this document, (a) there have not been any contacts, transactions or negotiations between CAT or any of its subsidiaries on the one hand, and any CAT directors, officers or affiliates on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC, and (b) none of CAT or, to the best of its knowledge, any of the persons listed in paragraph 2.6 of this Appendix has any contract, arrangement, understanding or relationship with any person with respect to any securities of CAT.

11.13	CAT’s book value per share on an undiluted basis as of 31 March 2006 was 341 pence.

11.14	AstraZeneca, the AstraZeneca logotype and the AstraZeneca symbol are all trademarks of the AstraZeneca Group.

12	Documents available for inspection
Copies of the following documents will be available for inspection at the offices of Linklaters, One Silk Street, London, EC2Y 8HQ during usual business hours on any Business Day while the Offer remains open for acceptance:

12.1	the memorandum and articles of association of AstraZeneca;

12.2	the memorandum and articles of association of CAT;

12.3	the audited consolidated financial statements of AstraZeneca PLC for the two financial years ended 31 December 2004 and 31 December 2005;

12.4	the audited financial statements of AstraZeneca for the three financial years ended 31 December 2002, 31 December 2003 and 31 December 2004

12.5	the audited consolidated financial statements of the CAT Group for the two financial years ended 30 September 2004 and 30 September 2005;

12.6	the service agreements of the CAT Directors referred to in paragraph 6 above;

12.7	the material contracts of CAT referred to in paragraph 7.1 above;

12.8	the letter of valuation of the Loan Notes by Goldman Sachs International dated 22 May 2006;

12.9	the Letter of Transmittal in relation to CAT ADSs referred to in paragraph 17 of the letter from AstraZeneca;

12.10	the written consents referred to in paragraph 11 above;

12.11	copies of the irrevocable undertakings to accept the Offer given by the CAT Directors and referred to in the letter from AstraZeneca;

12.12	the Break Fee Agreement referred to in paragraph 10 of the letter from CAT and paragraph 14 of the letter from AstraZeneca above;

12.13	the Co-operation Agreement referred to in paragraph 2 of Part III of this document;

12.14	the Exclusivity Agreement referred to in paragraph 2 of Part III of this document;

12.15	the form of the Loan Note Instrument referred to in Appendix II of this document;

12.16	the opinion of Morgan Stanley;

12.17	a full list of all dealings in CAT Securities by Goldman Sachs International during the Disclosure Period;

12.18	a full list of all dealings in CAT Securities by Deutsche Bank during the Disclosure Period; and

12.19	this document and the Form of Acceptance.
Additionally, AstraZeneca has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, CAT has filed, or will shortly file, a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, setting out its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Free copies of these documents are available on the SEC’s website at http://www.sec.gov. The Offer Document will also be available on AstraZeneca PLC’s website at http://www.astrazeneca.com.

13	Expenses
In addition to the fees payable to Goldman Sachs International and Goldman, Sachs & Co described in paragraph 11.7 of this Appendix, in connection with the Offer, AstraZeneca has incurred, or expects to incur, the following estimated expenses:

SEC filing fee:	£7,000
Printing:	£11,000
Legal:	£900,000
Tender Agent:	£106,000
Information Agent	£50,000
Other:	£131,000

Total	£1,205,000

CAT has not paid and will not be responsible for paying any of the expenses noted above.

14	Regulatory Approvals
Except as set out in the terms and conditions of the Offer, no regulatory approvals are necessary to complete the offer.

APPENDIX VI
Definitions

Abbott	Abbott Laboratories, its subsidiaries, subsidiary undertakings and associated undertakings

Acceptance Condition	the Condition as to acceptances set out in paragraph 1 of Part A of Appendix I to this document

Acceptance Forms	the Form of Acceptance and, in relation to holders of CAT ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery, accompanying this document pursuant to the Offer

Agent’s Message	a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in CAT ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that AstraZeneca may enforce such agreement against the participant

Alternative TTE instruction	a TTE instruction in relation to CAT Shares in uncertificated form meeting the requirements set out in paragraph 17.2 of the letter from AstraZeneca contained in Part II of this document

Announcement	the press release announcing AstraZeneca’s firm intention to make the offer for CAT dated 15 May 2006

AstraZeneca	AstraZeneca UK Limited, a private company organised under the laws of England and Wales

AstraZeneca Board	the board of directors of AstraZeneca

AstraZeneca Directors	the directors of AstraZeneca whose names are set out in paragraph 2.1 of Appendix V of this document or, where the context so requires, the directors of AstraZeneca from time to time

AstraZeneca Group	AstraZeneca PLC, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which AstraZeneca PLC and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or equivalent

AstraZeneca PLC	AstraZeneca PLC, a public limited company organised under the laws of England and Wales

AstraZeneca PLC Board	the board of directors of AstraZeneca PLC

AstraZeneca PLC Directors	the directors of AstraZeneca PLC whose names are set out in paragraph 2.2 of Appendix V of this document, or where the context so requires the directors of AstraZeneca PLC from time to time

AstraZeneca Shares	ordinary shares of US$0.25 pence in the share capital of AstraZeneca PLC

Australia	the Commonwealth of Australia, its territories and possessions

Book-Entry Confirmation	the confirmation of a book-entry transfer of CAT ADSs into the Depositary’s account at a Book-Entry Transfer Facility

Book-Entry Transfer Facility	each of the Depository Trust Company and any other book-entry transfer facility

Break Fee Agreement	has the meaning given to it in paragraph 10 of Part I of this document

Business Day	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business (other than solely for trading and settlement in Euros) in the City of London

Canada	Canada, its provinces and territories and all areas subject to its jurisdiction

CAT or the Company	Cambridge Antibody Technology Group plc

CAT ADRs	American Depositary Receipts issued by CAT under the Deposit Agreement representing the right to CAT ADSs

CAT ADSs	American Depositary Shares, each representing one CAT Share, evidenced by CAT ADRs

CAT Board	the board of directors of CAT

CAT Directors	the directors of CAT whose names are set out in paragraph 2.6 of Appendix V of this document or, where the context so requires, the directors of CAT from time to time

CAT Group	CAT, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which CAT and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent

CAT Securities	CAT Shares and CAT ADSs

CAT Share Schemes	the CAT Executive Incentive Plan, the CAT Company Share Option Plan and the CAT Inland Revenue Approved Employee Share Ownership Plan

CAT Shareholders	holders of CAT Shares from time to time

CAT Shares	ordinary shares of £0.10 each in CAT

certificated or in certificated form	a CAT Share which is not in uncertificated form (that is, not in CREST)

City Code	the City Code on Takeovers and Mergers

Closing Price	the closing middle market price of a CAT Share on a particular trading day as derived from the Daily Official List

Companies Act	the Companies Act 1985 (as amended)

Conditions	the conditions of the Offer set out in Part A of Appendix I to this document, and “Condition” means any one of them

Co-operation Agreement	has the meaning given to it in paragraph 2 of Part III to this document

CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

CREST member	a person who has been admitted by CRESTCo as a system-member (as defined in the Regulations)

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor

CREST sponsored member	a CREST member admitted to CREST as a sponsored member

CRESTCo	CRESTCo Limited

Daily Official List	the Daily Official List published by the London Stock Exchange

Deposit Agreement	the deposit agreement, dated as of 7 June 2001, by and among CAT, the Depositary and all owners and holders of CAT ADRs issued thereunder

Depositary	The Bank of New York, as depositary, under the Deposit Agreement

Deutsche Bank	Deutsche Bank AG, a company incorporated under the laws of Germany, acting through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB

Disclosure Period	the period commencing 14 May 2005 (being the date 12 months prior to the commencement of the Offer Period) and ending on 19 May 2006 being the latest practicable date prior to the publication of this document

DTC	The Depositary Trust Company

Electronic Acceptance	the inputting and setting of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer (including, where relevant, an election for the Loan Note Alternative) on the terms set out in this document

Eligible Institution	a financial institution which is a participant in the Securities Transfer Association Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program

Escrow Agent	Lloyds TSB Registrars, in its capacity as escrow agent for the purpose of the Offer

Exchange Act	the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

Exclusivity Agreement	has the meaning given to it in paragraph 2 of Part III of this document

Form of Acceptance	in relation to CAT Shares, the form of acceptance, authority and election relating to the Offer which is being sent with the Offer Document for use by CAT Shareholders wishing to accept the Offer

Further Terms	the further terms of the Offer set out in Part B of Appendix I to this document

Georgeson Shareholder Communications Ltd.	Georgeson Shareholder Communications Ltd. of Vintners’ Place, 68 Upper Thames Street, London, as information agent to the offer

Goldman Sachs International	Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB

Helpline	the telephone helpline run by Lloyds TSB Registrars (0870 609 2158 from the United Kingdom and +44 1903 276 342 from other countries) and Georgeson Shareholder Communications Ltd. (from the United States 1-212-440-9800, if you are a bank or a broker, or 1-866-767-8962 otherwise)

IFRS	International Financial Reporting Standards as adopted by the European Union

Initial Offer Period	the period during which the Offer remains conditional, which commences on the date of this document and expires on the earlier of the Offer lapsing or becoming or being declared unconditional in accordance with its terms

Interim Regulations	The Takeovers Directive (Interim Implementation) Regulations 2006

Japan	Japan, its cities and prefectures, territories and possessions

Letter of Transmittal	in relation to CAT ADSs, the letter of transmittal relating to the Offer which is being sent with the Offer Document for use by holders of CAT ADSs wishing to accept the Offer

Listing Rules	the listing rules of the UKLA, made under Part VI of the Financial Services and Markets Act 2000

Lloyds TSB Registrars	Lloyds TSB Registrars of The Causeway, Worthing, West Sussex, BN99 6DA, receiving agents to the Offer

Loan Note Alternative	the right of CAT Shareholders (other than certain Overseas Shareholders) who validly elect to receive Loan Notes instead of all or part of the cash to which they would otherwise have been entitled under the Offer

Loan Note Instrument	the loan note instrument constituting the Loan Notes, the terms of which are summarised in Appendix II to this document (and any instruments supplemental thereto)

Loan Note Restricted Jurisdiction	any of the United States, Australia, Canada or Japan or any jurisdiction where extension or acceptance of the Loan Note Alternative would violate the law of that jurisdiction

Loan Notes	the unsecured loan notes which may be issued by AstraZeneca pursuant to the Loan Note Alternative, having the rights and being subject to the restrictions to be set out in the Loan Note Instrument

London Stock Exchange	London Stock Exchange plc

member account ID	the identification code or number attached to any member account in CREST

Morgan Stanley	Morgan Stanley & Co. Limited in its capacity as financial adviser to CAT and / or, as the context requires, Morgan Stanley & Co. International Limited in its capacity as joint corporate broker to CAT, each of 25 Cabot Square, Canary Wharf, London E14 4QA

NASDAQ	The National Association of Securities Dealers Automated Quotations system

New York Stock Exchange or NYSE	New York Stock Exchange, Inc.

Noteholder	a holder of Loan Notes

Notice of Guaranteed Delivery	the notice of guaranteed delivery relating to the Offer for use by holders of CAT ADSs

Offer	the recommended cash offer, made by AstraZeneca, for all the issued and to be issued CAT Shares (including those represented by CAT ADRs by means of acquisition of the ADSs representing such CAT Shares) on the terms and subject to the conditions set out in the Offer Document and the Form of Acceptance and including, where the context permits, any subsequent revision, variation, extension or renewal of such Offer

Offer Document	this document

Offer Period	the period beginning on and including 14 May 2006 and ending on the latest of (i) 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006, (ii) the time and date on which the Offer becomes or is declared unconditional and (iii) the time and date on which the Offer lapses or is withdrawn

Official List	the Official List maintained by the UK Listing Authority

OFT	the UK Office of Fair Trading

OFT Condition	the Condition set out in paragraph 2 of Part A of Appendix I to this document

Overseas Shareholders	CAT Shareholders who are resident in or nationals or citizens of jurisdictions outside the United Kingdom or United States or who are nominees of, or custodians or trustees for, citizens or nationals of other countries

Panel	the Panel on Takeovers and Mergers

Participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

pounds sterling or £	UK pounds sterling (and references to “pence” or “p” shall be construed accordingly)

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules of the UKLA

Restricted Jurisdiction	any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction

SEC	the United States Securities and Exchange Commission

Securities Act	the United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder

Subsequent Offer Period	the period commencing immediately after the end of the Initial Offer Period during which the Offer will remain open for acceptance

subsidiary undertaking, associated undertaking and undertaking	have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of schedule 4A to the Companies Act)

Subscription Agreement	has the meaning given to it in paragraph 2 of Part III of this document

Tender Agent	The Bank of New York, as agent under the Tender Agency Agreement between The Bank of New York and AstraZeneca

TFE Instruction	a Transfer from Escrow instruction (as defined by the CREST Manual issued by CrestCo)

TTE instruction	a Transfer to Escrow instruction (as defined by the CREST Manual issued by CRESTCo)

UKLA	the UK Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

uncertificated or in uncertificated form	a CAT Share which is for the time being recorded on the register or members of CAT as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

US dollar or US$ or $	the lawful currency of the United States

US Holder	a holder of CAT Securities that is (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organised in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to US federal income taxation regardless of its source or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more US persons have the authority to control all substantial decisions of the trust; if a partnership holds CAT Securities, the US tax-treatment of a partner will generally depend upon the status of partners and upon the activities of the partnership

US person	a US person as defined in Regulation S under the Securities Act